   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997.

                                                      REGISTRATION NO. 333-34439
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 3 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           PRECISION AUTO CARE, INC.
             (Exact name of registrant as specified in its charter)

                VIRGINIA                                    7539                                   54-1847851
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                             748 MILLER DRIVE, S.E.
                            LEESBURG, VIRGINIA 20175
                                 (703) 777-9095
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 PETER KENDRICK
                             748 MILLER DRIVE, S.E.
                            LEESBURG, VIRGINIA 20175
                                 (703) 777-9095
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

          JOHN B. FRISCH, ESQUIRE                       JOEL J. HUGHEY, ESQUIRE
            MILES & STOCKBRIDGE,                           ALSTON & BIRD LLP
         A PROFESSIONAL CORPORATION                     1201 W. PEACHTREE STREET
              10 LIGHT STREET                         ATLANTA, GEORGIA 30309-3424
         BALTIMORE, MARYLAND 21202                           (404) 881-7490
               (410) 385-3507

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [ ]
     If delivery of the prospectuses is expected to be made pursuant to Rule 434, check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED MAXIMUM
                                                                    AGGREGATE OFFERING                  AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                  PRICE(1)                  REGISTRATION FEE(2)
Common Stock, par value $.01 per share......................           $26,879,600                       $12.00


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933.
(2) Represents the difference between the total registration fee and the amount already paid.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(A redherring appears on the left hand side of this page, rotated 90 degrees. Text follows.)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                 SUBJECT TO COMPLETION DATED NOVEMBER 3, 1997.

PROSPECTUS


                                2,443,600 SHARES


                    (Precision Auto Care logo appears here)

                                  COMMON STOCK
                            ------------------------


     Of the 2,443,600 shares of Common Stock being offered hereby, 2,300,000 shares of Common Stock are being offered by Precision Auto Care, Inc. ("Precision Auto Care" or the "Company") and 143,600 shares of Common Stock are being offered by certain selling shareholders (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Shareholders. Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. The initial public offering price of the Common Stock is estimated to be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Company's shares of Common Stock will be included for quotation on the Nasdaq National Market under the symbol "PACI" following the consummation of the Offering.


     The shares being offered by the Selling Shareholders will be acquired by the Selling Shareholders from the Company upon the consummation of the Combination (as defined herein). Certain Selling Shareholders may be deemed to be statutory underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profits realized on the sale of such shares received by such Selling Stockholders may be deemed to be underwriting commissions or discounts within the meaning of the Securities Act. Approximately $18.5 million of the net proceeds the Company will realize from the Offering will be used to discharge certain indebtedness, a portion of which is guaranteed by directors and executive officers of the Company.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  UNDERWRITING DISCOUNTS                              PROCEEDS TO SELLING
                             PRICE TO PUBLIC        AND COMMISSIONS(1)     PROCEEDS TO COMPANY(2)        SHAREHOLDERS
Per Share..............             $                        $                        $                        $
Total(3)...............             $                        $                        $                        $

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated to be $       payable by the Company.


(3) The Company has granted the Underwriters a 30-day option from the date of this Prospectus to purchase up to 366,540 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the
    Company will be $       , $       , $       , respectively. See
    "Underwriting."


                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the Underwriters' right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common
Stock offered hereby will be made on or about               , 1997.
                            ------------------------

A.G. EDWARDS & SONS, INC.                                    FERRIS, BAKER WATTS
                                                        Incorporated

              THE DATE OF THIS PROSPECTUS IS               , 1997

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent certified public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Simultaneously with, and as a condition to, the closing of the Offering, the Company will acquire, in a series of separate merger and exchange offer transactions, businesses engaged in (i) franchising and operating automobile repair and maintenance service centers ("Precision Tune Auto Care"), (ii) operating self-service and automated car wash centers ("Precision Auto Wash"), and (iii) franchising and operating fast oil change and lubrication service centers ("Precision Lube Express"), in exchange for shares of Common Stock (the "Combination"). Unless the context otherwise requires, all references herein to the "Company" or "Precision Auto Care" shall mean Precision Auto Care, Inc., a Virginia corporation, and the Constituent Companies (as defined herein), taken as a whole, and assume that the Combination has been consummated. See "The Combination." Unless otherwise indicated, the information in this Prospectus does not give effect to the Underwriters' over-allotment option. References to system wide retail sales for Precision Tune Auto Care and Precision Lube Express and information derived therefrom have been based upon information obtained from the Company's franchisees.

                                  THE COMPANY

     Precision Auto Care is an international provider of automotive maintenance services which are offered principally as franchise operations and will be marketed under the "Precision" brand. The Company's operations include: (i) Precision Tune Auto Care, an international franchisor of automotive service centers; (ii) Precision Auto Wash, an operator and franchisor of self-service and touchless automatic car wash centers; and (iii) Precision Lube Express, an operator and franchisor of modular fast oil change and lube centers. The Company's management team has developed a strategic plan to capitalize on the market opportunities currently presented to the Company. These opportunities include leveraging Precision Tune Auto Care's existing brand name recognition and current market position into a broader "Precision" brand which symbolizes a high-quality, convenient and high-value auto services provider. Other opportunities involve the cross-selling of each service offering to existing and potential franchisees in order to provide multiple services and one-stop shopping to its customers and consolidating the automotive maintenance service industry through strategic acquisitions. Prior to the consummation of the Offering and the Combination the Company has not conducted any operations, and none of the Constituent Companies have operated under the Precision Auto Wash or Precision Lube Express names.

     Precision Tune Auto Care is a leading franchisor of automotive service centers with 556 centers owned and operated by franchisees as of June 30, 1997. Total system wide retail sales were approximately $207 million for the fiscal year ended June 30, 1997. Precision Auto Wash operates 34 company-owned touchless automatic and self-service car wash centers and has developed a proprietary marketing and operating system which provides computerized central control of its car wash system. Precision Lube Express owns and franchises express automobile oil and lubrication centers predicated upon a modular, above-ground building configuration designed to minimize the up-front cost of construction and provide flexibility in site selection and relocation. As of June 30, 1997, there were 21 fast oil change and lubrication centers in operation. In support of its franchisees and retail services, the Company manufactures and sells car wash equipment, modular fast oil change and lube buildings and car wash chemicals. The Company also distributes automotive parts, equipment and supplies. After giving effect to the Offering and the acquisition of Worldwide Drying Systems, Inc. described herein, pro forma revenue, operating income and net income were $43.1 million, $4.6 million and $2.0 million for the year ended June 30, 1997, respectively.

     The domestic automotive service, car wash and fast oil change and lube sectors totaled approximately $100 billion in 1996, up from $95 billion in 1995 and there are approximately 200 million cars and light trucks in the United States. The Company expects that the market for the services it provides will continue to grow as more consumers seek to have services performed for them ("do-it-for-me") rather than performing those services themselves ("do-it-yourself"). The do-it-for-me segment of the total automotive service market increased from 67% to 72% from 1985 to 1995 while the do-it-yourself segment showed a corresponding decrease. In addition, the automotive service and car wash industries are highly fragmented. The Company believes that it will be uniquely positioned to consolidate these industries and grow its market share on a regional and national basis. The Company further believes that its vertically integrated manufacturing and distribution capabilities will allow the Company to consolidate these industries more quickly and cost effectively.

     The Company intends to maximize the profitability of individual centers through superior operating systems and procedures and the advantages associated with cross-promoting the three Precision-branded services. In addition, the Company intends to offer the Precision Auto Wash and Precision Lube Express franchise products to existing Precision Tune Auto Care franchisees and to other potential franchisees through Precision Tune Auto Care's franchise marketing organization. To facilitate franchise sales and increase Company revenue growth and profitability, the Company intends to develop a division of

Company-owned centers, which individually may then be sold as a franchised operation through a "turnkey program." The Company also intends to continue to leverage its manufacturing and distribution capabilities, particularly as it strives to aggressively consolidate, directly or through franchising, the competing service providers in the automotive service industry.

                                THE COMBINATION

     The Company was formed in April 1997 and will have conducted no business operations prior to the Combination. Prior to the Combination, the Company will not have operated under the Precision Auto Wash or Precision Lube Express names. Simultaneously with, and as a condition to, the closing of the Offering, the Company will consummate the Combination. The consideration to be paid by the Company in the Combination will consist of shares of Common Stock as set forth in the Plan of Reorganization and Agreement for Share Exchange Offers dated August 27, 1997 (the "Combination Agreement"), that the Company has entered into with WE JAC Corporation ("WE JAC"), Miracle Industries, Inc. ("Miracle Industries"), Lube Ventures, Inc. ("Lube Ventures"), Rocky Mountain Ventures, Inc. ("Rocky Mountain I"), Rocky Mountain Ventures II, Inc. ("Rocky Mountain II"), Prema Properties, Ltd. ("Prema Properties"), Miracle Partners, Inc. ("Miracle Partners"), Ralston Car Wash Ltd. ("Ralston Car Wash"), and KBG, LLC ("KBG").

     WE JAC is a holding company that conducts its operations through Precision Tune Auto Care, Inc., a wholly-owned subsidiary. For purposes of this Prospectus, WE JAC, Miracle Industries, Lube Ventures, Rocky Mountain I, Rocky Mountain II, Prema Properties, Miracle Partners, Ralston Car Wash and KBG are hereinafter referred to individually as a "Constituent Company" and collectively as the "Constituent Companies." In addition, the financial statements of Miracle Industries, Lube Ventures and Prema Properties have been combined and are referred to as the "Ohio Group" for purposes of presenting the Selected Financial Data and the Management's Discussion and Analysis of Financial Condition and Results of Operations portions of this Prospectus. The Ohio Group has been presented in this format because Miracle Industries, Lube Ventures and Prema Properties are under common ownership, control and management. The financial statements of Rocky Mountain I, Rocky Mountain II, Ralston Car Wash and Miracle Partners have been combined and presented as "All Other Constituent Companies" for purposes of presenting the Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations because prior to the Combination each of these Constituent Companies has been operating independently from WE JAC and the Company believes that an independent presentation of information for the entities within that group would not be material to an investor's understanding of the Combination. The results of operations of KBG are not included in the Summary Financial Data, the Pro Forma Combined Financial Statements, Selected Financial Data, or Management's Discussion and Analysis of Financial Condition and Results of Operations portions of the Prospectus because that Constituent Company was formed for the purpose of conveying certain proprietary software and intellectual property and has never conducted any operations.

     The Combination Agreement provides for the allocation of the shares of Common Stock among the Constituent Companies and their owners. The aggregate consideration to be paid by the Company in the Combination will consist of approximately 2,780,695 shares of Common Stock (valued at $30.6 million, based upon an assumed initial Offering price of $11.00 per share). Approximately 1,061,806 shares of Common Stock (valued at $11.7 million, based upon an assumed initial Offering price of $11.00 per share) will be paid to persons who are owners of certain Constituent Companies, and who will be executive officers or directors of the Company immediately following the Combination. As a result of this payment of shares of Common Stock and shares such persons will be able to obtain upon the exercise of options which will be exercisable within 60 days of the Combination, such persons will beneficially own approximately 24.7% of the outstanding Common Stock immediately following the Offering after deducting the shares of Common Stock offered by the Selling Shareholders. The Combination Agreement also calls for the Company to use approximately $18.5 million of the net proceeds it realizes from the Offering to repay certain indebtedness of the Constituent Companies, a portion of which is guaranteed by certain officers and directors of the Company. See "Risk Factors -- Control by Management and Principal Shareholders," " -- Benefits to Management and Principal Shareholders," "The Combination," "Certain Transactions" and "Shares Eligible for Future Sale."

     The consummation of the Combination is contingent on the satisfaction of certain customary closing conditions. See "The Combination" for a more complete description of the Combination Agreement and related transactions.
                                       4

                                  THE OFFERING


Common Stock offered by the Company...........................  2,300,000 shares
Common Stock offered by Selling Shareholders..................    143,600 shares
Common Stock to be outstanding after the Offering.............  5,107,895 shares(1)
Use of Proceeds...............................................  To repay certain outstanding indebtedness of the Constituent
                                                                Companies assumed in connection with the Combination, to
                                                                provide a point of sale management information system for each center, to assist franchisees in converting to current image requirements and to fund an acquisition. See "Use of
                                                                Proceeds."
Proposed Nasdaq Symbol........................................  "PACI"


---------------


(1) Includes 2,780,695 shares of Common Stock to be issued in the Combination and 27,200 shares to be issued upon exercise of common stock warrants simultaneously with the Offering. Does not include 670,100 shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock option plans (177,000 of which are expected to be granted effective at the closing of the Offering) or 366,540 shares of Common Stock that may be issued pursuant to the Underwriters' over-allotment option. See "Management -- Compensation Pursuant to Plans" and "Underwriting."



     Due to questions regarding the investment intent of the Selling Shareholders, the Selling Shareholders may be deemed to be statutory "underwriters" as that term is defined in Section 2(11) of the Securities Act. As statutory "underwriters", the Selling Shareholders may be subject to the civil liability provisions of Section 11 of the Securities Act which may impose a higher degree of due diligence upon the Selling Shareholders with respect to the information contained in this Prospectus than may otherwise exist in the absence of such underwriter status. Pursuant to Section 11 of the Securities Act, any purchaser of securities offered hereby may sue the Company, statutory underwriters (which includes the Underwriters and may include the Selling Shareholders) and certain other parties to recover any losses sustained by such party in connection with the purchase of the securities if, at the time the registration statement became effective, the registration statement contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company's liability under Section 11 is absolute whereas statutory underwriters and other parties may assert reasonable care and due diligence defenses as noted above.


     The Company was incorporated in the Commonwealth of Virginia on April 14, 1997. The Company's principal address is 748 Miller Drive, S.E., Leesburg, Virginia 20175.

                             SUMMARY FINANCIAL DATA

     The following table presents unaudited combined pro forma financial data of the Constituent Companies. The data should be read in conjunction with the historical audited and unaudited financial statements and notes thereto of the individual Constituent Companies and the unaudited Pro Forma Combined Financial Statements appearing elsewhere in this Prospectus. The presentation of financial information of the Company in the future will reflect WE JAC as the acquiror of the other Constituent Companies reflecting the ownership interest in the Company WE JAC shareholders will receive and the composition of the Company's board of directors and management immediately following the Combination. Accordingly, WE JAC will continue to be accounted for using the historical cost basis while other Constituent Companies will be accounted for at fair value as determined in accordance with Accounting Principles Board Opinion No. 16. See "Unaudited Pro Forma Combined Financial Statements."

                                                                                                YEAR ENDED JUNE 30, 1997
                                                                                      --------------------------------------------
                                                                                                                      PRO FORMA
                                                                                                      PRO FORMA        COMBINED
                                                                                                      COMBINED       AS ADJUSTED
                                                                                                     AS ADJUSTED     FOR OFFERING
                                                                                       PRO FORMA         FOR             AND
                                                                                      COMBINED(1)    OFFERING(2)    ACQUISITION(3)
                                                                                      -----------    -----------    --------------

                                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue............................................................................     $41,198        $41,198         $ 43,107
Operating income...................................................................       4,205          4,205            4,644
Net income.........................................................................         670          1,859            2,044
Earnings per share(4)..............................................................     $  0.23        $  0.36         $   0.39
EBITDA(5)..........................................................................       7,006          7,006            7,505
EBITDA per share(4)(5).............................................................        2.40           1.34             1.44
Weighted average shares(4).........................................................       2,924          5,224            5,224

                                                                                                YEAR ENDED JUNE 30, 1997
                                                                                      --------------------------------------------
                                                                                                                      PRO FORMA
                                                                                                      PRO FORMA        COMBINED
                                                                                                      COMBINED       AS ADJUSTED
                                                                                                     AS ADJUSTED     FOR OFFERING
                                                                                       PRO FORMA         FOR             AND
                                                                                      COMBINED(1)    OFFERING(2)    ACQUISITION(3)
                                                                                      -----------    -----------    --------------

                                                                                                     (IN THOUSANDS)
BALANCE SHEET:
Working capital (deficit)..........................................................     $(7,913)(6)    $ 5,034         $  3,223
Total assets.......................................................................      58,676         61,706           62,906
Total debt.........................................................................      22,325          3,825            5,025
Total shareholders' equity.........................................................      26,737         48,267           48,267

---------------

(1) Pro Forma Combined financial data reflects the Combination of all Constituent Companies, adjusted to reflect goodwill resulting from the Combination and amortization thereon; the provision for income taxes for those Constituent Companies not previously taxed at the corporate level; and the elimination of management fee income. See "Unaudited Pro Forma Combined Financial Statements."

(2) As adjusted to reflect the sale of 2,300,000 shares of common stock offered by the Company at an assumed public offering price of $11.00 per share after deducting underwriting discounts and estimated offering expenses payable by the Company, the repayment of $18.5 million of outstanding debt with the proceeds from the Offering and a $2.5 million upgrade to existing Precision Tune Auto Care centers, $1.5 million of which will be funded from proceeds of the Offering and the balance of which will be funded from borrowings under a revolving credit facility.

(3) As adjusted to reflect the $2.8 million purchase of the capital stock and the inclusion of the revenues of Worldwide Drying Systems, Inc. ("Worldwide") as if such transaction had occurred on July 1, 1996. The purchase will be substantially funded by $1.5 million in proceeds from the Offering, and $1.2 million in seller financing ($261,000 of which will be classified as current), as described in "Use of Proceeds."

(4) The weighted average shares outstanding used to calculate pro forma combined earnings per share and EBITDA per share is based on the number of shares of common stock and common stock equivalents of the Company issued in the Combination, as if such shares had been outstanding for all periods presented, and is comprised of the 2,780,695 shares to be issued in connection with the Combination, 27,200 shares to be issued upon the exercise of common stock warrants and 115,832 shares outstanding using the treasury stock method with respect to options and warrants. The weighted average shares outstanding used to calculate pro forma combined as adjusted for offering and acquisition earnings and EBITDA per share also includes 2,300,000 shares to be issued by the Company in the Offering.

(5) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Interest, taxes, depreciation and amortization are significant components in understanding and assessing the financial performance of the Company. Management believes that EBITDA is an important measure of the Company's results of operations because EBITDA represents earnings before consideration of the Company's capital structure and non-cash charges. EBITDA should not be considered as an alternative to operating income, net income, or cash flow from operations as an indicator of the Company's operating performance. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources" for a more complete discussion of these matters.

(6) WE JAC's line of credit and $8.6 million term loan mature during its fiscal year ended June 30, 1998 and, accordingly, are included as current liabilities. All of this debt will be discharged with proceeds from this Offering.
                                       6

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those projected in forward looking statements of the Company made by, or on behalf of, the Company. In particular, the Company's forward looking statements, including those regarding the successful integration of the businesses of the Constituent Companies, the effective implementation of the Company's operating strategy, including the consolidation of the Company's services under the "Precision" brand and the cross-marketing of such services, the availability of additional businesses or centers for acquisition or conversion, the adequacy of the Company's capital resources and other statements regarding trends relating to various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

ABSENCE OF COMBINED OPERATING HISTORY; OPERATIONS UNDER NEW NAMES

     The Company was founded in April 1997, and it will not conduct any operations of the Constituent Companies as a combined entity until the Combination is consummated. The Constituent Companies have never operated the auto wash and lube express businesses under the "Precision Auto Wash" or "Precision Lube Express" names. Accordingly, there can be no assurance that the Company will be able to operate profitably or to integrate successfully the businesses of the Constituent Companies, including their franchising activities, manufacturing and distributing activities, and Company-owned center operations. The Company may experience delays, complications and expenses in implementing and integrating such operations, which delays could have a material adverse effect on the Company's operations, net revenue and earnings. In addition, there can be no assurance that operating under the "Precision" brand will be successful or will not lead to confusion in the market for consumers, existing franchisees or for potential franchisees.

     Several of the Constituent Companies (Miracle Industries, Prema Properties and Lube Ventures) did not operate profitably in the most recently presented periods. The combination of profitable businesses with businesses which have not been profitable may require additional management time and financial resources than would otherwise be required to integrate profitable businesses. There can be no assurance that the Company's management group will be able to manage effectively the combined entity and to implement effectively the Company's operating and expansion strategies. Failure to integrate successfully the Constituent Companies or to implement the Company's operating and expansion strategies could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Strategy" and "The Combination."

RISKS ASSOCIATED WITH EXPANSION

     The success of the Company's expansion strategy will depend on a number of factors, including (i) the Company's ability to locate existing businesses or centers for acquisition, (ii) the availability of adequate financing to develop or acquire additional businesses and centers, (iii) the Company's ability to integrate successfully the operations of businesses or centers acquired in the future into the Company's operations and (iv) the acceptance of the Precision Auto Wash and Precision Lube Express brand among consumers, current Precision Tune Auto Care franchisees and potential franchisees. There can be no assurance that the Company's expansion strategy will be successful, that modifications to the Company's strategy will not be required, or that the Company will be able to obtain adequate financing on reasonable terms to develop or acquire additional businesses or centers. There can be no assurance that future acquisitions will not have an adverse effect on the Company's financial condition and results of operations, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by the Company's existing operations, or achieve standards otherwise expected in the Company's operations. In addition, the Company will be competing for acquisition and expansion opportunities with companies that have substantially greater resources. The Company also plans to expand through direct franchising, franchising through area developers and by developing Company-owned and operated centers. The success of all of these expansion activities will depend on a number of factors including the ability of the Company to establish and maintain support services for new franchisees and Company-owned centers, to distribute parts and equipment in a timely fashion, and to provide administrative resources necessary to maintain oversight of center operations to promote compliance with the Company's concepts and operating standards. The Company's success will also be dependent upon the acceptance of the Precision Auto Wash and Precision Lube Express brand among consumers, current Precision Tune Auto Care franchisees and potential franchisees. See " -- Use of Proceeds; Availability of Capital" and
"Business -- Strategy."

COMPETITION

     The Company encounters competition in all aspects of its business, including the sale by Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express centers of automotive maintenance and repair services, self-service and automatic car wash services and fast oil and lubrication services, respectively. The Company believes that automobile dealerships, including recently emerging national and regional new and used auto dealerships, represent Precision Tune Auto Care's principal competitors; however, the Company also competes with national and regional tire companies, major oil manufacturers, local service stations, and local and regional automobile repair specialists. The Company believes the principal competitive factors in its market are location, name recognition and reputation, quality of service and price.

     The Company also competes with these and other parties in the sale of franchises, based on startup costs, royalty rates and Company support for the franchisee, and in the sale of supplies and equipment, based on availability, price and ability to provide prompt delivery. As the Company grows and expands into new markets, it will be necessary to establish and maintain local and regional support services for new franchisees and also parts and equipment distribution, and the failure to do so in a timely manner could have a material adverse effect on the Company's financial condition and results of operations.

     The Company's manufacturing and distribution divisions compete with a number of manufacturers and distributors of automotive and car wash supplies and equipment. Many of these competitors are large and have a substantially longer operating history than the Company. In addition, although the Company does not intend to sell its complete proprietary HydroSpray system to unaffiliated car wash centers, the Company's car wash manufacturing operations will sell certain car wash equipment to car wash centers unaffiliated with the Company. The sale of car wash equipment to unaffiliated car wash centers could increase the level of competition in the Company's car wash business, allow the Company's competitors to compete more effectively with the Company or reduce the Company's ability to distinguish itself from its competitors. See
"Business -- Manufacturing and Distribution."

     Certain competitors in each of the areas discussed above may have greater financial resources than the Company, and there is no assurance that the Company or individual Precision Auto Care centers will be able to compete effectively. See "Business -- Competition."

RELIANCE ON FRANCHISEES; FRANCHISING

     Franchise royalties are a significant component of the Company's revenue base. Pro forma revenues attributable to franchise royalties were $13.8 million for the year ended June 30, 1997. Therefore, the Company depends upon the ability of its franchisees to promote and capitalize upon the Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express concepts and the Company's reputation for quality and value. There can be no assurance that the Company or its area developers will recruit franchisees with the business abilities or financial resources necessary to open Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express centers on schedule or that the franchisees will conduct operations profitably and in a manner consistent with the Company's concepts and standards. In addition, the Company's growth strategy is dependent in part upon the acceptance of the Precision Auto Wash and Precision Lube Express brands among its existing Precision Tune Auto Care franchisees. None of the existing Precision Tune Auto Care franchisees have been offered the Precision Auto Wash or Precision Lube Express franchises. In addition most of the existing Precision Tune Auto Care centers do not have the required space to add a Precision Auto Wash or Precision Lube Express to their existing center site. Accordingly, there can be no assurance that Precision Tune Auto Care franchisees will become Precision Auto Wash or Precision Lube Express franchisees. See "Business."

     The Company is subject to various state, federal and international laws relating to the franchisor-franchisee relationship. The failure by the Company to comply with these laws could subject the Company to liability to franchisees and to fines or other penalties imposed by governmental authorities. In addition, the Company may become subject to litigation with, or other claims filed with state, federal or international authorities by, franchisees or area developers based on alleged unfair trade practices, implied covenants of good faith and fair dealing or express violations of agreements. The Company believes it is in material compliance with state, federal and international laws and with its other obligations with regard to its franchising activities, to such a degree that any failures to comply are unlikely to have a material adverse effect on the Company. See "Business -- Government Regulation."

RELIANCE ON AREA DEVELOPERS

     As of June 30, 1997, 505 of the 556 Precision Tune Auto Care centers, and six of the 21 fast-oil change and lube centers were in territories covered by area development and international master license agreements. The Company relies, in part, on the assistance of area developers to identify and recruit franchisees, to assist in the development of a center, and to support franchisees' continuing operations. Most area development agreements specify a schedule for opening Precision Auto Care centers in the territory covered by the agreement. In the past, the Company has agreed to extend or waive the development schedules for certain of its area developers and there can be no assurance that area developers will be able to meet their contractual development schedules. Although the Company also expects to emphasize direct franchising in open areas in its future growth, the development schedules of the Company's area developers will remain a substantial part of the basis of the Company's expectations regarding the number and timing of new center openings.

     Specifically, the Company will be depending on its area developers to promote the Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express franchises in their territories. Reluctance on their part to participate in the development of these franchises and delays in Precision Auto Care center openings could adversely effect the financial condition and results of operations of the Company. The Company may encounter resistance to introducing the Precision Lube Express brand and offering Precision Lube Express franchises or opening Company-owned centers in areas covered by Precision Tune Auto Care area subfranchisor agreements. While the Company believes that it may be entitled to operate Company-owned centers and offer and sell Precision Lube Express franchises directly or through others in such areas, there can be no assurance that the Company will not become subject to legal proceedings or otherwise expend Company resources in connection with disputes concerning the Company's ability to offer and sell Precision Lube Express franchises or open Company-owned centers in such areas. It also may be difficult for the Company to enforce its area subfranchisor agreements or to terminate the rights of area subfranchisors who fail to meet development schedules or other standards and requirements imposed by the Company, limiting the ability of the Company to develop the territories of such subfranchisors.

     Following a series of presentations to and meetings with Precision Tune Auto Care subfranchisors, on October 12, 1997 the Company entered into a Statement of Understanding (the "Statement of Understanding") with the Association of Precision Tune Area Subfranchisors ("APTASF"), which represents substantially all of the Company's subfranchisors. Pursuant to the Statement of Understanding, the Company agreed to: (i) use its reasonable efforts to eliminate any territorial conflicts between existing Precision Tune Auto Care subfranchisors and existing Lube Depot area developers; and (ii) provide each APTASF member with an option for 14 months after the completion of the Offering to elect to execute a Precision Lube Area Subfranchisor Agreement and/or a Precision Auto Wash Area Subfranchisor Agreement on substantially the same terms as existing subfranchise agreements. The Statement of Understanding further provides that, prior to the execution of a Precision Lube Express or Precision Auto Wash Area Subfranchisor Agreement the Company shall have the right to establish Precision Lube Express or Precision Auto Wash centers within such Precision Tune Auto Care subfranchisor's territory if the area subfranchisor fails to exercise a right of first refusal to open such center. In the event that an area subfranchisor fails to execute an Area Subfranchisor Agreement within the aforementioned option period, the Company shall have the right to establish Precision Lube Express or Precision Auto Wash centers within such Precision Tune Auto Care area subfranchisor's territory subject to the Company's obligations to establish such a center no closer to an existing Precision Tune Auto Care center than a distance to be agreed upon and to indemnify such area subfranchisor from any claim made by Precision Tune Auto Care franchisees alleging that a Precision Lube Express or Precision Auto Wash franchise established by the Company in the area subfranchisor's area encroaches upon the franchisee's Precision Tune Auto Care center. In addition to the foregoing, the Company and APTASF agreed to jointly develop a structural relationship between the Company, APTASF and the franchise owners association for the purpose of enhancing communication within the system and jointly addressing certain systemwide issues, such as avoiding encroachment, management of advertising funds, development of new products and franchisee servicing. The Company and the APTASF also agreed to jointly develop procedures and criteria for the purchase and acquisition of buildings, fixtures, equipment and supplies from approved suppliers or in accordance with specifications (including which items franchisees must purchase from the Company). The APTASF membership agreed to voluntarily purchase all such items from the Company for the next 24 months at competitive prices. The Company believes that APTASF members and the Company will finally resolve the matters contemplated by the Statement of Understanding on terms that are favorable to the Company and the APTASF members. There can be no assurance, however, that the Company, APTASF and the Company's subfranchisors will be able to reach agreement on satisfactory terms or that the relationships the Company develops with the APTASF members will not increase the costs of the Company's operations or otherwise adversely affect the Company's financial condition and results of operations. See "Business -- Operations."

AUTOMOTIVE TECHNOLOGY ADVANCES

     The demand for the services offered by the Company's Precision Tune Auto Care and Precision Lube Express centers could be adversely affected as automotive technology improves and automobiles are designed to have longer overall lifetimes and to require regularly scheduled service and maintenance at less frequent intervals. For example, some automobile manufacturers now recommend that consumers change oil at 10,000 mile intervals, an increase from the mileage intervals currently recommended by most manufacturers. The demand for the Company's services also could be adversely affected by longer and more comprehensive warranty programs offered by automobile manufacturers.

LABOR AVAILABILITY

     The provision of high quality maintenance services by Precision Tune Auto Care centers requires an adequate supply of skilled labor. In addition, the operating costs of such centers may be adversely affected by high turnover in skilled technicians. Accordingly, a center's ability to increase productivity and revenues could be affected by its inability to maintain the continued employment of skilled technicians necessary to provide the center's required and optional services. There can be no assurance that Precision Tune Auto Care or its franchisees will be able to maintain an adequate skilled labor force necessary to efficiently operate these centers or that labor expenses will not increase as a result of a shortage in the supply of skilled technicians.

DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL

     The Company's success depends to a significant extent on the performance and continued services of senior management and certain key personnel with experience in developing, financing and operating the various types of Precision Auto Care centers and the Company's related franchising and manufacturing and distribution activities. The Company has employment agreements with John F. Ripley, President and Chief Executive Officer of the Company, James A. Hay, Senior Vice President-Retail Operations, Arnold Janofsky, Senior Vice President and General Counsel, Peter Kendrick, Senior Vice President -- Finance, Grant G. Nicolai, Senior Vice President Franchise Development, and William R. Klumb, Vice President-Car Wash Operations. The loss of the services of one or more of these key employees could have a material adverse impact on the Company's financial condition and results of operations. Each of the employment agreements contains certain noncompetition provisions that survive the termination of employment in certain circumstances. The Company also has obtained certain noncompetition agreements from several other members of management and key personnel who are not subject to employment agreements. However, there can be no assurance such noncompetition agreements will be enforceable. See "Management" and "The Combination -- The Combination Agreement."

SEASONAL NATURE OF PORTIONS OF THE BUSINESS

     Seasonal changes may impact various sectors of the Company's business differently and, accordingly, the Company's operations may be affected by seasonal trends in certain periods. In particular, severe weather in winter months can adversely affect the Company because such weather makes it difficult for consumers in affected parts of the country to travel to Precision Tune Auto Care, Precision Lube Express and Precision Auto Wash centers and obtain services. Severe winter weather and rainy conditions also adversely impact the Company's sale and installation of car wash equipment. Conversely, the Precision Auto Wash business is favorably impacted by the normal winter weather conditions as demand for the Company's car wash service increases substantially in winter months.

CONTROL BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Following completion of the Offering, directors and executive officers of the Company will beneficially own approximately 24.7% of the outstanding Common Stock. Accordingly, these persons will have substantial influence over the affairs of the Company, including the ability to influence the election of directors, the outcome of votes by the Company's shareholders on major corporate transactions, including mergers, sales of substantial assets, acquisitions and going-private transactions, and other matters requiring shareholder approval. See "Principal and Selling Shareholders."

BENEFITS TO MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Former owners of the Constituent Companies who are executive officers or directors of the Company will receive an aggregate of approximately 1,061,806 shares of Common Stock as consideration in the Combination. In addition, approximately $18.5 million of the net proceeds of the Offering will be used to repay certain indebtedness of the Constituent Companies which is guaranteed by executive officers or directors of the Company, or indebtedness for which such persons are contingently liable. Certain former owners, including certain directors and officers of the Company, are also entitled to purchase certain Precision Lube Express buildings and Precision Auto Wash equipment at prices which are at a discount of 10% from the normal price at which the equipment and buildings are sold by the Company to its high volume distributors.

This will result in a discount of approximately $250,000 in the aggregate from sales prices the Company charges to such third parties. See "Use of Proceeds" and "Certain Transactions."

     In addition to the consideration to be paid in the Combination, certain of the owners of the Constituent Companies and executive officers and directors of the Company have received options to purchase shares of Common Stock. See "Management" and "Certain Transactions."

USE OF PROCEEDS; AVAILABILITY OF CAPITAL

     The Company intends to use approximately $18.5 million of the $21.5 million ($25.2 million if the Underwriters' over-allotment option is exercised in full) in net proceeds from the Offering to repay certain existing indebtedness of the Constituent Companies. Accordingly, most of the net proceeds from the Offering will not be available for execution of the Company's expansion strategy. Although the Company believes it will have access to sufficient additional capital to pursue its expansion strategy, there can be no assurance that such capital will be available or that, if available, the cost of such capital will not restrict the Company's expansion or otherwise adversely affect the Company's financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

TRADEMARKS

     The Company believes that its trademarks and other proprietary rights are important to the success of its growth strategy. Accordingly, the Company expects to continue to devote resources to the establishment and protection of its trademarks in areas in which it conducts, or expects to conduct, business. There can be no assurance that the actions taken by the Company to establish and protect its trademarks and other proprietary rights will be adequate to prevent imitation of its trademarks or to prevent others from seeking to block the Company's use of its trademarks and proprietary rights as a violation of the trademarks and proprietary rights of others. Moreover, no assurance can be given that others will not assert rights in, or ownership of, trademarks and other proprietary rights of the Company or that the Company will be able to successfully resolve such conflicts.

     In markets outside of the United States, the Company's rights to some or all of its trademarks may not clearly be established. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. Although the Company has not in the past suffered any material inhibition from doing business in desirable markets, there can be no assurance that significant impediments will not arise in the future as it expands product offerings and additional trademarks to new markets.

GOVERNMENT REGULATION

     The Company is subject to federal, international and state laws and regulations, including the regulations of the Federal Trade Commission as well as similar authorities in individual states, in connection with the offer, sale and termination of franchises, the operation of Precision Auto Care centers and the regulation of the franchisor/franchisee relationship. The failure of the Company to obtain or maintain approvals to sell franchises, or otherwise comply with applicable franchise laws and regulations could have a material adverse effect on the Company's financial condition and results of operations. Precision Tune Auto Care and Precision Lube Express centers store new oil and handle large quantities of used automotive oils and fluids. Precision Auto Wash centers utilize chemicals in the washing process which are then discharged in the waste water along with oils, fluids and other chemicals washed off of the vehicle. As a result of these activities, the Company, its area developers and its franchisees are subject to various environmental laws and regulations dealing with the transportation, storage, presence, use, disposal and handling of hazardous materials and hazardous wastes, discharge of stormwater, and underground fuel storage tanks. The Company is not aware of any spills or hazardous substance contamination on its properties or the properties of any franchisees and believes that its operations are in material compliance with existing environmental laws and regulations. However, if any such substances were found on the Company's property or the property of any franchisee, including leased properties, or if the Company were found to be in violation of applicable laws and regulations, the Company could be responsible for clean-up costs, property damage and fines or other penalties, any one of which could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation."

ASSUMPTION OF LIABILITIES OF CONSTITUENT COMPANIES

     The Constituent Companies are businesses with prior operating histories. Although the Company has instituted certain policies and procedures designed to conform the operations of such Constituent Companies to its operating standards, there can be no assurance that the Company will not become liable for past operations of such Constituent Companies. In addition, although the Company has performed certain due diligence investigations with respect to certain liabilities of such Constituent Companies and has obtained indemnification with respect to certain liabilities from the owners of such Constituent Companies, there can be no assurance that any liabilities for which the Company becomes responsible will not be material or will not exceed the limitations of the applicable indemnification provisions.

CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Articles of Incorporation and Bylaws and Virginia law may make a change in the control of the Company more difficult to effect, even if a change in control were in the shareholders' interests. The Virginia Stock Corporation Act prevents an "interested shareholder" (defined generally as a person owning 10% or more of the Company's outstanding voting stock) from engaging in an "affiliated transaction" with the Company for three years following the date such person became an interested shareholder unless certain conditions, including approval by the Company's Board of Directors, are met. The Company's Articles of Incorporation allow the Board to determine the terms of the preferred stock which may be issued by the Company without approval of the holders of the Common Stock. The ability of the Company to issue preferred stock in such manner could enable the Board to prevent changes in management and control of the Company. The Board of the Company is divided into three classes of directors, with directors being elected for staggered three-year terms. Such staggered terms may affect the ability of the holders of the Common Stock to change control of the Company. See "Description of Capital Stock -- Anti-Takeover Provisions."

ABSENCE OF PRIOR PUBLIC MARKET; RELATIONSHIP OF OFFERING PRICE TO MARKET PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Although the Company has applied for listing of the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or continue after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations among the Company and representatives of the Underwriters, and may not be indicative of the market price for shares of Common Stock after the Offering. Prices for the shares of Common Stock after the Offering will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company, the automotive aftercare industry as a whole and general economic and market conditions. See "Underwriting."

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

     From time to time after the Offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company or of other companies in the automotive aftercare market, changes in earnings estimated by analysts, changes in general conditions in the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

POTENTIAL STATUTORY UNDERWRITER STATUS OF SELLING SHAREHOLDERS

     Due to questions regarding the investment intent of the Selling Shareholders, the Selling Shareholders may be deemed to be statutory "underwriters" as that term is defined in Section 2(11) of the Securities Act. As statutory "underwriters", the Selling Shareholders may be subject to the civil liability provisions of Section 11 of the Securities Act which may impose a higher degree of due diligence upon the Selling Shareholders with respect to the information contained in this Prospectus than may otherwise exist in the absence of such underwriter status. Pursuant to Section 11 of the Securities Act, any purchaser of securities offered hereby may sue the Company, statutory underwriters (which includes the Underwriters and may include the Selling Shareholders) and certain other parties to recover any losses sustained by such party in connection with the purchase of the securities if, at the time the registration statement became effective, the registration statement contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company's liability under Section 11 is absolute whereas statutory underwriters and other parties may assert reasonable care and due diligence defenses as noted above.

DILUTION

     The purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $8.23 per share, the amount by which the purchase price of the Common Stock offered hereby exceeds the pro forma net tangible book value of the Common Stock immediately following the Offering. In the event the Company issues additional Common Stock in the future, including shares which may be issued in connection with future acquisitions or the exercise of outstanding stock options, purchasers of Common Stock in this Offering may experience further dilution in net tangible book value per share of the Common Stock. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, there will be 5,107,895 shares of Common Stock outstanding. Of these shares, the 2,443,600 shares sold in the Offering (together with any shares sold upon exercise of the over-allotment option) will be freely tradeable without restriction, except for any shares purchased by an "affiliate" of the Company within the meaning of the Securities Act. The remaining 2,664,295 shares of Common Stock were issued in the Combination and 2,359,235 of such shares were registered under the Securities Act. Shareholders of the Constituent Companies who will own in excess of 3,000 shares of the Company's Common Stock following the consummation of the Combination have agreed pursuant to the Combination Agreement not to sell or dispose of their shares for a period of 180 days following closing without the Company's prior consent. The Company has agreed it will not permit such shareholders to sell their shares without the prior consent of the representatives of the underwriters. Otherwise, the shares issued in the Combination which were registered under the Securities Act will be freely tradable without restriction except for shares acquired by "affiliates" of the Constituent Companies which will be subject to the restrictions on transfer provided in Rule 145 of the Securities Act. In addition, the Company and each of its directors and officers have agreed, for a period of 180 days from the date of this Prospectus, not to sell or otherwise dispose, directly or indirectly, of any shares of Common Stock in the public market, without the prior written consent of the Underwriters. 305,060 of the shares issued in the Combination were issued in transactions which the Company believes were exempt from registration under the Securities Act. All of those shares are held by affiliates of the Constituent Companies. Such shares may generally only be sold in compliance with Rule 144 after a one-year holding period has expired unless they are registered under the Securities Act. The Company has agreed to register such shares under the Securities Act on behalf of the affiliates upon their request following the expiration of the 180-day lock-up period referenced above. Commencing 180 days after the completion of the Offering, all of the issued and outstanding shares of Common Stock except 1,574,052 shares held by affiliates of the Constituent Companies will be eligible for sale in the public market, and an additional 670,100 shares will be available for issuance upon the exercise of outstanding stock options. The market price of the Common Stock could be materially and adversely affected by the sale or availability for sale of shares now held by the existing shareholders of the Company or of shares which may be issued under the Company's stock incentive plan.


                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company, at an assumed public offering price of $11.00 per share, are estimated to be approximately $21.5 million ($25.2 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses and estimated offering expenses of the Selling Shareholders payable by the Company.

     In connection with the Combination, the Company plans to use approximately $18.5 million of the net proceeds of the Offering to repay certain indebtedness of the Constituent Companies assumed pursuant to the Combination. At June 30, 1997, such indebtedness had interest rates ranging between 7.5% and 12.5% and had a weighted average interest rate of 9.3%. Such indebtedness, if not prepaid, would otherwise mature at various dates through February 2026. See "Risk
Factors -- Use of Proceeds; Availability of Capital", "The Combination" and "Certain Transactions."

     The Company intends to spend approximately $2.5 million to upgrade and equip each center in the Precision Tune Auto Care system with current signage and a "point of sale" computer system, which will communicate sales results and other data to the Company's corporate office. Following the Combination, the Company will make an investment to ensure that each existing center is equipped with the Company's proprietary point of sale system. For those centers which do not currently have the system, the Company will provide the system (which costs approximately $2,500) directly to the franchisee. For those centers which already have the system, the Company will reimburse the franchisee for up to $2,500 of costs the franchisee incurred in installing the system. In addition, the Company will invest up to $2,500 to upgrade each center's signage to current image standards. $1.5 million of the net proceeds from the Offering will be used for this purpose and the balance will be financed through borrowings under a revolving credit facility.

     The Company recently entered into a letter of understanding to purchase all of the outstanding capital shares of Worldwide Drying Systems, Inc. ("Worldwide") for $2.8 million. Worldwide manufactures and distributes drying systems for installation in automatic car washes. The terms of the agreement call for a cash payment at closing of $1.6 million and seller financing of $1.2 million. The promissory note will bear interest at a rate of 9% per annum and require monthly payments of principal and interest over a four-year term. The Company expects to close the transaction immediately following the consummation of the Offering and the Combination. The Company intends to use $1.5 million of the net proceeds of the Offering to substantially fund the cash portion of the purchase price.

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, investment grade or government, interest-bearing securities. The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     As a newly formed corporation, the Company has never declared or paid dividends on its Common Stock. The Company expects that future earnings, if any, will be retained to finance the growth and development of the Company's business and, accordingly, does not intend to declare or pay any dividends on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend upon the future earnings, results of operations, financial condition and capital requirements of the Company, among other factors. The Company expects that the terms of its revolving credit facility will prohibit the Company from paying dividends while amounts are outstanding under the revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of June 30, 1997 on a pro forma basis to reflect the Combination and on a pro forma as adjusted to give effect to the Combination and the sale of the 2,300,000 shares of Common Stock offered by the Company in the Offering and the application of the net proceeds therefrom, which are estimated to be approximately $21.5 million based on an assumed initial offering price of $11.00 per share. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Combined Financial Statements of the Company included elsewhere in this Prospectus.

                                                                                                       JUNE 30, 1997
                                                                                              --------------------------------
                                                                                                                 PRO FORMA
                                                                                                                  COMBINED
                                                                                                               AS ADJUSTED(1)
                                                                                              PRO FORMA           FOR THE
                                                                                              COMBINED            OFFERING
                                                                                              ---------       ----------------

                                                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                                                           DATA)
Short-term debt, including current portion of long-term debt and notes payable to
  related parties.......................................................................       $11,417            $    261
                                                                                              ---------       ----------------
                                                                                              ---------       ----------------
Long-term debt less current portion.....................................................       $10,908            $  4,764
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares authorized, no shares
     outstanding........................................................................            --                  --
  Common Stock, $.01 par value; 19,000,000 shares authorized; 2,807,895 shares issued and outstanding, pro forma combined; 5,107,895 shares issued and outstanding, pro
     forma as adjusted (2)..............................................................            28                  51
  Additional paid-in capital............................................................        26,709              48,216
                                                                                              ---------       ----------------
     Total shareholders' equity.........................................................        26,737              48,267
                                                                                              ---------       ----------------
     Total capitalization...............................................................       $37,645            $ 53,031
                                                                                              ---------       ----------------
                                                                                              ---------       ----------------

---------------

(1) Does not include 670,100 shares of Common Stock issuable upon the exercise of stock options granted under the Company's stock option plans (177,000 of which are expected to be granted effective at the closing of the Offering) or 366,540 shares of Common Stock that may be issued pursuant to the Underwriters' over-allotment option. See "Management -- Compensation Pursuant to Plans" and "Underwriting."

(2) Share data includes 27,200 shares issued upon exercise of common stock warrants simultaneously with the Offering.

                                    DILUTION

     At June 30, 1997, after giving effect to the Combination, the unaudited pro forma combined net tangible book deficit of the Company was $(5.6 million), or $(1.99) per share. Pro forma combined net tangible book deficit is the tangible net worth (tangible assets less total liabilities) of the Combined Constituent Companies immediately following the Combination and prior to the Offering. After giving effect to the Combination and the sale by the Company of the 2,300,000 shares of Common Stock offered by the Company at an assumed initial offering price of $11.00 per share, the pro forma combined net tangible book value of the Company would have been $14.1 million or $2.77 per share. This represents an immediate increase in pro forma net tangible book value of $4.76 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $8.23 per share to new investors purchasing the shares of Common Stock in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price......................................................                 $ 11.00
  Pro forma net tangible book deficit prior to the Offering(1).............................     $(1.99)
  Increase attributable to new investors...................................................       4.76
                                                                                                ------
Pro forma net tangible book value after the Offering.......................................                    2.77
                                                                                                            -------
Pro forma dilution in net tangible book value to New Investors.............................                 $  8.23
                                                                                                            -------
                                                                                                            -------

     The following table sets forth at June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by existing shareholders after giving effect to the Combination and by the new investors purchasing shares of Common Stock in the Offering:

                                                                                                     TOTAL
                                                                         SHARES PURCHASED        CONSIDERATION
                                                                       --------------------    ------------------    AVERAGE PRICE
                                                                         NUMBER     PERCENT     AMOUNT    PERCENT      PER SHARE
                                                                       ----------   -------    --------   -------    -------------
Existing shareholders(1)(2).........................................    2,807,895     55.0%    $ 11,490     31.2%       $  4.09
New investors.......................................................    2,300,000     45.0%      25,300     68.8%       $ 11.00
                                                                       ----------   -------    --------   -------
     Total..........................................................    5,107,895    100.0%    $ 36,790    100.0%
                                                                       ----------   -------    --------   -------
                                                                       ----------   -------    --------   -------

---------------

(1) This calculation is based on the 2,780,695 shares of Common Stock to be issued in the Combination, and 27,200 shares issued upon exercise of common stock warrants simultaneously with the Offering.

(2) Total consideration for the existing shareholders represents the net cash investment made by the owners of the Constituent Companies prior to the Combination plus the warrant exercise price of warrants exercised simultaneously with the Offering.

     The foregoing table assumes no exercise of the Underwriters' over-allotment option or any of the Company's other outstanding options or warrants. Upon the closing of the Combination, there will be outstanding options and warrants to purchase 670,100 shares of Common Stock at a weighted average exercise price of $9.34 per share (177,000 of which are expected to be issued at the closing of the Offering with an exercise price equal to the initial offering price). To the extent that any of the outstanding options are exercised, there will be further dilution to new investors. See "Shares Eligible for Future Sale."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements give effect to the combination of Precision Auto Care and the Constituent Companies as more fully described herein. See "The Combination." The unaudited pro forma financial statements have been prepared by the Company based on the historical financial statements of WE JAC, which is deemed the acquirer of the remaining Constituent Companies in this Prospectus for financial statement purposes, adjusted to reflect the purchase (as defined by Accounting Principle Board Opinion No. 16) of the remaining Constituent Companies. The unaudited pro forma combined financial statements reflect purchase adjustments based upon certain preliminary estimates and assumptions deemed appropriate by management of the Company, but do not include any expected benefits or cost reductions, if any, anticipated by the Constituent Companies following consummation of the Combination. The unaudited pro forma combined balance sheets at June 30, 1997, give effect to (i) the consummation of the Combination, (ii) the consummation of the Combination and this Offering and (iii) the consummation of the Combination, this Offering and the acquisition of the assets of Worldwide Drying Systems, Inc., as if such transactions had occurred on such date. The unaudited pro forma statements of operations for the year ended June 30, 1997 give effect to (i) the Combination,
(ii) the Combination and the Offering and (iii) the Combination, the Offering and the acquisition of Worldwide Drying Systems, Inc. as if such transactions were completed on July 1, 1996. All companies have historically reported earnings on a December 31 year end, except for WE JAC, which has historically reported earnings on a June 30 year end. In order to provide for a consistent presentation, the pro forma financial results for all Constituent Companies have been presented using results of operations for the twelve month period ended June 30, 1997.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of WE JAC and the individual Constituent Companies comprising the Ohio Group, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1997

                                                                                                        PRO FORMA
                                                      OTHER        PURCHASE                             COMBINED
                                        WE JAC     CONSTITUENT    ACCOUNTING                           AS ADJUSTED
                                      HISTORICAL    COMPANIES    AND COMBINING        PRO FORMA            FOR
                                      (AUDITED)   HISTORICAL(1)   ADJUSTMENTS        COMBINED(2)       OFFERING(3)
                                      ----------  -------------  -------------       -----------       -----------
                                                                     (IN THOUSANDS)
Current assets.......................  $  7,811      $ 4,036        $  (188)(5)        $11,659           $13,189
Property plant and equipment.........       854       12,325           (586)(6)         12,593            14,093
Goodwill and other intangibles.......    16,579        1,554         14,202(7)(8)       32,335(7)         32,335(7)
Other................................     1,450          639                             2,089             2,089
                                      ----------  -------------  -------------       -----------       -----------
Total assets.........................  $ 26,694      $18,554        $13,428            $58,676           $61,706
                                      ----------  -------------  -------------       -----------       -----------
                                      ----------  -------------  -------------       -----------       -----------
Current liabilities..................  $ 15,053      $ 4,519        $    --            $19,572           $ 8,155
Long term debt.......................       622       10,286             --             10,908             3,825
Other................................       725          259            475(8)           1,459(9)          1,459(9)
                                      ----------  -------------  -------------       -----------       -----------
Total liabilities....................    16,400       15,064            475             31,939            13,439
Stockholders' equity.................    10,294        3,490         12,953(7)(8)(10)    26,737(7)(8)(10)    48,267(7)(8)(10)
                                      ----------  -------------  -------------       -----------       -----------
Total liabilities and stockholders'
  equity.............................  $ 26,694      $18,554        $13,428            $58,676           $61,706
                                      ----------  -------------  -------------       -----------       -----------
                                      ----------  -------------  -------------       -----------       -----------

                                         PRO FORMA
                                          COMBINED
                                        AS ADJUSTED
                                        FOR OFFERING
                                            AND
                                       ACQUISITION(4)
                                       --------------

Current assets.......................     $ 11,639
Property plant and equipment.........       15,043
Goodwill and other intangibles.......       34,135(7)
Other................................        2,089
                                       --------------
Total assets.........................     $ 62,906
                                       --------------
                                       --------------
Current liabilities..................     $  8,416
Long term debt.......................        4,764
Other................................        1,459(9)
                                       --------------
Total liabilities....................       14,639
Stockholders' equity.................       48,267(7)(8)(10)
                                       --------------
Total liabilities and stockholders'
  equity.............................     $ 62,906
                                       --------------
                                       --------------

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED JUNE 30, 1997(11)

                                                                                                        PRO FORMA
                                                      OTHER        PURCHASE                             COMBINED
                                        WE JAC     CONSTITUENT    ACCOUNTING                           AS ADJUSTED
                                      HISTORICAL    COMPANIES    AND COMBINING        PRO FORMA            FOR
                                      (AUDITED)   HISTORICAL(1)   ADJUSTMENTS        COMBINED(2)       OFFERING(3)
                                      ----------  -------------  -------------       -----------       -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..............................  $ 27,457      $13,956        $  (215)(12)       $41,198           $41,198
Direct cost..........................    20,291       10,850           (207)(12)        30,934            30,934
                                      ----------  -------------  -------------       -----------       -----------
Contribution.........................     7,166        3,106             (8)            10,264            10,264
General and administrative
expenses.............................    (2,522)      (2,041)           (41)            (4,604)           (4,604)
Amortization expense.................      (968)          --           (516)(13)        (1,484)(13)       (1,484)(13)
Company owned stores held for
resale...............................        29           --             --                 29                29
                                      ----------  -------------  -------------       -----------       -----------
Operating income (loss)..............     3,705        1,065           (565)             4,205             4,205
Other income (expense)...............    (1,179)      (1,103)           (26)(12)        (2,308)             (359)(15)
                                      ----------  -------------  -------------       -----------       -----------
Income (loss) before income taxes....     2,526          (38)          (591)             1,897             3,846
Provision for income taxes...........     1,271          (18)           (26)             1,227(17)         1,987(17)
                                      ----------  -------------  -------------       -----------       -----------
Net income (loss)....................  $  1,255      $   (20)       $  (565)           $   670           $ 1,859
                                      ----------  -------------  -------------       -----------       -----------
                                      ----------  -------------  -------------       -----------       -----------
Earnings per share...................                                                  $  0.23(18)       $  0.36(18)
                                                                                     -----------       -----------
                                                                                     -----------       -----------

                                         PRO FORMA
                                          COMBINED
                                        AS ADJUSTED
                                        FOR OFFERING
                                            AND
                                       ACQUISITION(4)
                                       --------------

Revenue..............................     $ 43,107
Direct cost..........................       32,021
                                       --------------
Contribution.........................       11,086
General and administrative
expenses.............................       (4,927)
Amortization expense.................       (1,544)(14)
Company owned stores held for
resale...............................           29
                                       --------------
Operating income (loss)..............        4,644
Other income (expense)...............         (456)(16)
                                       --------------
Income (loss) before income taxes....        4,188
Provision for income taxes...........        2,144(17)
                                       --------------
Net income (loss)....................     $  2,044
                                       --------------
                                       --------------
Earnings per share...................     $   0.39(18)
                                       --------------
                                       --------------

          UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT ADJUSTMENTS

 (1) Reflects the historical financial data for the Ohio Group and All Other Constituent Companies as of and for the twelve months ended June 30, 1997. See note (19) for individual Constituent Company detail.

 (2) As adjusted to reflect 2,780,695 shares issued in the Combination.

 (3) As adjusted to reflect the sale of 2,300,000 shares by the Company to the public at an assumed initial offering price of $11.00 per share; payments of $18.5 million of outstanding debt, and a $1.5 million upgrade to existing Precision Tune Auto Care company centers with proceeds from the Offering as described in "Use of Proceeds."

 (4) As adjusted to reflect the proceeds and use of proceeds from the Offering as described in footnote (3), and the $2.8 million purchase of the capital stock of Worldwide as if such transactions had occurred on June 30, 1997. The purchase will be substantially financed by $1.5 million in proceeds from the Offering, and $1.2 million of seller financing, ($261,000 of which is classified as current) as described in "Use of Proceeds."

 (5) Reflects the elimination of $188,000 in intercompany receivables.

 (6) Reflects the distribution of certain fixed assets with a net book value of $586,000 in the Combination.

 (7) The accounting for the Combination and the acquisition of Worldwide is summarized as follows. Management believes that the final allocation of the purchase price will not materially differ from the preliminary estimated amounts.

                                                                                                      COMBINATION     ACQUISITION
                                                                                                      -----------     -----------
Issuance of common stock                                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
  WE JAC shares................................................    1,333,625
  Other Constituent Companies shares...........................    1,447,070    at  $11  per share      $15,918
                                                                  ----------
  Total shares issued..........................................    2,780,695
                                                                  ----------
                                                                  ----------
Cash consideration................................................................................                      $ 1,500
Seller financing..................................................................................                        1,200
Transactions costs................................................................................          525
                                                                                                      -----------     -----------
Total purchase price..............................................................................      $16,443         $ 2,700
                                                                                                      -----------     -----------
                                                                                                      -----------     -----------

                                                                                                      COMBINATION     ACQUISITION
                                                                                                      -----------     -----------
Fair value of net tangible assets acquired........................................................      $ 2,716         $   950
Amounts allocated to franchise rights and goodwill................................................       14,002           1,750
Amounts allocated to other intangibles............................................................          200
Other accrued costs...............................................................................         (475)
                                                                                                      -----------     -----------
Total purchase price..............................................................................      $16,443         $ 2,700
                                                                                                      -----------     -----------
                                                                                                      -----------     -----------

 (8) The Company has allocated $525,000 of the total transaction expenses to be paid out of the proceeds of the Offering, to costs of the Combination. An additional $475,000 has been accrued for estimated costs expected to be incurred in connection with the Offering.

 (9) Reflects the resulting deferred tax liability of the Constituent Companies which, other than WE JAC, were previously organized as Subchapter S corporations, partnerships or limited liability companies.

(10) Reflects the elimination of retained earnings or accumulated deficit.

(11) Reflects results of operations for the twelve months ended June 30, 1997, although historical year end is December 31.

(12) Reflects the elimination of intercompany transactions between Rocky Mountain I, Rocky Mountain II and Ralston Car Wash, and between Miracle Industries, Lube Ventures and Prema Properties including the elimination of $127,000 in management fees.

(13) Reflects additional straight line amortization of goodwill over 30 years and other intangibles over 4 years ($516,000 for the year ended June 30, 1997).

(14) Reflects additional straight line amortization of goodwill over 30 years including $1.8 million related to the purchase of the capital stock of Worldwide and other intangibles over 4 years ($576,000 for the year ended June 30, 1997).

(15) Reflects the reduction in interest expense ($2.0 million for the year ended June 30, 1997) on debt to be repaid with proceeds of the Offering.

(16) Reflects the net effect of the reduction in interest expense ($1.9 million for the year ended June 30, 1997) on debt to be repaid with the proceeds of the Offering and the increase in interest expense on seller financing to be incurred to purchase Worldwide.

(17) Reflects a provision for income taxes on the combined pro forma earnings at the effective rate of 39%, after considering non-deductible goodwill amortization.

(18) The weighted average shares outstanding used to calculate pro forma combined earnings per share is based on the number of shares of common stock and common stock equivalents of the Company issued in the Combination, as if such shares had been outstanding for all periods presented, and is comprised of the following: 2,780,695 shares to be issued in connection with the Combination, 27,200 shares issued upon exercise of common stock warrants simultaneously with the Offering, and 115,832 shares outstanding using the treasury stock method on options and warrants. The weighted average shares outstanding used to calculate pro forma combined as adjusted for offering and acquisition earnings per share also include 2,300,000 shares to be issued by the Company in the Offering.

(19) Details of the historical Ohio Group and All Other Constituent Companies follow.

                 THE OHIO GROUP AND ALL OTHER CONSTITUENT COMPANIES

                         UNAUDITED PRO FORMA BALANCE SHEETS

                                    JUNE 30, 1997

                                                       THE OHIO GROUP                 ALL OTHER CONSTITUENT COMPANIES
                                              --------------------------------  -------------------------------------------
                                               MIRACLE      LUBE      PREMA       ROCKY        ROCKY     RALSTON   MIRACLE
                                              INDUSTRIES  VENTURES  PROPERTIES  MOUNTAIN I  MOUNTAIN II  CAR WASH  PARTNERS
                                              ----------  --------  ----------  ----------  -----------  --------  --------
Current assets...............................   $2,572     $  944     $   44       $225       $   187      $  9     $   55
Property, plant and equipment................    3,746        860      3,032        467         2,282       201      1,737
Goodwill and other intangibles...............    1,495         59         --         --            --        --         --
Other........................................      545          6         68         10            10        --         --
                                              ----------  --------  ----------  ----------  -----------  --------  --------
Total assets.................................   $8,358     $1,869     $3,144       $702       $ 2,479      $210     $1,792
                                              ----------  --------  ----------  ----------  -----------  --------  --------
                                              ----------  --------  ----------  ----------  -----------  --------  --------
Current liabilities..........................   $2,426     $  604     $  872       $ 34       $   325      $ 81     $  177
Long term debt...............................    3,809        946      2,079        461         1,545       218      1,228
Other........................................      154         --        105         --            --        --         --
                                              ----------  --------  ----------  ----------  -----------  --------  --------
Total liabilities............................    6,389      1,550      3,056        495         1,870       299      1,405
Stockholders' equity (deficit)...............    1,969        319         88        207           609       (89)       387
                                              ----------  --------  ----------  ----------  -----------  --------  --------
Total liabilities and stockholders' equity...   $8,358     $1,869     $3,144       $702       $ 2,479      $210     $1,792
                                              ----------  --------  ----------  ----------  -----------  --------  --------
                                              ----------  --------  ----------  ----------  -----------  --------  --------


                                               HISTORICAL
                                               COMBINED
                                               --------
Current assets...............................  $ 4,036
Property, plant and equipment................   12,325
Goodwill and other intangibles...............    1,554
Other........................................      639
                                               --------
Total assets.................................  $18,554
                                               --------
                                               --------
Current liabilities..........................  $ 4,519
Long term debt...............................   10,286
Other........................................      259
                                               --------
Total liabilities............................   15,064
Stockholders' equity (deficit)...............    3,490
                                               --------
Total liabilities and stockholders' equity...  $18,554
                                               --------
                                               --------

                    UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                              YEAR ENDED JUNE 30, 1997

                                                 THE OHIO GROUP                 ALL OTHER CONSTITUENT COMPANIES
                                        --------------------------------  -------------------------------------------
                                         MIRACLE      LUBE      PREMA       ROCKY        ROCKY     RALSTON   MIRACLE    HISTORICAL
                                        INDUSTRIES  VENTURES  PROPERTIES  MOUNTAIN I  MOUNTAIN II  CAR WASH  PARTNERS    COMBINED
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------
Revenue................................   $8,800     $2,201     $  750       $216       $ 1,404      $169      $416      $ 13,956
Direct cost............................    7,486      1,622        558        110           855        96       123        10,850
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------
  Contribution.........................    1,314        579        192        106           549        73       293         3,106
General and administrative expenses....    1,119        265         45         36           307        38       231         2,041
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------
Operating income.......................      195        314        147         70           242        35        62         1,065
Other (expense)........................     (426)       (93)      (273)       (29)         (178)      (37)      (67)       (1,103)
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------
Income (loss) before income taxes......     (231)       221       (126)        41            64        (2)       (5)          (38)
Provision for income taxes.............      (90)        86        (49)        15            23        (1)       (2)          (18)
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------
Net income (loss)......................   $ (141)    $  135     $  (77)      $ 26       $    41      $ (1)     $ (3)     $    (20)
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------
                                        ----------  --------  ----------  ----------  -----------  --------  --------  ------------

                            SELECTED FINANCIAL DATA

    Simultaneous with, and as a condition to, the closing of the Offering the Company will acquire all of the Constituent Companies in a series of mergers and share exchanges. The presentation of the financial information of the Company in the future will reflect WE JAC as the acquiror of the other Constituent Companies due to the ownership interest in the Company WE JAC shareholders will receive and the composition of the Company's board of directors and managers immediately following the Combination. The Combination will be accounted for using the historical cost basis of WE JAC, and the fair value of the other Constituent Companies, as determined in accordance with Accounting Principles Board Opinion No. 16. Miracle Industries, Lube Ventures and Prema Properties have been combined and are referred to as the "Ohio Group" for purposes of presenting the Selected Financial Data below and the Management's Discussion and Analysis of Financial Condition and Results of Operations portion of this Prospectus. The Ohio Group has been presented in this format because Miracle Industries, Lube Ventures and Prema Properties are under common ownership, control and management. Rocky Mountain I, Rocky Mountain II, Ralston Car Wash and Miracle Partners have been combined and presented as "All Other Constituent Companies" for purposes of presenting the Selected Financial Data below and Management's Discussion and Analysis of Financial Condition and Results of Operations because prior to the Combination each of these Constituent Companies has been operating independently from WE JAC and the Company believes that the combination of related entities within that group would not be material to an investor's understanding of the Combination.

WE JAC

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein. The consolidated statement of operations data set forth below with respect to the years ended June 30, 1995, 1996 and 1997 and the balance sheet data as of June 30, 1996 and 1997, is derived from the audited consolidated financial statements of WE JAC included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the years ended April 30, 1993 and June 30, 1994 and the balance sheet data as of April 30, 1993 and June 30, 1994 are derived from audited consolidated financial statements not included in this Prospectus.

                                                                 YEAR ENDED                  YEARS ENDED JUNE 30,
                                                                 APRIL 30,      -----------------------------------------------
                                                                  1993(1)       1994(1)        1995         1996         1997
                                                                 ----------     --------     --------     --------     --------
                                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................................    $ 24,323      $ 24,814     $ 26,579     $ 26,734     $ 27,457
Direct cost...................................................      17,688        18,686       20,042       19,708       20,291
                                                                 ----------     --------     --------     --------     --------
Contribution..................................................       6,635         6,128        6,537        7,026        7,166
General and administrative expenses...........................       2,640         2,388        2,888        2,276        2,522
Amortization expense..........................................       1,056           975        1,015          964          968
Company owned stores held for resale (loss)...................        (173)          171         (351)        (455)          29
                                                                 ----------     --------     --------     --------     --------
Operating income..............................................       2,766         2,936        2,283        3,331        3,705
Other expense.................................................      (1,361)       (1,311)      (2,435)      (1,083)      (1,179)
                                                                 ----------     --------     --------     --------     --------
Income (loss) before taxes....................................       1,405         1,625         (152)       2,248        2,526
Provision for income taxes....................................          23           868           72        1,178        1,271
Extraordinary gain............................................          --            --          157           --           --
                                                                 ----------     --------     --------     --------     --------
Net income (loss).............................................    $  1,382      $    757     $    (67)    $  1,070     $  1,255
                                                                 ----------     --------     --------     --------     --------
                                                                 ----------     --------     --------     --------     --------


SYSTEM STATISTICS:                                                          (IN THOUSANDS, EXCEPT NUMBER OF CENTERS)
System wide retail sales(2)...................................    $160,434      $172,028     $189,568     $196,549     $207,777
Number of centers opened during period........................          43            45           51           76           62
Number of centers closed during period........................          28           120           16           46           39
Number of centers in operation at end of period...............         556           481          516          546          569(4)

                                                                                                        JUNE 30,
                                                                           APRIL 30,    ----------------------------------------
                                                                             1993        1994       1995       1996       1997
                                                                           ---------    -------    -------    -------    -------
                                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...............................................    $ 1,994     $ 1,599    $  (940)   $   180    $(7,242)(3)
Total assets............................................................     24,725      25,325     24,810     25,654     26,694
Total debt(3)...........................................................     10,433       9,011      8,633      8,462      9,379
Stockholders' equity....................................................      9,837       9,260      9,193     11,406     10,294

---------------

(1) In February 1996, WE JAC's Board of Directors approved a change in the Company's fiscal year end from April 30 to June 30. Results of operations for May 1993 and June 1993 were not materially different from annualized results.

(2) System wide retail sales are not included in the financial statements of WE JAC. They are, however, the basis for royalty payments to WE JAC and are based on reports provided to WE JAC by franchisees. The Company intends to use a portion of the net cash proceeds from the Offering to upgrade its existing point of sale system to provide more timely data from franchisees. Currently, sales data is manually calculated and reported and as such there is often a lag time before that data is received in the Company's offices for reporting purposes. Accordingly, the information presented for the fiscal year ended June 30, 1997 contains sales estimates for franchisees who have not yet reported sales to the Company for portions of that period.

(3) The line of credit and term loan of $8.6 million for WE JAC mature in its fiscal year ended June 30, 1998 and, accordingly, are included as current liabilities. It is anticipated that all of this debt will be paid off with proceeds from this Offering.

(4) Includes 13 centers temporarily closed for relocation.

THE OHIO GROUP

     The following selected combined financial data should be read in conjunction with the financial statements and the notes thereto of the entities comprising the Ohio Group included elsewhere herein. The combined statement of operations data set forth below with respect to the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 is derived from the individual audited financial statements of the entities comprising the Ohio Group included elsewhere in this Prospectus. The combined statement of operations data set forth below with respect to the year ended December 31, 1995 and the combined balance sheet data as of December 31, 1995 is derived from the individual audited financial statements of Miracle Industries and the individual unaudited financial statements of Lube Ventures and Prema Properties included elsewhere in this Prospectus. The combined statement of operations data set forth below with respect to the six month periods ended June 30, 1996 and 1997 and the balance sheet data as of June 30, 1997 are derived from the individual unaudited financial statements of the entities comprising the Ohio Group included elsewhere in this Prospectus. The combined statement of operations set forth below with respect to the year ended December 31, 1994 and the balance sheet data as of December 31, 1994 are derived from unaudited individual financial statements of the entities comprising the Ohio Group not included in this Prospectus. The unaudited combined financial statements include all normal recurring adjustments that the entities comprising the Ohio Group consider necessary for a fair presentation of their financial position and results of operations. The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1997, or any other future period.

                                                              YEARS ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                                    --------------------------------------------      ----------------------------
                                                        1994            1995            1996            1996(2)           1997
                                                    ------------    ------------    ------------      ------------    ------------

                                                                   (IN THOUSANDS)                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue..........................................      $3,148          $4,888         $ 11,793          $  4,492        $  4,450
Direct cost......................................       2,134           4,120            9,552             3,723           3,883
                                                    ------------    ------------    ------------      ------------    ------------
Contribution.....................................       1,014             768            2,241               769             567
General and administrative expenses..............         780             782            1,505               744             722
                                                    ------------    ------------    ------------      ------------    ------------
Operating income (loss)..........................         234             (14)             736                25            (155)
Other expense....................................        (172)           (338)            (650)             (310)           (413)
                                                    ------------    ------------    ------------      ------------    ------------
Net income (loss)(1).............................      $   62          $ (352)        $     86          $   (285)       $   (568)
                                                    ------------    ------------    ------------      ------------    ------------
                                                    ------------    ------------    ------------      ------------    ------------

                                                                    DECEMBER 31,
                                                    --------------------------------------------             JUNE 30,
                                                        1994            1995            1996                   1997
                                                    ------------    ------------    ------------           ------------
BALANCE SHEET DATA:                                                           (IN THOUSANDS)
Working capital (deficit)........................      $  229          $  110         $   (515)(3)           $   (417)(3)
Total assets.....................................       6,591           7,262           13,405                 13,359
Total debt.......................................       3,548           3,969            8,362                  9,321
Shareholder's equity.............................       2,690           2,763            2,854                  2,420

---------------

(1) The Ohio Group consists of legal entities that are taxed as partnerships and therefore no income tax expense is included.

(2) Results for the six months ended June 30, 1996 reflect the acquisition of a 90% interest in HydroSpray by Miracle Industries effective March 1, 1996. The amounts presented do not include results of operations for January and February 1996. HydroSpray has historically generated negative contribution and losses from operations during those months due to seasonal factors. If these months had been included, combined income for the Ohio Group would have been reduced by $95,000, for the year ended December 31, 1996.

(3) In November 1996, Miracle Industries acquired a 50% investment in Indy Ventures with proceeds from a short term credit facility.

ALL OTHER CONSTITUENT COMPANIES

     The combined statement of operations data set forth below with respect to the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 are derived from the individual audited financial statements of the entities comprising All Other Constituent Companies not included in this Prospectus. The combined statement of operations data set forth below with respect to the year ended December 31, 1995 and for the six months ended June 30, 1996 and 1997 and the combined balance sheet data as of June 30, 1997 are derived from the individual unaudited financial statements the entities comprising All Other Constituent Companies not included in this Prospectus. The combined statement of operations data set forth below with respect to the year ended December 31, 1995 and the combined balance sheet data as of December 31, 1994 are derived from the individual unaudited financial of the entities comprising All Other Constituent Companies not included in this Prospectus. Such unaudited financial statements include all normal recurring adjustments that the Other Constituent Companies consider necessary for a fair presentation of their financial position and results of operations. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1997, or any other future period.

                                                                                                              SIX MONTHS ENDED
                                                                            YEARS ENDED DECEMBER 31,              JUNE 30,
                                                                        --------------------------------      ----------------
                                                                         1994      1995         1996           1996      1997
                                                                        ------    ------    ------------      ------    ------

STATEMENT OF OPERATIONS DATA:                                                               (IN THOUSANDS)
Revenue..............................................................   $2,017    $2,070       $2,175         $1,185    $1,190
Direct cost..........................................................      893     1,131        1,158            580       605
                                                                        ------    ------    ------------      ------    ------
Contribution.........................................................    1,124       939        1,017            605       585
General and administrative expenses..................................      764       600          611            360       362
                                                                        ------    ------    ------------      ------    ------
Operating income.....................................................      360       339          406            245       223
Other expense........................................................     (348)     (256)        (218)          (146)     (104)
                                                                        ------    ------    ------------      ------    ------
Net income(1)........................................................   $   12    $   83       $  188         $   99    $  119
                                                                        ------    ------    ------------      ------    ------
                                                                        ------    ------    ------------      ------    ------

                                                                                  DECEMBER 31,                   JUNE 30,
                                                                        ---------------------------------        --------
                                                                         1994       1995         1996              1997
                                                                        -------    ------    ------------        --------
BALANCE SHEET DATA:                                                                      (IN THOUSANDS)
Working deficit......................................................   $(2,687)   $ (380)      $ (679)           $ (140)
Total assets.........................................................     5,027     5,256        5,130             5,183
Total debt...........................................................     3,875     3,998        3,855             3,781
Shareholder's equity.................................................       946       822          996             1,115

---------------

(1) Each of the All Other Constituent Companies are legal entities that are taxed as partnerships and therefore no income tax expense is included.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain, in addition to historical information, forward-looking statements which involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Contemporaneously with the closing of the Offering, the Company will acquire the Constituent Companies in a series of mergers and share exchanges. Management's Discussion and Analysis of Financial Condition and Results of Operations is presented in four components. The first component is the Pro Forma Combined Financial Results for the year ended June 30, 1997, which include the accounts of the Constituent Companies as if the Combination had occurred on July 1, 1996. The next three components of Management's Discussion and Analysis of Financial Condition and Results of Operations are the financial results for WE JAC, the Ohio Group, and All Other Constituent Companies. The Ohio Group consists of Miracle Industries, Lube Ventures and Prema Properties. Financial results for these entities are combined because the companies are under common ownership and control. All Other Constituent Companies consist of Miracle Partners, Rocky Mountain I, Rocky Mountain II and Ralston Car Wash. Prior to the Combination, each of these companies has been operating separately and independently from WE JAC and the Ohio Group. The results of KBG, LLC are not included because that Constituent Company was formed for the purpose of conveying certain proprietary software and intellectual property and has never conducted any operations.

     Although all but the largest Constituent Company report financial results on a calendar year basis, the resulting combined Company will report on a June 30 fiscal year end and, as a result, historical information appearing in this Prospectus relating to all but the largest Constituent Company may not be comparable to future results of the combined entity.

PRO FORMA COMBINED COMPANY

GENERAL

     Company revenues are derived from four primary areas: franchising, company-operated center retail operations, manufacturing, and the distribution of parts and supplies. Franchise revenue is derived from royalties paid by individual franchisees to the Company, as well as the sale of individual franchises and franchise development rights. Retail operations revenue is derived from the operation of company-owned automotive centers and car wash facilities. Manufacturing revenues are composed of the sale and installation of car wash equipment and fast oil change and lubrication buildings. Parts and supply revenue is derived from the sale of automotive parts and equipment and car wash parts, supplies and chemicals. Direct costs consist of the cost of parts and equipment, fees paid to area developers for the sale of new franchises and for supporting franchisees, corporate costs associated with directly supporting the franchise system, and the cost of operating Company-owned car washes and fast oil change and lube centers. General and administrative expenses include all legal, accounting, general overhead, information technology and corporate staff expenses. Other income and expense items consist of amortization, interest income and expense and the operating results of centers held for resale by the Company.

     The Company believes that on an individual basis, the Constituent Companies have not had the resources required to more fully penetrate the automotive aftermarket. The resulting combined Company strategy is to leverage name recognition and existing market position by providing multiple complementary lines of business with additional manufacturing and distribution capabilities.

     As a result of the Combination, the Company believes there are several areas where economies of scale can be achieved. Such areas include employee benefits, advertising, insurance and parts and supplies purchasing arrangements. The Company believes that its combined infrastructure will more efficiently support the Company's operations. The Company cannot presently predict the effect, if any, on its financial performance from any of these or other similar opportunities to improve the operations of the Constituent Companies. The Constituent Companies have been managed throughout the periods presented as independent, privately owned companies and, as such, their results of operations reflect different tax structures which have influenced, among other things, their historical levels of owners' compensation.

     Miracle Industries, Lube Ventures, Miracle Partners, Rocky Mountain I, and Rocky Mountain II are corporations which historically have elected to be subject to subchapter S of the Internal Revenue Code of 1986, as amended. Prema Properties and Ralston Car Wash are limited liability companies and are taxed as partnerships. Upon consummation of the Combination, the Company will file as a consolidated group for federal income tax purposes. For purposes of the Pro Forma Combined Financial Statements presented in this Prospectus, federal and state income taxes have been provided for these companies, as if they had been taxable as C corporations during the periods.

     The historical results of operations of the Constituent Companies have also been adjusted to reflect certain purchase accounting adjustments, including (i) the amortization of goodwill arising from the Combination, (ii) the elimination of management fees charged between certain Constituent Companies and (iii) the elimination of intercompany receivables. Accordingly, the Combination results in additional goodwill of $14.2 million for a total of $32.3 million of goodwill on the combined Company's balance sheet. As a result, the Company will incur a non-cash and non-tax deductible expense of approximately $1.1 million per year for the amortization of goodwill.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the operations and growth of the Constituent Companies have been financed through private equity capital, internally generated working capital, and borrowings from commercial banks or other lenders. Management expects that approximately $18.5 million of the net proceeds of the Offering will be used to repay substantially all of the outstanding indebtedness of the Constituent Companies. These borrowings are generally secured by substantially all of the assets of the respective Constituent Company as well as the personal guarantees of the respective owners.

     The Company intends to enter into an agreement with a commercial bank to establish a credit facility upon the completion of the Offering and anticipates receiving a commitment from Signet Bank for such credit facility in the principal amount of $20 million, of which $5 million will be available to finance working capital requirements and $15 million will be available to finance future acquisitions. Borrowings under the credit facility will be secured by first priority liens on certain assets of the Company and its subsidiaries, and will bear interest at a LIBOR or prime-based rate at the Company's election. The definitive loan documents are expected to contain standard representations, covenants, conditions, events of defaults and indemnities. The Company expects it will be required to pay a facility fee at closing of approximately $40,000 and customary annual commitment fees. Interest will be payable monthly. The principal amount of the working capital facility will be payable at its maturity, which will be the third anniversary of its extension unless the maturity is extended. The principal amount of each acquisition loan will be amortized on the basis of an agreed amortization term not to exceed 60 months with all outstanding principal due at maturity.

     The Company intends to spend approximately $1.5 million over a period of 18 months to upgrade substantially all of the Company-owned car wash facilities with the full complement of HydroSpray car wash equipment and the proprietary operating and marketing features of the Precision Auto Wash System described herein. This will include building and facility improvements and the installation and replacement of car wash equipment. The Company also intends to invest approximately $500,000 in the Company's management information and accounting systems at the retail and corporate level. The Company intends to fund these expenditures through internally generated funds and, if necessary, borrowings under the revolving credit facility.

     Under the terms of the Combination Agreement, each of the Constituent Companies (other than WE JAC) is entitled to distribute amounts of cash to its owners necessary to enable the owners to pay the 1997 tax liabilities they are expected to incur with respect to the operation of the applicable Constituent Company through the Closing Date. Each of the Constituent Companies (including WE JAC) also is entitled to distribute cash to their owners in amounts equal to the amount of professional fees associated with the Combination and actually paid by the Constituent Company prior to the closing of the Combination.

     Management believes that the proceeds of the Offering, together with internally generated working capital and any additional borrowings, will be adequate to fund operations of the Company for the foreseeable future. The Company may incur, from time to time, additional bank indebtedness and may issue, in public or private transactions, equity or debt securities. Although the Company expects to obtain a revolving credit facility, as discussed above, there can be no assurance that sufficient additional financing will be available on terms acceptable to the Company. Failure to obtain additional financing on reasonable terms could have a negative effect on the Company.

     Management intends to increase the Company's market share in part through the acquisition and development of additional centers. Acquisitions may vary in size and the Company may consider larger acquisition opportunities which could be material to the Company. The Company expects it will use cash, stock, debt, seller financing or a combination thereof to effect such transactions. There can be no assurance that the Company will be able to acquire additional centers or that additional centers that might be acquired would be successfully integrated into the Company's operations.

WE JAC

     WE JAC revenues principally are derived from royalties paid by individual franchisees to WE JAC, the sale of automotive parts and equipment to franchisees and other automotive parts resellers, and the sale of individual franchises and the sale of franchise development rights for specific geographic areas. Direct costs consist of the portion of royalty payments made by franchisees that WE JAC pays to area developers, the cost of parts and equipment, fees paid to area developers for the sale of new franchises and corporate costs directly associated with servicing and supporting the franchisee system. General and administrative expenses include all legal, accounting, general overhead, information technology and corporate staff expenses. Other income and expense items consist of amortization, interest income and expense and other miscellaneous costs. From time to time, WE JAC assumes the operation of individual franchisee centers to maintain market position and system stability. WE JAC incurs additional expenses when this occurs. The centers typically are renovated, operations brought up to WE JAC standards, and remarketed to a new franchisee.

SYSTEM OVERVIEW

     The Precision Tune Auto Care system has been undergoing strategic change since the early 1990's. At that time, company management began to expand the retail menu of services offered at its centers in response to the advancing technology of automotive engines and the diminished need for a traditional tune-up. Menu additions included brake service, oil change and lubrication services, and scheduled factory maintenance, among other things. A number of the Company's underperforming franchised centers that were unable or unwilling to transition their service offerings to keep pace with changes in automotive technology were closed during the last four years.

     WE JAC's current management team has continued this strategic repositioning effort by preparing a definitive operations policy and procedures manual, adding experienced field supervisory personnel, attempting to reposition the Company's service menu in the eyes of the consumer by adding "Auto Care" to the name, and redesigning the company's marketing and advertising materials to clearly articulate the one-stop-shopping capabilities of a Precision Tune Auto Care center. Once fully implemented, the Company believes that these efforts will enable Precision Tune Auto Care franchisees to increase their sales per center.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement items as a percentage of net revenue for the fiscal years ended June 30, 1995, 1996 and 1997 for WE JAC.

                                                                                                        YEARS ENDED JUNE 30,
                                                                                                      ------------------------
                                                                                                      1995      1996      1997
                                                                                                      ----      ----      ----

                                                                                                      (PERCENTAGE OF REVENUE)
Net revenue.......................................................................................    100 %     100 %     100 %
Direct cost.......................................................................................     75        74        74
                                                                                                      ----      ----      ----
Contribution......................................................................................     25        26        26
General and administrative expenses...............................................................     11         8         9
Amortization expense..............................................................................      4         4         4
Company owned stores held for resale..............................................................      2         2         0
                                                                                                      ----      ----      ----
Operating income..................................................................................      8        12        13
Other expense.....................................................................................     (9 )      (4 )      (4 )
                                                                                                      ----      ----      ----
Income (loss) before taxes........................................................................     (1 )       8         9
Provision for income taxes........................................................................      0         4         5
                                                                                                      ----      ----      ----
Net income (loss).................................................................................     (1 )%      4 %       4 %
                                                                                                      ----      ----      ----
                                                                                                      ----      ----      ----

Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

     Revenue. Revenue increased $723,000 or 3% to $27.4 million for the year ended June 30, 1997 from $26.7 million for the year ended June 30, 1996. This reflects increases of $757,000 in royalty revenue, $235,000 in franchise revenue and $82,000 in other revenues which were offset by a $351,000 decrease in sales of equipment and parts. The increase in royalty revenue resulted from an increase in system-wide sales reflecting the Company's emphasis on a wider range of vehicle maintenance services instead of specialty tune ups. While this has resulted in a lower average price per service visit, the volume of service visits increased during the period. The Company's emphasis on providing a wider range of vehicle maintenance services has resulted in a lower average cost per service and a corresponding decrease in average parts sales per visit. The increase in franchise revenue reflects the sale of international master licenses, consistent with the Company's strategy to expand into international markets. Including master license fees, franchise fees and royalties, total revenues derived from international operations were $937,000 for the year ended June 30, 1997 compared to $636,000 for the year ended June 30, 1996.

     Direct Cost. Direct cost increased $583,000, or 3%, to $20.3 million for the year ended June 30, 1997 from $19.7 million for the year ended June 30, 1996. Direct cost as a percentage of revenue remained constant at 74% for 1997 and 1996, notwithstanding a $400,000 increase in expenses associated with franchisee field operations and training support, marketing and communication costs focused on the strategic repositioning of the business, and international and domestic sales development costs. Equipment and parts costs decreased $196,000 which was consistent with the decline in related sales.

     Contribution. Contribution increased $140,000, or 2%, to $7.2 million for the year ended June 30, 1997 from $7.0 million for the year ended June 30, 1996. Contribution margin as a percentage of revenue remained constant at 26% for 1997 and 1996.

     General and Administrative Expenses. General and administrative expenses increased $246,000, or 11%, to $2.5 million for the year ended June 30, 1997 from $2.2 million for the year ended June 30, 1996. General and administrative expenses as a percentage of revenue increased to 9% for the year ended June 30, 1997 from 8% for the year ended June 30, 1996. This increase was primarily due to the hiring of additional personnel and improvements made to the Company's management information system.

     Operating Income. Operating income increased $374,000, or 11%, to $3.7 million for the year ended June 30, 1997 from $3.3 million for the year ended June 30, 1996. Operating income as a percentage of revenues increased to 13% for the year ended June 30, 1997 from 12% for the year ended June 30, 1996. This increase reflects the divestiture of Company-owned stores which were operated by the Company in 1996 and negatively impacted the Company during that fiscal year.

     Other Expense. Other expense increased $96,000, or 9%, to $1.2 million for the year ended June 30, 1997 from $1.1 million for the year ended June 30, 1996. Other expense increased by $176,000 which was offset by net interest income of $80,000.

     Income (Loss) Before Taxes. Income before taxes increased $278,000, or 12% to $2.5 million for the year ended June 30, 1997 from $2.2 million for the year ended June 30, 1996. Income before taxes as a percentage of revenue increased to 9% for the year ended June 30, 1997 from 8% for the year ended June 30, 1996.

     Provision for Income Taxes. Provision for income taxes increased $93,000, or 8%, to $1.3 million for the year ended June 30, 1997 from $1.2 million for the year ended June 30, 1996 due to the increase in income before taxes.

     Net Income. Net income increased $185,000, or 17%, to $1.3 million for the year ended June 30, 1997 from $1.1 million for the year ended June 30, 1996. Net income as a percentage of revenue remained constant at 4% for 1997 and 1996.

Year Ended June 30, 1996 Compared to Year Ended June 30, 1995

     Revenue. Revenue increased $155,000, or 1%, to $26.7 million for the year ended June 30, 1996 from $26.6 million for the year ended June 30, 1995. The higher revenues are attributable to increases in royalty revenue of $153,000, equipment and parts sales of $25,000, and franchise fees of $69,000. The increases were offset by a decrease of $92,000 in other income. WE JAC revenues remained stable for the year as the Company continued to refocus the services offered from engine tune-ups to vehicle maintenance.

     Direct Cost. Direct cost decreased $334,000, or 2%, to $19.7 million for the year ended June 30, 1996 from $20.0 million for the year ended June 30, 1995. Direct cost as a percentage of revenues decreased from 75% for the year ended June 30, 1995 to 74% for the year ended June 30, 1996. Direct cost decreased as a result of a reduction in the allocation of corporate expense associated with open area and center operations in the amount of $257,000. Additionally, there was a $100,000 reduction in the cost of parts and equipment due to improved purchasing procedures. Costs associated with franchise fees and royalty revenue decreased $47,000 while revenues increased. This is attributed to acquisitions of areas previously held by area subfranchisors.

     Contribution. Contribution increased $489,000, or 7%, to $7.0 million for the year ended June 30, 1996 from $6.5 million for the year ended June 30, 1995. Contribution as a percentage of revenues increased to 26% for the year ended June 30, 1996 from 25% for the year ended June 30, 1995.

     General and Administrative Expenses. General and administrative expenses decreased $612,000, or 21%, to $2.3 million for the year ended June 30, 1996 from $2.9 million for the year ended June 30, 1995. As a percentage of revenue, general and administrative expenses decreased to 8% for the year ended June 30, 1996 from 11% for the year ended June 30, 1995. General and administrative expenses were lower for the year as a result of a reduction in legal expenses. This factor combined with a focus on cost containment had a significant effect on general and administrative expenses.

     Operating Income. Operating income increased $1 million, or 46%, to $3.3 million for the year ended June 30, 1996 from $2.3 million for the year ended June 30, 1995. As a percentage of revenue, operating income increased to 12% for the year ended June 30, 1996 from 8% for the year ended June 30, 1995. This reflects decreased direct costs and general and administrative expenses.

     Other Expense. Other expense decreased $1.4 million, or 56%, to $1 million for the year ended June 30, 1996 from $2.4 million for the year ended June 30, 1995. Other expense decreased primarily because the 1995 results of operations included the settlement of and legal fees associated with disputes involving an area subfranchisor and franchisee in the amount of $1.2 million.

     Income (Loss) Before Taxes. Income before taxes increased $2.4 million to $2.2 million for the year ended June 30, 1996 from a loss before taxes of $152,000 for the year ended June 30, 1995. Income before taxes as a percentage of revenue increased to 8% for the year ended June 30, 1996 from a loss before taxes for the year ended June 30, 1995. This increase can be attributed to the one time charge in 1995 related to legal fees and settlement costs of franchisee litigation recorded in fiscal 1995.

     Provision for Income Taxes. Provision for income taxes increased $1.1 million to $1.2 million for the year ended June 30, 1996 from $72,000 for the year ended June 30, 1995 due to the increase in income before taxes.

     Net Income (Loss). Net income increased $1.2 million to $1.1 million for the year ended June 30, 1996 from a loss of $67,000 for the year ended June 30, 1995. Net income as a percentage of revenue increased to 4% for the year ended June 30, 1996 from a loss for the year ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth selected information from the statement of cash flows of WE JAC:

                                                                                                     YEARS ENDED JUNE 30,
                                                                                                 -----------------------------
                                                                                                  1995       1996       1997
                                                                                                 -------    -------    -------

                                                                                                        (IN THOUSANDS)
Net cash provided by operating activities.....................................................   $ 1,949    $   462    $ 2,207
Net cash used in investing activities.........................................................      (504)    (1,176)      (891)
Net cash provided by (used in) financing
  activities..................................................................................    (1,852)       933     (1,491)
                                                                                                 -------    -------    -------
Change in cash and cash equivalents...........................................................   $  (407)   $   219    $  (175)
                                                                                                 -------    -------    -------
                                                                                                 -------    -------    -------

     From July 1, 1996 through June 30, 1997, WE JAC generated $2.2 million in net cash from operating activities. This amount was higher than the net cash provided by operating activities for the year ended June 30, 1996 principally because of changes in working capital, most notably, accounts payable and accrued expenses, and income taxes. Accounts receivable increased by $1.5 million during this period. This change is comprised of an increase in royalty receivables of $470,000, primarily as a result of an increase in retail sales during the month of June 1997, and an increase in master license fee receivables of $270,000 from the sale of international development rights in the same month. In addition, rent receivables increased $160,000 from the sale of company owned stores held for resale during the year resulting in accounts receivable from the franchisees which have sub-leased the centers. The allowance for bad debts decreased by approximately $233,000 primarily because the Company wrote off approximately $450,000 of receivables against the reserve during the year. These changes did not have a material impact on the Company's liquidity and cash flow.

     Inventory decreased $365,000 for the year ended June 30, 1997 from June 30, 1996. The decrease is attributable to the sale of Company centers and their associated inventory and the change in the mix of inventory from higher cost electronic parts to lower cost vehicle and engine maintenance parts. This change had a corresponding positive impact on liquidity.

     During the year ended June 30, 1997, cash used in investing activities consisted of $296,000 used to purchase property and equipment, $546,000 used to purchase franchise agreements and rights. Cash used in financing activities was primarily attributable to $2.8 million received from a term loan offset against the purchase of treasury stock from a former officer for $2.4 million and the repayment of long-term debt and notes payable of $2 million.

     From July 1, 1995 through June 30, 1996, WE JAC generated $462,000 in net cash from operating activities. This amount was substantially lower than the net cash provided by operating activities for the year ended June 30, 1995 in spite of higher net income because of changes in working capital, principally accounts payable and accrued expenses, and income taxes. Cash used in investing activities consisted of $358,000 used to purchase property and equipment, and $754,000 to purchase franchise rights. Cash provided from financing activities was attributable to $1.1 million received from the sale of stock less $170,000 in net decreases in debt.

     From July 1, 1994 through June 30, 1995, WE JAC generated $1.9 million in net cash from operating activities. During this period, $67,000 resulted from a net loss, and the remainder was generated from reductions in working capital. Cash used in investing activities consisted of $504,000 used to purchase property and equipment. Cash used in financing activities was attributable to $1.1 million in net payments on debt, and a repurchase of stock warrants of $750,000.

THE OHIO GROUP

     Ohio Group revenue is derived primarily from the operation of car wash centers, the sale of car wash equipment and fast-oil change buildings and to a lesser extent the sale of parts and supplies and franchise and royalties fees. For the period ended June 30, 1997, the Company derived $1.6 million from the operation of car wash centers, $7.1 million from the sale of car wash equipment, $1.8 million from the sale of fast oil change buildings, $820,000 from the sale of parts and supplies, and $354,000 from franchise and royalty fees. Direct costs are those related to the manufacture and installation of car wash equipment and automobile lubrication facilities, as well as direct costs associated with the operation of Company-owned car wash and fast oil change and lube centers. General and administrative expenses include all accounting, general overhead, information technology and corporate staff. Other income/expense consists of other expenses associated with Company-owned store operations, amortization, depreciation and interest expense.

     The Ohio Group acquired a 90% interest in HydroSpray in February 1996 in a transaction in which the Ohio Group assumed $1.0 million of current liabilities and refinanced $1.3 million of long term debt through a new bank loan. In connection with the purchase, the Ohio Group converted $500,000 of debt it had extended to HydroSpray previously into equity. Because the HydroSpray division sells both equipment and parts and supplies, the Ohio Group has shifted the sales of its parts and supplies to HydroSpray after it was acquired.

     Sales by the Ohio Group are impacted by seasonal factors. Low sales by the HydroSpray division for quarters ended March 31 reflect the difficulty in delivering and installing car wash equipment in winter months. Severe winter weather and rainy conditions can also negatively impact car wash operations while normal winter conditions increase the demand for car wash services.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of revenue for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 for the Ohio Group:

                                                                                                                 SIX MONTHS
                                                                                 YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                                                 ------------------------      --------------
                                                                                 1994      1995      1996      1996      1997
                                                                                 ----      ----      ----      ----      ----

                                                                                           (PERCENTAGE OF REVENUE)
Revenue.....................................................................     100 %     100 %     100 %     100 %     100 %
Direct cost.................................................................      68        84        81        83        87
                                                                                 ----      ----      ----      ----      ----
Contribution................................................................      32        16        19        17        13
General and administrative expenses.........................................      25        16        13        17        16
                                                                                 ----      ----      ----      ----      ----
Operating income (loss).....................................................       7         0         6         0        (3 )
Other expense...............................................................      (5 )      (7 )      (5 )      (7 )     (10 )
                                                                                 ----      ----      ----      ----      ----
Net income (loss)...........................................................       2 %      (7 )%      1 %      (7 )%    (13 )%
                                                                                 ----      ----      ----      ----      ----
                                                                                 ----      ----      ----      ----      ----

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenue. Revenue decreased $42,000, or 1%, to $4.4 million for the six months ended June 30, 1997 from $4.5 million for the six months ended June 30, 1996. The decrease was attributable to a decrease in service revenues resulting from severe rains and poor weather in the spring of 1997 which adversely impacted car wash equipment installation and car wash sales. The decrease in revenue was offset by increased sales of $95,000 in Lube Ventures equipment and $52,000 in Lube Depot franchise fees and royalties. Car wash product and equipment sales decreased $162,000 and car wash retail sales decreased $27,000.

     Direct Cost. Direct cost increased $160,000, or 4%, to $3.9 million for the six months ended June 30, 1997 from $3.7 million for the six months ended June 30, 1996. Direct cost as a percentage of revenue increased to 87% for the six months ended June 30, 1997 from 83% for the six months ended June 30, 1996. Car wash product and equipment costs increased $68,000. A significant factor in the increase was that the period included two more months of fixed costs associated with the HydroSpray operation than during the previous year.

     Contribution. Contribution decreased $202,000, or 26%, to $567,000 for the six months ended June 30, 1997 from $769,000 for the six months ended June 30, 1996. The decrease is primarily attributable to increased marketing expenses and the adverse impact of the poor spring weather.

     General and Administrative Expenses. General and administrative expenses decreased $22,000, or 3%, to $722,000 for the six months ended June 30, 1997 from $744,000 for the six months ended June 30, 1996. General and administrative expenses as a percentage of revenues decreased to 16% in 1997 from 17% in 1996.

     Operating Income (Loss). Operating loss increased $180,000 to $(155,000) for the six months ended June 30, 1997 from operating income of $25,000 for the six months ended June 30, 1996. Operating loss as a percentage of revenue decreased to 3% in 1997 from 0% in 1996. The 1996 operating loss would have been increased by $95,000 had the acquisition of HydroSpray occured prior to February 29, 1996, as the quarter ending March 31 is generally the least profitable quarter.

     Other Expense. Other expense increased $103,000, or 33%, to $413,000 for the six months ended June 30, 1997 from $310,000 for the six months ended June 30, 1996. The change was a result of the increase in interest expense associated with the assumption of the debt obligations of HydroSpray and indebtedness incurred in connection with the acquisition of new car wash facilities.

     Net Income (Loss). Net loss increased $283,000, or 99%, to $568,000 for the six months ended June 30, 1997 from $285,000 for the six months ended June 30, 1996. Net loss as a percentage of revenue increased to 13% for the six months ended June 30, 1997 from a loss of 7% for the six months ended June 30, 1996.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased $6.9 million, or 141%, to $11.8 million for the year ended December 31, 1996 from $4.9 million for the year ended December 31, 1995. This change was due to the acquisition of a 90% interest in HydroSpray representing approximately $6.0 million in sales, increased sales in Lube Ventures of $753,000, the fast oil change and lubrication operation, and the purchase of five additional car washes operated as company-owned centers which contributed $320,000 in additional revenues. These increases were partially offset by a $245,000 anticipated decrease in parts sales from discontinued lines.

     Direct Cost. Direct cost increased $5.4 million, or 132%, to $9.6 million for the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995. Direct cost as a percentage of revenue decreased to 81% for the year ended December 31, 1996 from 84% for the year ended December 31, 1995. The acquisition of HydroSpray accounted for an increase of $5.3 million. Direct costs for car wash operations increased $440,000 due to higher fixed costs as a result of newly acquired car washes which was offset by a decrease of $177,000 in car wash equipment and product sales.

     Contribution. Contribution increased $1.5 million, or 192%, to $2.2 million for the year ended December 31, 1996 from $768,000 for the year ended December 31, 1995. The increase is primarily a result of an increase in revenues relating to the acquisition of HydroSpray.

     General and Administrative Expenses. General and administrative expenses increased $723,000, or 92%, to $1.5 million for the year ended December 31, 1996 from $782,000 for the year ended December 31, 1995. General and administrative expenses as a percentage of revenue decreased to 13% in 1996 from 16% in 1995 as expenses were spread across a larger revenue base.

     Operating income (Loss). Operating income increased $750,000 to $736,000 for the year ended December 31, 1996 from a loss for the year ended December 31, 1995. Operating income as a percentage of revenue increased to 6% for the year ended December 31, 1996 from a loss for the year ended December 31, 1995.

     Other Expense. Other expense increased $312,000, or 92%, to $650,000 for the year ended December 31, 1996 from $338,000 for the year ended December 31, 1995. The increase primarily consisted of a $160,000 increase in interest expense relating to HydroSpray and $137,000 in interest expense related to new indebtedness incurred in connection with building new car wash operations.

     Net Income (Loss). Net income increased $438,000 to $86,000 for the year ended December 31, 1996 from a loss of $352,000 for the year ended December 31, 1995. Net income as a percentage of revenue increased to 1% for the year ended December 31, 1996 from a loss for the year ended December 31, 1995.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenue. Revenue increased $1.7 million, or 55%, to $4.8 million for the year ended December 31, 1995 from $3.1 million for the year ended December 31, 1994. Revenue increased from the purchase of the Lube Venture operation which represented $1.3 million of the $1.7 million increase. Revenue from car washes increased $484,000 as a result of several acquisitions.

     Direct Cost. Direct cost increased $2.0 million, or 93%, to $4.1 million for the year ended December 31, 1995 from $2.1 million for the year ended December 31, 1994. Direct cost as a percentage of revenue increased to 84% for the year ended December 31, 1995 from 68% for the year ended December 31, 1994. Direct costs increased from the initial costs associated with developing the franchising operation for Lube Ventures. Lube Ventures incurred direct costs totalling $1.4 million. Direct cost for car wash operations increased $262,000. Product and equipment distribution costs increased $120,000.

     Contribution. Contribution decreased $246,000, or 24%, to $768,000 for the year ended December 31, 1995 from $1.0 million for the year ended December 31, 1994. Contribution as a percentage of revenue decreased to 16% for the year ended December 31, 1995 from 32% for the year ended December 31, 1994. Contribution decreased as a result of the increase in direct costs and revenues.

     General and Administrative Expenses. General and administrative expenses remained flat at approximately $780,000 in both 1994 and 1995. General and administrative expenses as a percentage of revenues decreased to 16% for the year ended December 31, 1995 from 25% for the year ended December 31, 1994. The percentage decrease was due to the larger revenue base that general and administrative cost were applied against. An increase in the actual dollar cost of general and administrative costs was associated with adding the franchising capability of the Lube Venture operation and the increased costs of a larger operation.

     Operating Income (Loss). Operating loss increased $248,000 to $(14,000) for the year ended December 31, 1995 from operating income of $234,000 for the year ended December 31, 1994. Operating loss as a percentage of revenue decreased to

0% for the year ended December 31, 1995 from 7% for the year ended December 31, 1994. Loss from operations increased as a result of the Lube Ventures purchase.

     Other Expense. Other expense increased $166,000, or 96%, to $338,000 for the year ended December 31, 1995 from $172,000 for the year ended December 31, 1994. Additional interest costs from the acquisition increased other expenses.

     Net Income (Loss). Net income decreased $414,000 to $(352,000) for the year ended December 31, 1995 from $62,000 for the year ended December 31, 1994. Net loss as a percentage of revenue increased to (7)% for the year ended December 31, 1995 from net income as a percentage of revenue of 2% for the year ended December 31, 1994. Net income decreased from the additional initial costs of acquisition and franchising.

LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth selected information from the statement of cash flows of the Ohio Group:

                                                              YEARS ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------------      ----------------------------------
                                                              1995                1996                1996                1997
                                                         --------------      --------------      --------------      --------------

                                                                                       (IN THOUSANDS)
Net cash provided by (used in) operating
  activities........................................         $  176             $    745            $   (745)            $ (857)
Net cash used in investing activities...............           (971)              (3,609)             (3,610)              (207)
Net cash provided by financing activities...........          1,124                2,670               4,146              1,096
                                                         --------------      --------------      --------------      --------------
Change in cash and cash equivalents.................         $  329             $   (194)           $   (209)            $   32
                                                         --------------      --------------      --------------      --------------
                                                         --------------      --------------      --------------      --------------

     During the six months ended June 30, 1997, the Ohio Group used cash of $857,000 in operating activities. During this period, $168,000 related to net loss before non-cash charges, and $689,000 from reductions in working capital accounts. In the first six months ended June 30, 1996, the Ohio Group used $3.6 million in investing activities largely for the acquisition of a 90% interest in HydroSpray Equipment Co., Ltd. and additional car wash facilities. During the six months ended June 30, 1997, the Ohio Group generated cash from financing activities of $1.1 million consisting of $136,000 from the sale of common stock and $1.0 million in net proceeds from debt.

     From January 1, 1995 through December 31, 1996, the Ohio Group generated $921,000 in net cash from operating activities. During this period, $881,000 was generated from net income before non-cash charges, and $40,000 from reductions in working capital. Cash used in investing activities was attributable to $4.3 million in purchases of property and equipment (primarily related to the HydroSpray acquisition), $150,000 from a net increase in outstanding notes receivable, $62,000 for investments, and $50,000 in other purchases. Cash used in financing activities was attributable to $330,000 for the purchase of treasury stock, and $33,000 in payment of dividends. Financing sources consisted of $995,000 received upon the sale of common stock and $3.1 million in net proceeds from debt.

ALL OTHER CONSTITUENT COMPANIES

     Revenues for All Other Constituent Companies are derived primarily from car wash operation sales. Contribution margin consists of direct costs related to car wash operations including facilities, personnel, utilities, maintenance and supplies. General and administrative expenses include all accounting, general overhead, information technology and executive expenses. Other income/expense consists of other expenses associated with company-owned store operations, amortization and depreciation expense and interest expense.

     Sales by all other Constituent Companies are impacted by several factors. Severe winter weather and rainy conditions can negatively impact car wash operations while normal winter conditions generally increase the demand for car wash services.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement items as a percentage of revenue for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997 for All Other Constituent Companies.

                                                                                                                 SIX MONTHS
                                                                                 YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                                                 ------------------------      --------------
                                                                                 1994      1995      1996      1996      1997
                                                                                 ----      ----      ----      ----      ----

                                                                                           (PERCENTAGE OF REVENUE)
Revenue.....................................................................     100 %     100 %     100 %     100 %     100 %
Direct cost.................................................................      44        55        53        49        51
                                                                                 ----      ----      ----      ----      ----
Contribution................................................................      56        45        47        51        49
General and administrative expenses.........................................      38        29        28        30        30
                                                                                 ----      ----      ----      ----      ----
Operating income............................................................      18        16        19        21        19
Other expense...............................................................     (17 )     (12 )     (10 )     (12 )      (9 )
                                                                                 ----      ----      ----      ----      ----
Net income..................................................................       1 %       4 %       9 %       9 %      10 %
                                                                                 ----      ----      ----      ----      ----
                                                                                 ----      ----      ----      ----      ----

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenue. Revenue remained essentially constant at $1.2 million for the six months ended June 30, 1997 and for the six months ended June 30, 1996. The relatively constant sales were attributed to severe rain conditions that reduced sales from the Ohio operations by 11% or $27,000 which offset a $40,000 or 4% increase in sales from the Denver operations.

     Direct Cost. Direct cost increased $25,000 or 4%, to $605,000 for the six months ended June 30, 1997 from $580,000 for the six months ended June 30, 1996. Direct cost as a percentage of revenue increased to 51% for the six months ended June 30, 1997 from 49% for the six months ended June 30, 1996. Direct cost, as a percentage of revenue increased principally as a result of relatively fixed direct costs associated with the Ohio operation coupled with reduced sales during the period.

     Contribution. Contribution decreased $20,000, or 3%, to $585,000 for the six months ended June 30, 1997 from $605,000 for the six months ended June 30, 1996. Contribution was adversely affected by the reduction in sales from the Ohio operation, combined with no offsetting decrease in fixed direct costs.

     General and Administrative Expenses. The level of general and administrative expenses remained relatively constant during the period and have remained essentially constant as a percentage of revenue.

     Operating Income. Operating income decreased $22,000 or 9%, to $223,000 for the six months ended June 30, 1997 from $245,000 for the six months ended June 30, 1996. Operating income as a percentage of revenue decreased to 19% for the six months ended June 30, 1997 from 21% for the six months ended June 30, 1996.

     Other Expense. Other expense decreased $42,000 or 29%, to $104,000 for the six months ended June 30, 1997 from $146,000 for the six months ended June 30, 1996. Other expense as a percentage of revenue decreased to 9% for the six months ended June 30, 1997 from 12% for the six months ended June 30, 1996. The decrease consists primarily of a reduction in interest expense.

     Net Income. Net income increased $20,000 or 20%, to $119,000 for the six months ended June 30, 1997 from $99,000 for the six months ended June 30, 1996. Net income as a percentage of revenue increased to 10% for the six months ended June 30, 1997 from 9% for the six months ended June 30, 1996. The change in net income is principally attributed to the decrease in other expense.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased $105,000, or 5%, to $2.2 million for the year ended December 31, 1996 from $2.1 million for the year ended December 31, 1995. This change was primarily due to sales increases at each of the facilities, particularly at the Company's prototype operation located in Denver, Colorado.

     Direct Cost. Direct cost increased $27,000, or 2%, to $1.2 million for the year ended December 31, 1996 from $1.1 million for the year ended December 31, 1995. Direct cost as a percentage of revenue decreased to 53% for the year ended December 31, 1996 from 55% for the year ended December 31, 1995. Direct costs, as a percentage of revenue, decreased by holding fixed costs relatively constant as revenues increased.

     Contribution. Contribution increased $78,000, or 8%, to $1.0 million for the year ended December 31, 1996 from $939,000 for the year ended December 31, 1995. This change is attributable to the revenue increase and stability of direct costs.

     General and Administrative Expenses. General and administrative expenses increased $11,000 or 2%, to $611,000 for the year ended December 31, 1996 from $600,000 for the year ended December 31, 1995. This increase was due primarily to increased professional fees and personnel costs required to support continued growth. General and administrative expenses remained constant as a percentage of revenue.

     Operating Income. Operating income increased $67,000, or 120%, to $406,000 for the year ended December 31, 1996 from $339,000 for the year ended December 31, 1995. Operating income as a percentage of revenue increased to 19% for the year ended December 31, 1996 from 16% for the year ended December 31, 1995. The change in operating income improved through increased revenue and stable direct costs.

     Other Expense. Other expense decreased $38,000, or 15%, to $218,000 for the year ended December 31, 1996 from $256,000 for the year ended December 31, 1995. Other expense as a percentage of revenue decreased to 10% for the year ended December 31, 1996 from 12% for the year ended December 31, 1995. The decrease consists of a reduction in interest and rent expense.

     Net Income. Net income increased $105,000, or 126%, to $188,000 for the year ended December 31, 1996 from $83,000 for the year ended December 31, 1995. Net income as a percentage of revenue increased to 9% for the year ended December 31, 1996 from 4% for the year ended December 31, 1995. The change in net income is attributed to the increase in revenues while holding or reducing direct and other costs.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenue. Revenue increased $53,000, or 3%, to $2.1 million for the year ended December 31, 1995 from $2.0 million for the year ended December 31, 1994. Revenues increased from the increased use of repeat customer promotions and targeted advertising.

     Direct Cost. Direct cost increased $238,000, or 27%, to $1.1 million for the year ended December 31, 1995 from $893,000 for the year ended December 31, 1994. Direct cost as a percentage of revenue increased to 55% for the year ended December 31, 1995 from 44% for the year ended December 31, 1994. Direct costs increased from an additional investment in control systems and new facilities and a re-allocation of certain general and administrative expenses to direct costs.

     Contribution. Contribution decreased $185,000, or 16%, to $939,000 for the year ended December 31, 1995 from $1.1 million for the year ended December 31, 1994. Contribution as a percentage of revenue decreased to 45% for the year ended December 31, 1995 from 56% for the year ended December 31, 1994. Contribution decreased primarily as a result of the increase in direct costs.

     General and Administrative Expenses. General and administrative expenses decreased $164,000, or 21%, to $600,000 for the year ended December 31, 1995 from $764,000 for the year ended December 31, 1994. General and administrative expenses as a percentage of revenues decreased to 29% for the year ended December 31, 1995 from 38% for the year ended December 31, 1994. To more accurately reflect the nature of the costs of the business, a re-allocation of costs from general and administrative to direct was made. This accounts for the majority of the increase in direct costs and decrease in general and administrative costs.

     Operating Income. Operating income decreased $21,000, or 6%, to $339,000 for the year ended December 31, 1995 from $360,000 for the year ended December 31, 1994. Operating income as a percentage of revenue decreased to 16% for the year ended December 31, 1995 from 18% for the year ended December 31, 1994. Operating income decreased as a result of the increase in direct costs associated with new systems development.

     Other Expense. Other expenses decreased $92,000, or 26%, to $256,000 for the year ended December 31, 1995 from $348,000 for the year ended December 31, 1994. Other expenses as a percentage of revenue decreased to 12% for the year ended December 31, 1995 from 17% for the year ended December 31, 1994. Other expenses decreased from debt refinancing and cost control.

     Net Income. Net income increased $71,000, or 591%, to $83,000 for the year ended December 31, 1995 from $12,000 for the year ended December 31, 1994. Net income from operations as a percentage of revenue increased to 4% for the year ended December 31, 1995 from 1% for the year ended December 31, 1994. Net income benefited from the increase in revenues and the decrease in general and administrative and other expenses offset by the increase in direct costs.

LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth selected information from the statement of cash flows of all other Constituent Companies:

                                                                                      YEARS ENDED         SIX MONTHS ENDED
                                                                                      DECEMBER 31,            JUNE 30,
                                                                                    ----------------      ----------------
                                                                                    1995       1996       1996       1997
                                                                                    -----      -----      -----      -----

                                                                                                (IN THOUSANDS)
Net cash provided by operating activities......................................     $ 390      $ 481      $ 137      $ 270
Net cash used in investing activities..........................................      (464)      (153)       (57)      (143)
Net cash provided by (used in) financing activities............................       109       (331)       (98)      (125)
                                                                                    -----      -----      -----      -----
Change in cash and cash equivalents............................................     $  35      $  (3)     $ (18)     $   2
                                                                                    -----      -----      -----      -----
                                                                                    -----      -----      -----      -----

     During the six months ended June 30, 1997, the Other Constituent Companies generated cash from operating activities of $270,000 as compared to $137,000 in the same period in the prior year. The majority of the change relates to net income before non cash charges of $230,000 and $300,000 and cash used in the reduction of working capital of $93,000 and $30,000 in 1996 and 1997, respectively. In the six months ended June 30, 1997, All Other Constituent Companies used $143,000 in investing activities largely attributable to the acquisition of property and equipment. During the six months ended June 30, 1997, All Other Constituent Companies used cash in financing activities of $125,000 which was attributable to payments on long-term debt.

     From January 1, 1995 through December 31, 1996, All Other Constituent Companies generated $871,000 in net cash from operating activities. During this period, $880,000 was generated from net income before non-cash charges, and $9,000 was used in the reduction of working capital. Cash used in investing activities was attributable to $635,000 in purchases of property and equipment offset by payments on notes receivable of $18,000. Cash used in financing activities was attributable to $109,000 in net payments on debt, $83,000 for the purchase of treasury stock, and $31,000 in other financing activities.

                                    BUSINESS

GENERAL

     Upon completion of the Offering and the Combination, management believes that Precision Auto Care will be a leading provider of comprehensive automotive maintenance services. These services will be marketed under the "Precision" brand and include three distinct operations: (i) Precision Tune Auto Care, an existing international chain of automotive service franchises; (ii) Precision Auto Wash, an operator and franchisor of a chain of self-service and touchless automatic car wash centers; and (iii) Precision Lube Express, an operator and franchisor of a chain of modular fast oil change and lube centers. The Company's mission is to be the premier provider of quality car care services worldwide by exceeding its customers' expectations.

     The management team headed by John F. Ripley, the Company's president and chief executive officer, joined Precision Tune Auto Care, the operating subsidiary of WE JAC Corporation (the largest Constituent Company), in July of 1995 and developed a strategic plan to capitalize on the market opportunities presented to Precision Tune Auto Care. The primary goal of the strategic plan is to grow the Company into a multiple-solutions provider of automotive services by effectively cross-marketing the depth and breadth of the Company's services.

     The Company intends to employ the following strategies to accomplish its objectives:

     (Bullet) Leverage Precision Tune Auto Care's broad brand name recognition and existing market position in the automotive services business into the car wash and fast oil change and lube sectors of the automotive aftermarket;

     (Bullet) Provide existing Precision Tune Auto Care franchisees with cross-selling opportunities to their customer base and local market position by adding Precision Auto Wash and Precision Lube Express operations at or in close proximity to their existing centers;

     (Bullet) Develop cross-marketing programs among franchisees throughout the Precision Auto Care system that would enable franchisees to maximize their returns on advertising spending;

     (Bullet) Capitalize on the Company's vertically integrated manufacturing and distributing capabilities to provide a broad array of products to franchisees, including automotive parts and service equipment, car wash equipment, chemicals and supplies, and modular fast oil change and lube buildings; and

     (Bullet) Consolidate the automotive maintenance service industry through strategic acquisitions and the conversion of centers operated by competitors into Precision Auto Care franchises or Company-owned centers.

     The market for automotive services is large, growing and highly fragmented. The Company expects that the market for its services will continue to grow primarily due to a continuing shift of consumer preference from the "do-it-yourself" to the "do-it-for-me" sector. The Company believes that no national brand leader currently markets the full range of automotive maintenance services the Company provides and that the fragmented nature of the industry presents a unique opportunity to amass market share. The Company's manufacturing capabilities will provide an opportunity for the Company to make cost-effective conversions of its competitors' car washes and fast oil change and lube centers into Precision Auto Care franchises or Company-owned centers, enabling the Company to consolidate these sectors of the industry more quickly.

     At June 30, 1997, the Company had 556 franchise Precision Tune Auto Care centers, 34 Company-owned car washes and 21 franchise and one Company-owned fast oil change and lube express centers. For the year ended June 30, 1997, after giving effect to the Offering and the acquisition of Worldwide, pro forma Company revenue, operating income and net income were $43.1 million, $4.6 million and $2.0 million, respectively.

INDUSTRY OVERVIEW

     The automotive maintenance service market is large, growing and highly fragmented. Management believes these characteristics present a unique opportunity for a quality national brand to achieve internal growth and to gain market share through consolidation.

     The domestic automotive service, car wash and quick lube sectors totaled approximately $100 billion in 1996, up from $95 billion in 1995 according to the Automotive Parts and Accessories Association and the International Car Wash Association. According to the Automotive Parts and Accessories Association 1996 Aftermarket Factbook, there are approximately 200 million cars and light trucks in the United States today. The Company estimates that its current market share is less than 1% of this market.

     The Company expects that the market for the services it provides will continue to grow as more consumers seek to have services performed for them ("do-it-for-me") rather than performing those services themselves ("do-it-yourself"). According to Lang Marketing Resources, Inc., the do-it-for-me segment increased from 67% to 72% from 1985 to 1995 while the do-it-yourself format showed a corresponding decrease. The Company believes the principal factors causing this shift in consumer preference are as follows:

     (Bullet) The consumer desire for one-stop shopping, convenience and value;

     (Bullet) An aging and time sensitive population;

     (Bullet) The increase in two wage-earning households;

     (Bullet) Greater technical complexity in today's vehicles; and

     (Bullet) Competitive pricing to many "do-it-yourself" services.

The FIND/SVP (March 1995) Report, Market for Aftermarket Services estimates that this trend should continue and projects annual growth rates of 5.8%, 6.8% and 13.6% in oil change, tune-up, and brake services sectors, respectively, through 1999. Additional industry factors which the Company believes will increase the demand for its services include (i) a continuing decline in the number of service bays at automobile dealerships, (ii) the increasing cost of new cars and the relative percentage of that cost to median family income and (iii) the increasing age of the average vehicle (9.3 years in 1996 compared to 6.9 years in 1981).

     The Company's consumer research indicates that the fragmentation of the industry is exemplified in the fact that automobile dealerships, which do not currently have significant national or international name brand recognition, represent Precision Tune Auto Care's primary competition. While automobile dealerships do not have significant brand recognition, the fact that they are authorized to provide services by the manufacturers of the automobiles they sell provides them with credibility as a premium provider of automotive maintenance service for such brands of automobiles. Other participants in the automotive service sector include parts suppliers, tire companies, and regional service specialists, none of which are deemed by management to be national service providers with strong top-of-mind brand awareness. The International Car Wash Association estimates that there are approximately 75,000 car wash facilities in North America. The Company is not aware of any national or significant regional competitors in this sector. Precision Lube Express competes in a fast lube industry marked with national chains such as Jiffy Lube, Q Lube, Texaco's Express Lube and Valvoline's Instant Oil Change, as well as a number of smaller, regional chains and independent operators.

     The Company believes that the size, growth and fragmentation of the markets in which it operates present significant opportunities for a national brand with a reputation for quality. For example, the car wash business and significant portions of the fast oil change and lube business historically have been populated with local operators who rarely upgrade or improve their facilities. Moreover, recent technological improvements in car wash equipment and chemicals now allow for more consistent and higher quality service. The Company believes that a large national brand can attract a greater part of the market as consumers become aware of these features and experience consistent quality, appearance and service standards throughout the Precision Auto Care system.

COMPETITIVE STRENGTHS

     Precision Auto Care believes that the following characteristics provide competitive advantages:

     Strong Brand Awareness. Although the Company has not conducted operations under the Precision Auto Wash or Precision Lube Express name, Precision Tune Auto Care has been in existence since 1977 and, with 468 domestic centers and 88 international centers as of June 30, 1997, has achieved significant awareness of the Precision brand name. The Company's centers are located in 39 states and five countries. The logos, signage, and building identity package for Precision Lube Express and Precision Auto Wash have been designed to be complementary with and to extend this brand awareness, which management believes will provide significant opportunities for cross promotion of the three businesses. The Company expects that this cross promotion will allow the Company to utilize national broadcast advertising more effectively and earlier than would otherwise be the case, creating top-of-the mind brand awareness among consumers.

     One-Stop-Shop "Do-It-For-Me" Service Capability. In addition to providing a full range of automotive maintenance services at Precision Tune Auto Care, the Company believes its franchisees can successfully add Precision Lube Express bays to Precision Auto Wash centers and Precision Auto Wash touchless wash bays to Precision Tune Auto Care and Precision Lube Express centers, thereby maximizing customer convenience and Company and franchisee revenues and earnings. The

Company believes that positioning the Company as a one-stop, multiple-solutions provider of automotive maintenance services (many of which are essential to vehicle maintenance) will be very attractive to today's drivers, many of whom are faced with increasing time pressures.

     Experienced and Proven Full Service Franchising Capability. Precision Tune Auto Care has been engaged in franchising for 20 years and has been named as one of the top franchises in the United States and the world by publications such as Entrepreneur Magazine, Success Magazine, Money Magazine, and Franchise Buyer. The Company supports its franchisees with a vertically integrated support system, including operations, customer service, marketing and training support and computerized systems at the retail level, site selection and service center development assistance, parts and supplies distribution, auto wash equipment manufacturing and installation, lube express building manufacturing and installation, and if desired, monthly accounting and financial reporting assistance. The Company utilizes a dual approach to sell franchises. There currently are 31 Precision Tune Auto Care area developers who have existing rights to develop certain territories. The Company's new management has recently refocused the Company's infrastructure to market sales of franchises directly to prospective franchisees in areas not covered by these subfranchisors.

     Superior Technical Capabilities and Customer Service. Precision Tune Auto Care's highly trained technicians specialize in high end "under-the-hood" automotive maintenance services and engine diagnostics. Given the increasing complexity of today's vehicles, management believes that the Company's highly trained technicians give the Company a competitive advantage over many of its competitors, whose technicians are not as well trained, and over "do-it-yourself" consumers, who typically are unqualified to repair and maintain modern engine systems. The Company supports its services with a comprehensive warranty program. The Company's technical capabilities also are supported by a series of quality-oriented programs, including the training of center personnel in how to provide high quality customer service, centralized customer service "800" numbers, extensive store evaluation and "mystery shopper" programs, computerized in-store educational kiosks, use of quality parts, and a pricing policy which aims to provide customers with Precision Value, which the Company defines as quality, service and convenience at a fair price.

     Attractive Unit Economics. When operated in accordance with Company guidelines, each of the three types of retail centers can provide attractive economic returns to the owner. The Company believes that these economic opportunities will be enhanced by the ability to cross promote the Precision brand through the three different types of retail centers. The Company also believes that the levels of initial investment required of franchisees make the Company's franchises economically attractive. Of particular note is the relatively low cost of entry into the fast oil change and lube business facilitated by the Company's modular fast lube building. Management believes the modular fast oil change and lube building provides a significant competitive advantage over its competitors which require more expensive build-to-suit buildings with pits or a basement.

     Motivated Owner-Operators. Although the Precision Tune Auto Care system has several successful franchisees who own large numbers of centers, the average franchisee owns between one and three centers. Management believes that a substantial majority of these franchisees operate Precision Tune Auto Care centers as their primary source of income and are therefore highly motivated to maximize their retail center sales and profits.

     Experienced Management. As a team, the Company's senior officers have extensive experience in the automotive aftermarket sector, franchising operations, and the management of publicly-held growth companies. This management team has implemented a series of programs designed to give the Company a common vision, shared goals and a culture of responsibility and accountability.

GROWTH STRATEGY

     The Company's growth strategy centers on the following elements:

     Maximizing Service Center Profitability. The Company believes that maximizing service center profitability is vital to the stability and growth of the Precision Auto Care system. Accordingly, the Company continually seeks to identify, develop and promote systems, products, and practices that enhance the awareness of the Precision name, grow retail sales, and control service center operating costs. The Company has identified a strategy to become a nationally recognized leader in the automotive service industry by offering the services of its three types of operating units under one brand name. In addition to providing cross-promotional and other marketing opportunities, the Company believes that the combination of up to the three types of individual services offered by the Company at the same location or in close proximity will provide added customer convenience and can generate superior economic returns to the center operators. For example, if space is available Precision Lube Express bays can quickly and economically be added to an existing Precision Auto Wash facility. Such combinations increase the level of service to the customer, allowing the operator to provide cross-promotions to encourage the frequent usage of the services offered by each unit.

     Service Center Growth. Precision Tune Auto Care intends to utilize its franchising capability and experience and its existing center base to cross-sell Precision Auto Wash and Precision Lube Express franchises. The Company's domestic franchising efforts seek to establish critical mass in regional markets. Although it has relied heavily on area subfranchisors in the past, the Company intends to utilize direct franchising versus franchising through area developers in the future. The Company's international expansion efforts will continue to utilize master franchise arrangements and will focus primarily in areas of the world where Precision Tune Auto Care already has developed a presence, namely Southeast Asia, the Americas, and the Caribbean.

     Management believes that the availability of two new franchise products to offer existing franchisees could result in significant franchise sales as those franchisees seek to obtain incremental market penetration and revenue growth by complementing existing centers with one or more of the other types of centers.

     To simplify the process of starting a new franchise or adding an additional franchise, the Company presently intends to initiate two new programs:

     (Bullet) The Precision Asset Leasing Program will be intended to minimize the up-front cash investment required by the franchisee. This program will provide franchisees the opportunity to lease the equipment required for operation of a Precision Tune Auto Care or Precision Auto Wash center, as well as the building and equipment required for a Precision Lube Express center.

     (Bullet) The Precision Turnkey Program will be designed to allow a franchisee to purchase an existing company-operated center and will be offered at management's discretion in certain predetermined areas. The franchisee will purchase a franchise license and the center's assets, including goodwill, and, if applicable, will rent the underlying real property from the Company. The program is designed to enhance franchise sales by providing readily available and immediately operational sites of Company-selected locations.

     Acquisition or Conversion of Competitor Centers. The Company aggressively will seek to acquire or convert competitors, directly or through franchising, to the Precision Auto Care system. Because the car wash industry is dominated by one-to-three center operators, this business will be a particular focus for this strategy. Management estimates that approximately 2,000 of the existing car wash centers in the United States use equipment similar to the equipment that will be used in Precision Auto Wash centers. The Company believes that significant sales increases could be achieved upon the acquisition or conversion of such centers once they are upgraded to Precision Auto Wash operating and marketing standards and enjoy the competitive advantages of the comprehensive and proprietary Precision Auto Wash system and Precision brand name awareness. A number of competing auto care and fast lube chains will also be targeted for acquisition or conversion.

     Company Store Division. The Company plans to develop a division of Company owned Precision Tune Auto Care, Precision Auto Wash, and Precision Lube Express centers. This will enable the Company to capture revenue and profits at the service center operating level, increase Precision brand market share and potentially derive capital gains through the subsequent sale and franchising of such units pursuant to the Precision Turnkey Program. At June 30, 1997 this division included 31 auto wash centers owned directly by the Company, 4 auto wash centers which the Company manages and in which it holds a 50% equity interest and four fast oil change and lube centers. Future development efforts will initially focus principally on Precision Auto Wash and Precision Lube Express centers targeted in the Colorado and Ohio regions in order to take advantage of the base of existing operations.

     Manufacturing and Distribution. In addition to providing its franchisees with superior service and support, manufacturing and distribution activities also generate significant revenue and operating profits for the Company. Furthermore, these activities are designed to allow the Company to promote uniform quality across its franchised locations. Precision Tune Auto Care distributes parts and equipment to Precision Tune Auto Care centers through its warehouse distribution division. The Company manufactures and installs the HydroSpray equipment and operating system required to operate a Precision Auto Wash franchise and also offers chemicals, parts and supplies to franchisees. The Company manufactures and installs the prefabricated buildings from which Precision Lube Express operations are conducted. The Company believes that the HydroSpray equipment and prefabricated building operations will provide the Company with significant cost advantages in connection with its acquisition and conversion of competitor operated centers by allowing the Company to more easily and economically upgrade the acquired facilities.

OPERATIONS

     PRECISION TUNE AUTO CARE

     Precision Tune Auto Care is an automotive service specialist engaged in the business of providing quality automobile maintenance services. At June 30, 1997 these services were provided at 556 Precision Tune Auto Care centers owned and operated by Precision Tune Auto Care franchisees. The automotive maintenance services provided by Precision Tune Auto Care centers include the diagnosis, maintenance and repair of ignition systems, fuel systems, computerized engine control systems, cooling systems, starting/charging systems, emissions control systems, engine drive train systems, electrical systems, air conditioning systems, oil and other fluid systems, and brake systems. Precision Tune Auto Care believes it is a leading provider of automotive maintenance services in the United States, that it enjoys a reputation for providing quality service quickly and conveniently for a fair price and that it has benefitted from the growth in the "do-it-for-me" versus the "do-it-yourself" market. For the year ended June 30, 1997, Precision Tune Auto Care system-wide retail sales, and the Company's franchising revenues derived from the Precision Tune Auto Care system were $207.7 million and $15.6 million, respectively.

     Prototype Center. The prototype Precision Tune Auto Care center typically is free-standing and currently consists of six to eight service bays, two to four of which are drive-through and include pits to facilitate fast oil change and lubrication services. Approximately 33% of the Company's existing domestic Precision Tune Auto Care centers have at least six bays. The center also includes storage space for parts and inventory, a manager's office, a fully-furnished customer service and reception area, and restrooms. An optional children's play area can be added to make the center more family friendly. The center is located on a 15,000 to 20,000 square foot lot, generally in a high traffic, commercial area. Each center is identified with Precision Tune Auto Care signage, including the Precision Tune Auto Care logo and trade dress, to create a consistent image and heightened customer recognition. Precision Tune Auto Care Centers are generally open six days a week from 8:00 a.m. until 6:00 p.m. Each center maintains an inventory of over 3,000 SKU's, including oil and other automotive fluids, having an aggregate average value of approximately $15,000. The design and operation of each center is intended to provide the customer with a superior experience by offering the customer high quality services quickly in clean, well-run facilities. Exclusive of real estate, the estimated initial investment to open a prototype Precision Tune Auto Care center ranges from $130,000 to $200,000.

     Existing centers presently consist of between two and fourteen bays. All centers are required to provide oil change and lubrication services (unless otherwise restricted under the terms of a lease); however, a substantial number of existing centers do not have drive through capabilities. For those existing centers not currently able to offer fast oil change and lube services, the Company believes that the modular system offered by Precision Lube Express will present an excellent opportunity to penetrate this market segment and increase revenue and earnings for franchisees who are able to locate a Precision Lube Express center on their existing site or on a site in close proximity to their Precision Tune Auto Care operation. Franchisees typically develop Precision Tune Auto Care centers either by entering into a build to suit lease, under which the landlord constructs the center and leases it to the franchisee, or by purchasing land and building the facility.

     Precision Tune Auto Care seeks half-acre sites in commercial areas which have a minimum of 50,000 people within a five mile radius and 24-hour drive-by traffic of at least 20,000 cars. In addition, the Company aims to cluster existing markets before opening centers in markets where Precision Tune Auto Care has no presence in order to create and take advantage of advertising efficiencies. The Company actively assists franchisees with site selection and evaluation of the proposed site, after which the Company has the right to reject sites selected by franchisees.

     Retail Marketing. Precision Tune Auto Care's marketing objectives at the retail level are to increase sales penetration, enhance first time customers' trial experience, and bolster customer retention efforts. To further these objectives, Precision Tune Auto Care has developed and implemented a comprehensive marketing plan containing numerous programs and materials for use by Precision Tune Auto Care centers. The plan includes targeted marketing programs designed to reach key market segments, in-store merchandising materials designed to enhance retail sales and first time customer trials, and other local marketing materials (e.g., second car discounts, service reminder cards, and ATM receipt coupons) designed to generate first time customer trials and improve customer retention. The Company's current data base includes approximately three million names. The Company uses this data to analyze services provided by Precision Tune Auto Care centers. Moreover, franchisees can access the data for the purpose of issuing service reminder notices and other promotional purposes. Precision Tune Auto Care, in conjunction with an advertising cooperative funded by franchisees, provides a variety of marketing materials to franchisees, including television and radio commercials, newspaper, direct mail material, and instore promotional material. In addition, a number of sales promotion program packages, including grand opening, anniversary and peak season promotional packages, have been developed. Precision Tune Auto Care recently introduced a marketing campaign designed to enhance awareness of the variety of Precision Tune Auto Care services and to establish Precision Tune Auto Care as the convenient and cost-effective alternative to the new car dealer for automotive maintenance. The Company has also recently initiated a fleet service program pursuant to which the Company services automotive fleets at volume discounts.

     Training and Operational Support. A significant element of Precision Tune Auto Care's commitment to quality service is its intensive training program for franchisees. Franchisees are required to successfully complete 80 hours of initial training prior to opening their centers. This training runs for two weeks at the Company's national training center in Leesburg, Virginia. The Company also offers a full line of technical training, including courses on engine performance, fuel systems and emissions, automotive electronics, fuel injection, and brake certification. These courses, which consist of between 40 and 80 hours of classroom and hands-on training, are designed to allow franchisees and service center technicians to maintain and update their technical capability to service today's more technically complex vehicles. In addition to classes conducted at the Company's national training headquarters, Precision Tune Auto Care offers a program through which trainers are available to franchisees onsite. Generally, area subfranchisors also are required to maintain a training facility and have one certified trainer on staff to provide local technical training and certification. Upon opening a new center, training crews are onsite for at least the first two business days.

     The Company has designed a policies and procedures manual to simplify the management and operational challenges faced by a franchisee, maximize the franchisee's revenue and earnings, and provide a consistent customer experience throughout the Precision Tune Auto Care system. Each center in the system receives an evaluation utilizing a standard evaluation report on a quarterly basis and shorter monthly visitation reports by an operations manager employed by the Company or an area subfranchisor as appropriate. Recent management initiatives have also included the retention of an independent service to "mystery shop" approximately one-third of Precision Tune Auto Care centers each year.

     Management also has developed the Precision Information Network ("PIN"), a proprietary point of sale computer system, and has made this system available to franchisees. This Windows-based system employs touch-screen technology designed to be user friendly. The PIN or a similar system is required to be used under current franchise agreements. Reports provided by the PIN system include productivity, cost of goods, labor, inventory and product class. In addition, PIN contains a marketing database module that facilitates the tracking of customer information for the development of direct mail marketing campaigns and other marketing strategies. Remote-location polling of information and electronic ordering from the Company's parts and equipment division are features currently under development. Upon completion of the Offering each center will receive up to $2,500 to upgrade its existing computer system to PIN or to install a PIN system if the center does not already have a computer system.

     Franchise Marketing. Precision Tune Auto Care has been engaged in franchising Precision Tune Auto Care centers since 1977. The Company has a comprehensive franchise sales process that starts with the placement of advertising in appropriate franchise and business publications. The Company also maintains a home page on the Internet through which interested parties may submit a franchise inquiry. Prospective franchisees are asked to complete a Confidential Qualifications Report which serves as the initial screen to determine whether a prospect is qualified. The Company seeks individuals with management experience who will commit full time to the operation of their franchise and who have a minimum of $50,000 and $150,000 in liquid assets and net worth, respectively. Franchise sales seminars are conducted on a regular basis at the corporate office and provide qualified prospective franchisees with the opportunity to investigate the franchise arrangements thoroughly in connection with their decision to become a franchisee.

     Precision Tune Auto Care's area development system has played a major role in the Company's franchise development efforts. Under this system, Precision Tune Auto Care has entered into area development agreements that grant area developers the right and obligation to develop franchises on Precision Tune Auto Care's behalf within specific geographic regions for stated periods of time. Franchise agreements within the area are between Precision Tune Auto Care and the franchisee. The area developer typically receives up to one-half of the initial franchise fee, one-half of the subsequent royalty revenues and one-half of franchise renewal and transfer fees. After the creation of a franchise, the area developer performs some or all of Precision Tune Auto Care's franchisor obligations. The Company is free to establish and operate Company-owned centers in areas in which it has granted development rights to area developers. In that event the Company is required to pay the area developer amounts equal to the royalty payments that the area developer would otherwise receive if the center was being operated by a franchisee. As of June 30, 1997, 32 area developers had an ownership interest in a total of 157 Precision Tune Auto Care centers and provided support to another 254 centers.

     The map below reflects territories within the United States that are covered by area development agreements as of June 30, 1997.


                     (Map of the United States appears here.)

     Following a series of presentations to and meetings with Precision Tune Auto Care subfranchisors, on October 12, 1997 the Company entered into a Statement of Understanding (the "Statement of Understanding") with the Association of Precision Tune Area Subfranchisors ("APTASF"), which represents substantially all of the Company's subfranchisors. Pursuant to the Statement of Understanding, the Company agreed to: (i) use its reasonable efforts to eliminate any territorial conflicts between existing Precision Tune Auto Care subfranchisors and existing Lube Depot area developers; and (ii) provide each APTASF member with an option for 14 months after the completion of the Offering to elect to execute a Precision Lube Area Subfranchisor Agreement and/or a Precision Auto Wash Area Subfranchisor Agreement on substantially the same terms as existing subfranchise agreements. The Statement of Understanding further provides that, prior to the execution of a Precision Lube Express or Precision Auto Wash Area Subfranchisor Agreement the Company shall have the right to establish Precision Lube Express or Precision Auto Wash centers within such Precision Tune Auto Care subfranchisor's territory if the area subfranchisor fails to exercise a right of first refusal to open such center. In the event that an area subfranchisor fails to execute an Area Subfranchisor Agreement within the aforementioned option period, the Company shall have the right to establish Precision Lube Express or Precision Auto Wash centers within such Precision Tune Auto Care area subfranchisor's territory subject to the Company's obligations to establish such a center no closer to an existing Precision Tune Auto Care center than a distance to be agreed upon and to indemnify such area subfranchisor from any claim made by Precision Tune Auto Care franchisees alleging that a Precision Lube Express or Precision Auto Wash franchise established by the Company in the area subfranchisor's area encroaches upon the franchisee's Precision Tune Auto Care center. In addition to the foregoing, the Company and APTASF agreed to jointly develop a structural relationship between the Company, APTASF and the franchise owners association for the purpose of enhancing communication within the system and jointly addressing certain systemwide issues, such as avoiding encroachment, management of advertising funds, development of new products and franchisee servicing. The Company and the APTASF also agreed to jointly develop procedures and criteria for the purchase and acquisition of buildings, fixtures, equipment and supplies from approved suppliers or in accordance with specifications

(including which items franchisees must purchase from the Company). The APTASF membership agreed to voluntarily purchase all such items from the Company for the next 24 months at competitive prices. The Company believes that APTASF members and the Company will finally resolve the matters contemplated by the Statement of Understanding on terms that are favorable to the Company and the APTASF members. There can be no assurance, however, that the Company, APTASF and the Company's area subfranchisors will be able to reach agreement on satisfactory terms or that the relationships the Company develops with the APTASF members will not increase the costs of the Company's operations or otherwise adversely affect the Company's financial condition and results of operations. See "Business -- Operations."

     Open Area Development. Precision Tune Auto Care's current strategy is to pursue aggressively the direct development of open areas in which area developers have not been granted rights. To facilitate this strategy, Precision Tune Auto Care has implemented an open area development plan that is supported by a devoted franchise development team on the corporate payroll. This plan addresses such factors as market demographics, development resources (e.g., advertising and public relations vehicles, developers of commercial real estate), criteria for initial center development, and criteria for additional center development. Based on these factors, a specific expansion strategy for each target area has been developed. The Company believes that significant expansion potential exists in areas not controlled currently by area developers.

     PRECISION AUTO WASH

     Precision Auto Wash operates 34 Company-owned touchless automatic and self-service car wash centers. The Company owns 30 of these centers and manages and holds a 50% interest in the remaining four. The Company intends to commence the sale of Precision Auto Wash franchises promptly following the Combination and after the Company complies with applicable state franchise filing and other regulations.

     The Company believes that touchless automatic and self-service car washes present the following significant competitive advantages relative to other sectors of the car wash industry:

     (Bullet) Price: According to studies commissioned in 1996 by the Professional Carwashing and Detailing Magazine, the average cost of a basic in-bay automatic wash was $3.40 as compared to $5.98 for an exterior-only cloth wash and $9.28 for a full-service tunnel wash. The Company's price for a basic in-bay automatic car wash is based on regional market conditions and currently ranges from $3.50 to $4.00.

     (Bullet) Convenience: Self-service and touchless automatic washes are open
              24 hours per day, 365 days per year as opposed to exterior-only cloth washes and full service tunnels which typically are open 8-10 hours per day and are closed on holidays.

     (Bullet) Capital investment: The capital investment required to build a self-service and touchless automatic wash is significantly lower than that required for full service tunnel and exterior-only cloth washes.

     (Bullet) Labor: Self-service and touchless automatic washes do not require the same level of labor required to operate other types of washes.

     (Bullet) No-touch operation: Recent advances in chemical technology allow a self-service or touchless automatic car wash to provide a high-quality wash without friction, which lowers the risk of vehicle damage.

     These factors are the driving forces behind management's belief fact that touchless automatic and self-service car wash systems are the fastest growing segment of the car wash industry.

     Precision Auto Wash has developed a system that management believes represents the state-of-the-art in modern touchless automatic and self-service car washing capabilities. Substantially all Precision Auto Wash centers will feature HydroSpray equipment and the proprietary operating system developed by the Precision Auto Wash Constituent Companies. The Company believes that both the HydroSpray equipment and the proprietary operating system are superior to the technologies utilized by its competitors and, therefore, provide the Company with a significant competitive advantage.

     This operating system includes the following features:

     (Bullet) Total computerized control of the wash system which allows the operator to change time cycles and equipment functions, and to monitor the status of operations, quickly, easily and cost-effectively, even from a remote location on a laptop personal computer.

     (Bullet) The ability for customers to quickly and easily contact a central national customer help center on a dedicated toll-free number in the event of an equipment malfunction, and for the help center to immediately rectify such problem on-line.

     (Bullet) A frequent wash card system, utilizing bar-code technology, rewards customers with free washes based upon wash frequency.

     (Bullet) Through its exclusive integrated voice, LED display and video instruction features, the system provides the customer with an understanding of how to operate the system.

     (Bullet) A grace period feature permits the customer to continue the wash cycle by inserting one or more quarters after his or her initial time has expired.

     (Bullet) A bonus time feature allows customers more time per coin during off-peak hours.

     The system also includes several important mechanical features which provide the motorist with a superior car wash. In the automatic bay, the HydroSpray unit travels around the vehicle in a heated, galvanized track enabling the car wash to be open 24 hours a day, even during the coldest times of the year. Three rotating wands and 8 high pressure nozzles continuously sweep dirt and grime from the vehicle. Each wash is finished with a spot-free rinse. In the self-service bay, the customer controls the entire wash process by means of a wash wand and foaming brush system. Many motorists prefer self-service car washing because they maintain total control over the entire wash process and the amount of money they spend. Utilized properly, the self-serve wash produces results similar to those of the automatic wash. Because the system is operated by a completely integrated computer control system, the foregoing features may be modified and tailored to each specific location, depending on customer needs and market conditions.

     Centers will include powerful vacuums that deliver maximum cleaning power and feature clear, graphic instructions. A timer offers a "Last Coin Alert," "Extra-Time" service, and a "Count-Down" display of time remaining. All Precision Auto Wash centers will also offer a complete line of auxiliary vending items such as towels, wet towels and Armor All(Register mark). Depending on market conditions and requirements, other services may be offered as well such as fragrance-dispensing machines and carpet shampooers.

     The Company intends to use approximately $1.5 million in borrowings under a credit facility and internally generated operating funds to outfit all of the 34 Company-operated centers with the full complement of HydroSpray equipment, proprietary operating and marketing features of the Precision Auto Wash system, and the Precision brand signage. The Company expects to complete this conversion within 18 months of the consummation of the Offering.

     Precision Auto Wash will aggressively pursue new market development. Its strategies will focus on acquiring and upgrading existing car wash facilities in selected markets, developing Company-owned centers, and marketing both existing and new centers to franchisees. Targeted markets will be selected based on the presence of suitable car wash facilities and existing centers controlled by Precision Auto Wash. Development efforts initially will be focused on clustering in Colorado and Ohio markets, where Precision Auto Wash facilities already exist. Management believes that the highly-fragmented car wash market is ripe for consolidation, and that the Company's ability to upgrade acquired washes to Precision Auto Wash standards at wholesale prices through its HydroSpray equipment division represents a significant competitive advantage.

     Prototype Center. An auto wash center prototype was developed in 1995 in Aurora, Colorado to demonstrate that a self-service car wash could gain significant market share through sound marketing and operating practices. This center contains 5 self-service and one automatic car wash bays. Exclusive of real estate, the estimated initial investment to open a Precision Auto Wash prototype center ranges from $210,000 to $235,000.

     Precision Auto Wash centers are generally located on half-acre sites in high-traffic, commercial areas.

     Retail Marketing. The Company believes that Precision Auto Wash should enjoy significant benefits from the Precision Tune Auto Care national marketing program. In addition, retail sales should be stimulated by the name recognition and cross marketing opportunities generated through Precision Auto Wash's association with the Precision Tune Auto Care and Precision Lube Express systems.

     At present, marketing initiatives at the retail level include (i) a grand opening ceremony to publicize the opening of each new center, (ii) frequent usage/swipe card system to encourage repeat business, (iii) direct mail marketing, (iv) quarterly newsletter publication and distribution to customers,
(v) advertising on the back of grocery store receipts, (vi) customer appreciation days, and (vii) fleet account solicitation.

     Training and Operational Support. A three-day formal pre-opening training program is required for all Precision Auto Wash franchisees prior to the opening of a center.

     Precision Auto Wash will provide its franchisees with an operations policy and procedures manual, and perform a thorough center evaluation on a quarterly basis. Precision Auto Wash centers will participate in "mystery shopper" and customer service programs. Field operations, marketing and training support will be provided by Company personnel.

     Franchise Marketing. After the Offering, the Precision Auto Wash franchise sales effort will be combined into and become part of the overall franchise sales process for all three Precision-branded products. Therefore, prospective Precision Auto Wash franchisees will be recruited and granted franchises in accordance with the same processes and techniques that are used to recruit and license prospective Precision Tune Auto Care franchisees. Precision Tune Auto Care's area subfranchisors who agree to become a Precision Auto Wash area subfranchisor in their territory will be paid a portion of the initial franchisee fee and continuing royalty in consideration for assisting in the development and ongoing support of a Precision Auto Wash center.

     Precision Auto Wash franchisees will be required to purchase the HydroSpray equipment and operational system package from the Company.

     PRECISION LUBE EXPRESS

     Precision Lube Express owns and franchises "Lube Depot" centers, which provide fast automobile oil change, lubrication, filter replacement and related basic services. In addition, Precision Lube Express manufactures modular Lube Express buildings that it will sell to franchisees and independent entities. Precision Lube Express will also be an approved supplier of oil filters, air filters, additives and tools used in franchised operations. Immediately after the Offering, the Lube Depot name will be changed to Precision Lube Express and all of the existing Lube Depot centers will be offered the opportunity to convert to Precision Lube Express centers. The Company will pay all of the costs incident to the conversion and estimates that this would cost approximately $150,000 if all 22 centers converted. The Company will fund these costs from internally generated funds or its revolving credit facility. The Company intends to commence the sale of Precision Lube Express franchises promptly following the Combination and after the Company complies with applicable state franchise filing and other regulations.

     The "above-ground" configuration of the modular Lube Express building manufactured and sold by the Company enables Precision Lube Express operators to commence operations more quickly and with lower levels of initial investment than many of its competitors. Unlike traditionally constructed fast oil change and lube centers, the Company's modular centers can be relocated or expanded quickly. In addition, the modular Lube Express building can be located on a relatively small piece of property. Unlike certain of its competitors, Precision Lube Express centers do not perform transmission and differential fluid changes, radiator flushes or other automotive maintenance or repair work. Accordingly, the Company believes that this enables Precision Lube Express operators to provide services more inexpensively than their competitors because Precision Lube Express operations require less skilled labor.

     The Company also believes that the Precision Lube Express operations can be combined with Precision Auto Wash and Precision Tune Auto Care centers to gain competitive advantages associated with being a one-stop retail shop and the benefits associated with operating under the "Precision" brand name. Because the Precision Lube Express building is modular and relatively small, it can be located on the same site as a Precision Auto Wash or Precision Tune Auto Care center, or on other retail locations as well.

     The Company has conducted discussions with the Precision Tune Auto Care franchise owners association concerning the potential conflict between the oil and lube services provided by existing Precision Tune Auto Care centers and potential new Precision Lube Express centers. The Company has agreed to use its best efforts to avoid such conflicts by only developing Precision Lube Express centers after studying the existing trade areas of potentially impacted Precision Tune Auto Care centers.

     At June 30, 1997, there were 22 Lube Depot centers in operation. These franchises are located in Ohio, Pennsylvania, Iowa, Delaware, Kentucky, Illinois, Indiana, and West Virginia.

     Prototype Center. The prototype Precision Lube Express Center consists of a one or two bay unit which provides oil and filter replacement and chassis lubrication services. Precision Lube Express centers also check and fill all vital fluids, and conduct vehicle safety inspections, including inspection of exhaust systems, tires and chassis parts. Precision Lube Express customers may also purchase air filters, PCV valves, breather filters, wiper blades and assorted engine additives. Precision Lube Express centers top off vital fluids between customer's oil changes at no charge. Exclusive of land, the estimated initial investment to open a Precision Lube Express prototype Center ranges from $134,000 to $246,000.

     Retail Marketing. Precision Lube Express marketing emphasizes the basic "hassle-free" fast oil change and lube services Precision Lube Express provides. Precision Lube Express believes it can compete effectively with other fast lube regional and national chains because the basic nature of its services minimizes the amount of services and accessories that may be sold and added to a customer's invoice. In addition, retail sales are expected to benefit from the name recognition and cross marketing opportunities generated through Precision Lube Express' association with other Precision Auto Care brands.

     Specific marketing initiatives at the retail level include (i) VIP cards, granting customers special rates and other benefits, (ii) point-of-sale marketing materials, including frequent usage cards that provide customers with free oil changes to encourage repeat business, (iii) radio and print media advertising, and (iv) direct mail marketing.

     After the Offering, Precision Lube Express will expand its existing local fleet marketing efforts by tapping into the Precision Tune Auto Care national fleet marketing program.

     Training and Operational Support. Precision Lube Express provides a one-week training program that franchisees will be required to complete successfully before opening a Precision Lube Express center. The program will address the following areas: computer system operations, lubrication equipment training, center operations, customer service, and advertising.

     Each Precision Lube Express franchisee is provided with an operations policy and procedures manual. In addition, each center will receive operational visits similar to Precision Tune Auto Care centers and will be included in mystery shopper and customer service programs. Field operations, marketing and training support will be provided using the existing Precision Tune Auto Care structure, with area subfranchisor personnel or corporate personnel, as applicable.

     Franchise Marketing. After the Offering, the Precision Lube Express franchise sales effort will be combined into and become part of the overall franchise sales process for all three Precision-branded products. Therefore, prospective Precision Lube Express franchisees will be recruited and granted franchises in accordance with the same processes and techniques that are used to recruit and license prospective Precision Tune Auto Care franchisees. In areas where Precision Tune Auto Care has an area developer, those area developers will be offered the opportunity to enter into a Precision Lube Express development schedule or the Company will develop Precision Lube Express centers in those areas directly. Lube Depot currently has agreements in place covering the development of areas including territories in the states of Arizona, California, Delaware, Maryland, Nevada, New Jersey, Ohio, Oregon, Pennsylvania, Washington and West Virginia. Upon consummation of the Combination, Lube Depot's prior practice of selling territories to area developers will be discontinued.

MANUFACTURING AND DISTRIBUTION

     The Company's manufacturing and distribution account for a significant portion of the Company's revenues and are more fully described below. The Company does not rely heavily on any single supplier for the supply of any materials, such as oil, equipment or raw materials or components the Company utilizes in its manufacturing operations.

     Precision Tune Auto Care. Precision Automotive Components ("PAC"), a distributor of automotive parts and equipment located in Winchester, Virginia, has been an integral part of the Precision Tune Auto Care system since its inception. PAC sells a complete line of quality ignition parts, oil and air filters, brake parts, diagnostic equipment, signage, and other items necessary and incidental to the outfitting and operation of Precision Tune Auto Care centers. PAC carries an inventory of approximately 5,500 SKU's, many of which are private labeled for the Precision brand. PAC provides two-day delivery to centers anywhere in the United States. After the Combination, PAC will supply oil and air filters, and other supplies, to Precision Lube Express centers and will, over time, supply spare parts and other supplies to Precision Auto Wash centers. PAC revenues totaled $11.8 million for the year ended June 30, 1997.

     Precision Auto Wash. Hydro Spray Car Wash Equipment Co., Ltd. ("HydroSpray"), a Company subsidiary, manufactures, distributes and sells the car wash equipment used in Precision Auto Wash centers. Management believes that the HydroSpray equipment package is a leading car wash equipment package on the market because it includes such unique features as an integrated computer system that controls the auto wash system and allows remote dial-in access for system status reports and the diagnosis of maintenance problems. HydroSpray will sell equipment to Precision Auto Wash franchisees and to other third parties for installation in car wash centers that are not franchised or otherwise affiliated with Precision Auto Wash. HydroSpray revenues totaled $6.3 million for the year ended June 30, 1997.

     While the Company has a welding shop and fabricates some of its components onsite, HydroSpray's operations principally include the assembly of parts that have been manufactured by suppliers to HydroSpray specifications. This process is conducted at HydroSpray's 40,000 square foot manufacturing facility located in Cedar Falls, Iowa. The finished materials are generally constructed of stainless steel and galvanized steel.

     Miracle Chemicals blends and distributes the chemical solutions used in Precision Auto Wash centers including the "Mean Green" presoak and other solutions of the type which are required in the Precision Auto Wash system. Miracle Chemicals makes its chemicals and supplies available to Precision Auto Wash franchisees and other third parties who are not franchisees or otherwise affiliated with Precision Auto Wash. Miracle Chemical's revenues for the year ended June 30, 1997 were $811,000.

     Precision Lube Express. A modular building division manufactures and installs the modular building and equipment system utilized by Precision Lube Express centers. The Company also sells these buildings to others for various commercial applications. The buildings are delivered, installed, field-tested, and outfitted with all of the supplies and tools necessary to commence operations immediately. Most installations are complete within three to five business days from the date of shipment, thus providing competitive time and cost advantages over traditional construction. This division produced $1.8 million in revenues for the year ended June 30, 1997.

     The Company conducts these manufacturing operations at a 27,000 square foot facility located in Mansfield, Ohio. The Company purchases parts from third-party suppliers which are manufactured to the Company's specifications. Following the assembly of a steel subframe, an aluminum skin is attached to the frame to form the exterior. Doors and windows are then installed together with insulation, wiring, piping and other components. The buildings are finally spray painted and shipped to customers for installation. The Company is not dependent upon any single supplier and the parts and materials the Company uses in connection with its manufacturing process can be obtained from a variety of suppliers.

FRANCHISE ARRANGEMENTS

     Precision Tune Auto Care. Precision Tune Auto Care has been engaged in franchising Precision Tune Auto Care centers since 1977. Precision Tune Auto Care enters into franchise agreements pursuant to which a franchisee is granted the right to establish and operate a Precision Tune Auto Care center. As of June 30, 1997, substantially all of the Company's Precision Tune Auto Care centers were owned and managed by franchisees. Precision Tune Auto Care's franchises have been sold during the preceding years under franchise agreements that vary in detail as the Precision Tune Auto Care's franchise program has evolved. Currently, the Precision Tune Auto Care's standard form of franchise agreement requires payment to Precision Tune Auto Care of an initial franchise fee of $25,000 and a continuing royalty of 7.5% of weekly gross receipts (but not less than $100 per week). In addition, the franchisee is required to spend 9% of weekly gross receipts on advertising, 1.5% of which is paid into the national advertising fund and 7.5% of which is spent locally. The current franchise agreement has an initial term of ten years and provides for a number of five year renewal options.

     Under the terms of a program implemented recently by the Company, qualified franchisees are eligible to have their royalty rate reduced to 6% if they satisfy certain criteria. Under the program, franchisees are also provided with an incentive to purchase additional Precision Tune Auto Care franchises. Any franchisee who has owned and operated a center for at least one year in accordance with this program will be charged an initial franchise fee of $15,000 for a second franchise and $10,000 for each additional franchise purchased, rather than the standard initial franchise fee of $25,000.

     Under its current form of franchise agreement, the Company has a continuing obligation to provide technical and administrative support, supervisory services, centralized advertising, and training and related support to its franchisees. In certain regions, the Company has delegated these duties on area developers under its area developer system.

     Upon non-renewal and transfer, the Company has the first right to purchase the operating assets and obtain an assignment of leased facilities in certain cases. The Company occasionally repurchases franchise rights. The decision to repurchase is made solely at the Company's discretion and is not a contractual obligation. The Company also periodically obtains possession of some franchisees' franchise rights by exchanging for such rights notes payable or other consideration, or by exercising rights outlined in the Franchise Agreements.

     Precision Tune Auto Care also enters into master franchise agreements to develop international markets. Generally, the master franchisee pays a license fee and is required to develop Precision Tune Auto Care centers in accordance with an agreed upon schedule within the defined area. Franchise agreements within the area are between the master franchisee and the unit franchisee. The master franchisee is required to perform all of the obligations of the franchisor, and Precision Tune Auto Care generally receives 20% of the initial franchise fee and up to one-third of ongoing royalty fees.

     Precision Auto Wash. The Company intends to establish relationships with Precision Auto Wash franchisees pursuant to the terms of a standard franchise agreement. The Company expects that the terms of its standard franchise agreement will call for the payment of an initial franchise fee of $20,000. The initial franchise fee includes a $5,000 credit that may be applied towards parts and supplies purchased from the Company. Franchisees will be required to pay continuing royalties of 5% of weekly gross receipts (with a minimum of $50 per week).

     Franchisees will also be required to contribute an amount equal to 2% of their monthly gross receipts to a national advertising fund and an additional amount of their gross receipts royalties to a local advertising cooperative. In addition, a franchisee will receive franchise protection within a specified area. The Company expects that the franchise agreements will have an initial term of ten years and provide for five-year renewal options.

     Precision Lube Express. The Lube Depot franchise agreements currently in effect have an initial ten-year term and may be renewed at the end of the initial term for up to two additional five-year terms. Under the agreements, the franchisee agrees to pay a royalty rate of between 3% and 5% of retail sales generated by the franchise. Some franchisees currently pay a flat fee of between $400 and $600 per month in lieu of a percentage royalty. The current franchise agreements also called for the franchisee to pay an initial franchisee fee of $10,000. The Company expects that the standard franchise agreement Precision Lube Express will employ after the Combination will call for the payment of an initial franchise fee of $12,500. Franchisees will be required to pay continuing royalties of 5% of weekly gross receipts (with a minimum of $25 per week). Franchisees also will be required to contribute an amount equal to 2% of their monthly gross receipts to a national advertising fund and an additional amount of their gross receipts royalties to a local advertising cooperative. The Company expects that the franchise agreements will have an initial term of ten years and provide for five-year renewal options.

     The Precision Lube Express Constituent Company has entered into area representative agreements which provide for the licensing of individuals and entities to serve as area representatives and to assist with promotion, marketing and the sale of centers within a particular territory. Area representatives have the right to construct, own and operate franchise centers within their territories. Precision Lube Express has granted area rights in Arizona, California, Delaware, Maryland, Nevada, New Jersey, Ohio, Oregon, Pennsylvania, Washington and West Virginia.

COMPETITION

     The Company encounters competition in all aspects of its business, including the sale by Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express centers of automotive maintenance and repair services, self-service and automatic car wash services and fast oil and lubrication services, respectively. The Company believes that automobile dealerships, including recently emerging national and regional new and used auto dealerships, represent Precision Tune Auto Care's principal competitors. Other Precision Tune Auto Care competitors include tire companies and regional under-the-hood service specialists. National competitors within Precision Tune Auto Care's market include Sears Auto Center and the automotive maintenance centers operated by Goodyear, Firestone and Penske, among others. Its regional competitors include All Tune and Lube, EconoLube and Tune, Tunex, Tune-Up Masters and Speedy Oil Change and Tune-Up, among others. The Company believes that the greater technical complexity of today's vehicles provides a substantial barrier to entry for competitors in the "under-the-hood" segment of the automotive maintenance services industry.

     Precision Auto Wash will compete not only with other self-service automobile car washes but with car wash services provided by full-service tunnels, exterior only tunnels, hand washes, oil company washes, and do-it-yourself car washing.

     Precision Lube Express also competes in the service segment of the automotive aftermarket industry. According to the American Oil Change Association, an estimated 650 million oil changes are performed annually in cars and light trucks. These oil changes are performed by individuals (the "do-it-yourself" market segment) or are performed professionally (the "do-it-for-me" market segment). Professional oil changes are performed in all types of automotive aftermarket outlets including fast oil change and lubrication facilities such as those operated by the Company, car dealerships, and gasoline stations. On a national level, Precision Lube Express will compete with a number of major oil manufacturers dominating the fast lube market. These include Pennzoil Company (Jiffy Lube International, Inc.), Quaker State Corp. (Q-Lube Inc.), Valvoline Company/Ashland Oil Inc. (Instant Oil Change) and Texaco Inc. (Express Lube), among others. In addition, Precision Lube Express will compete with regional fast oil and lubrication operations including All Tune and Lube (East Coast), EconoTune and Lube (West Coast), Tunex International Inc. (Rocky Mountain region) and Speedee Oil Change and Tune-Up (Southern region), among others.

     The Company believes that the Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express centers will compete on the basis of customer awareness through advertising, service, convenience and location and, to a lesser extent, on price. The Company believes that the potential ability to offer all of the services provided by each of the operations at one center or in centers in close proximity to one another will be a significant competitive advantage.

     The Company's HydroSpray subsidiary competes with many other manufacturers of self-service and touchless automatic car wash equipment manufacturers. Many of these competitors are larger and well-established. The Company's competitors include, but are not limited to, Mark VII Industries, Inc., Ryko, PDQ and many smaller businesses. Some of these companies are well capitalized and have long standing relationships with large oil companies who frequently purchase their equipment for installation at car washes located on or adjacent to gasoline stations.

TRADEMARKS

     The Company has registered (subject to certain limited exceptions) a number of trademarks and service marks with the United States Patent and Trademark Office and has recently filed trademark and service mark applications with respect to the names "Precision Tune Auto Care," "Precision Auto Wash" and "Precision Lube Express." The Company's failure to obtain trademark and service mark registration could have a material adverse effect on the Company's operations. The Company has also registered and made application to register trademarks in foreign countries where master franchise licenses have been granted.

GOVERNMENT REGULATION

     As a franchisor, the Company must comply with regulations adopted by the Federal Trade Commission (the "FTC") and with several state laws that regulate the offer and sale of franchises. The Company also must comply with a number of state laws that regulate certain substantive portions of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the "FTC Rule") requires that the Company furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule. State laws that regulate the offer and sale of franchises require the Company to register before the offer and sale of a franchise can be made in that state.

     State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states. Those laws regulate the franchise relationship, for example, by requiring the franchisor to deal with its franchisees in good faith, by prohibiting interference with the right to free association among franchisees, and by regulating discrimination among franchisees with respect to charges, royalties or fees. Those laws generally also restrict a franchisor's rights with regard to the termination of a franchise agreement by, first, requiring "good cause" to exist as a basis for the termination; second, requiring the franchisor to give advance notice to the franchisee of the termination; third, requiring the franchisor to provide the franchisee with an opportunity to cure any default; and fourth, requiring the franchisor to repurchase the franchisee's inventory or provide other compensation. To date, those laws have not precluded the Company from seeking franchisees in any given area and have not had a material adverse effect on the Company's operations.

     Precision Tune Auto Care centers and Precision Lube Express centers store new oil and generate and handle large quantities of used automotive oils and fluids. Precision Auto Wash centers utilize chemicals in the car wash process which are then discharged in the waste water along with oils, fluids and other chemicals washed off the vehicle. Accordingly, the Company and its franchisees are subject to numerous federal, state and local environmental laws. Non-compliance with such laws and regulations, especially with regard to leaks in the Precision Tune Auto Care and Precision Lube Express centers' underground storage tanks, could result in substantial costs. In its franchise agreements, WE JAC requires its franchisees to comply with all applicable laws and regulations. Certain states may also require the Precision Tune Auto Care, Precision Auto Wash and Precision Lube Express centers to register or obtain a license to perform certain services.

     The Company believes it is presently in material compliance with applicable federal, state and local environmental laws. The failure of the Company or its franchisees to comply with any applicable laws, rules or regulations could have a material adverse effect on the Company's business, financial condition and operations.

PROPERTIES

     The Company's corporate headquarters are located in approximately 24,000 square feet of leased office space in Leesburg, Virginia pursuant to a lease that expires in 2002. The Company also leases 32,000 square feet in Winchester, Virginia pursuant to a lease that expires in 2002. The Winchester facility houses PAC, which warehouses the parts that are distributed to the Company's Precision Tune Auto Care operation. The Company's annual rental obligations on the headquarters and warehouse leases aggregate $311,500.

     The Company conducts its HydroSpray car wash equipment manufacturing operations from a 40,000 square foot Company-owned facility located in Cedar Falls, Iowa. For information concerning the terms of this lease, see "The Combination" and "Certain Transactions -- Real Estate Transactions."

     The Company conducts its car wash chemical blending and distribution operations from an 8,000 square foot Company-owned facility located in Columbus, Ohio and operates its modular building manufacturing facility from a 27,000 square foot Company-owned building located in Mansfield, Ohio.

     The Company believes that the three manufacturing facilities described above will provide the Company with sufficient manufacturing capacity for the foreseeable future.

     The Company owns 30 of its Company-owned car wash centers and leases four of its Company-owned car wash centers from unaffiliated third parties. The Company made rental payments aggregating $40,000 with respect to the three Company-owned centers it leases from unaffiliated third parties during the year ended June 30, 1997. All four of the other Company-operated centers are owned by the entities in which the Company holds 50% equity interest. In connection with the Combination, the Company granted options to certain owners of Constituent Companies to purchase properties from the Company at fair market value. In the event such owners exercise their options, the Company will lease the properties from such owners at fair market rental rates. For information concerning these option and lease arrangements, see "The Combination" and "Certain
Transactions -- Real Estate Transactions."

     The Company also owns a small piece of property in Lake Charles, Louisiana that previously had been the site of a Precision Tune Auto Care center.

EMPLOYEES

     As of June 30, 1997, the Constituent Companies employed 165 full-time and 38 part-time employees in the aggregate. The Constituent Companies consider their relations with their employees to be good. None of the Constituent Companies' employees is covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are subject to routine litigation in the ordinary course of business, including contract, franchisee and employment-related litigation. In the course of enforcing its rights under existing and former franchise agreements, the Company is subject to complaints and letters threatening litigation concerning the interpretation and application of these agreements, particularly in the case of defaults and terminations. None of these routine matters, individually or in the aggregate, are believed by the Company to be material to its business or financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The table below sets forth certain information concerning each of the executive officers and directors of the Company.

                 NAME                     AGE                                      POSITION
---------------------------------------   ----  ------------------------------------------------------------------------------
Lynn E. Caruthers(1)(3)                    45   Chairperson of the Board, Chairperson of the Executive Committee, and Class
                                                III Director
John F. Ripley(1)                          40   President, Chief Executive Officer and Class I Director
James A. Hay                               41   Senior Vice President -- Retail Operations
Arnold Janofsky                            54   Senior Vice President, Secretary & General Counsel
Peter Kendrick                             43   Senior Vice President -- Finance and Treasurer
Grant G. Nicolai                           50   Senior Vice President -- Franchise Development
William R. Klumb                           39   Vice President -- Precision Auto Wash Operations and Class III Director
Woodley A. Allen(2)                        50   Class II Director, Chairman of the Audit Committee
George Bavelis(1)                          60   Class III Director
Bernard H. Clineburg(1)                    48   Class III Director
Clarence E. Deal                           52   Class I Director
Effie Eliopulos                            58   Class III Director
Bassam N. Ibrahim(3)                       35   Class II Director
Richard O. Johnson(2)                      69   Class I Director
Arthur Kellar(1)(3)                        75   Class II Director, Chairman of the Organization and Compensation Committee
Harry G. Pappas, Jr.(2)                    49   Class I Director
Gerald Zamensky                            56   Class II Director

---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Organization and Compensation Committee.

     Precision Auto Care's officers are elected by and serve at the discretion of the Board of Directors. Precision Auto Care's Board of Directors is divided into three classes. Class I and Class II each consist of four members and Class III consists of five members. At each annual shareholders meeting, directors of one class are elected to three year terms. The terms of Messrs. Johnson, Deal, Ripley and Pappas expire in 1998, Messrs. Zamensky, Kellar, Ibrahim and Allen in 1999 and Messrs. Bavelis, Klumb, Clineburg and Ms. Caruthers and Ms. Eliopulos in 2000. See "Description of Capital Stock -- Anti-Takeover Provisions."

     Lynn E. Caruthers was elected a member of the Board of Directors of WE JAC in August 1991 and has served as Chairperson of the Board since September 1994. She has been the general partner of Caruthers Properties, Ltd. of Arlington, Virginia, a commercial real estate developer, for the past five years.

     John F. Ripley has served as the President and Chief Executive Officer of WE JAC and as a member of WE JAC's Board of Directors since July 1995. Mr. Ripley was Chief Operating Officer of the Juvenile Justice Division of Youth Services International, Inc. (YSI) from March 1994 to July 1995. He also served as the Executive Vice President and Chief Financial Officer of YSI from January 1991 to September 1994. Mr. Ripley co-founded YSI and was instrumental in its development and initial public offering. From March 1990 to January 1991, Mr. Ripley was an independent financial planner with Chesapeake Financial Group, Inc. in Ellicott City, Maryland. From August 1985 to March 1990, Mr. Ripley served in various capacities at Jiffy Lube International, Inc., including Vice President -- Eastern Division Retail Operations, Vice President and Corporate Controller, and Director of Internal Audit. Mr. Ripley began his career with Ernst & Young LLP in 1979.

     James A. Hay was named Senior Vice President of Retail Operations in April 1997. From 1993 until joining WE JAC, he was Chief Operating Officer with Decorating Den Systems, Inc. Mr. Hay was Chief Executive Officer with Window Works of Annapolis from 1987 to 1993. He also held positions with Window Works International, Pepsi-Cola, Inc. and Procter and Gamble.

     Arnold Janofsky joined WE JAC as Senior Vice President in October 1995. From 1992 to September 1995, Mr. Janofsky was with The Structure Group, specializing in franchise consulting. From 1981 to 1991, he was Vice President and General Counsel of Jiffy Lube International, Inc.

     Peter J. Kendrick was named Senior Vice President -- Finance in May 1997. From 1995 until joining WE JAC, he was a principal with Corporate Finance of Washington, a private investment banking firm serving companies in the Washington metropolitan area. Mr. Kendrick was Vice President and Chief Financial Officer with Capital Carousel, a closely-held wholesale distributor of wall coverings and fabrics, from 1991 to 1995. Capital Carousel filed for bankruptcy protection in 1995.

     Grant G. Nicolai was named Senior Vice President-International Development and Operations of WE JAC in October 1995. He previously served as Director of International Development and Operations beginning in October 1994. Prior to his employment with WE JAC, Mr. Nicolai was involved in international business development for six years with LTV Aerospace and Defense, which later became Vought Aircraft Company. In November 1988, he retired from the U.S. Air Force.

     William R. Klumb has been President of Rocky Mountain I since its incorporation in March 1987 and President of Rocky Mountain II since it was incorporated in September 1988. In addition, Mr. Klumb has served as the Managing Member of Ralston Car Wash since its formation in September 1991. From March 1978 to April 1990, he was Vice President of W.H. Klumb Masonry, Inc., a masonry contracting company he co-founded.

     Woodley A. Allen became a member of WE JAC's Board of Directors in August 1991 and was elected Vice Chairman of the Board in April 1992. He has been President of Allen Management Services, an Oakton, Virginia management consulting firm, since May 1992. Mr. Allen was Chief Financial Officer of EZ Communications, Inc. of Reston, Virginia from March 1973 to May 1992.

     George Bavelis has served as the Chairman, President and Chief Executive Officer of Pella Co., a corporation engaged in real estate development, since 1973. Mr. Bavelis has also served as the Chairman and President of Coin Op. Vending Co., since 1983. Mr. Bavelis currently serves as a director of Heartland Bancorp, First Family Bank and Sterling BancGroup. He has served as a director of these financial institutions since 1988, 1992 and 1995, respectively.

     Bernard H. Clineburg was elected a Director of WE JAC in October 1993. Since October, 1990, he has been President, Chief Executive Officer and member of the Boards of Directors of both The George Mason Bank of Fairfax, Virginia and George Mason Bankshares, Inc. He also has served as Chairman of the Board of George Mason Mortgage Corporation.

     Clarence E. Deal has served as the President of Lube Ventures since November 1994 and as President of Miracle Partners since 1988.

     Effie Eliopulos has served as the Chairperson and Chief Executive Officer of Miracle Industries, since 1991.

     Bassam N. Ibrahim was elected a Director of WE JAC in October 1993. Mr. Ibrahim has been an attorney with the Washington, D.C. law firm of Burns, Doane, Sweeker & Mathis, LLP since August 1996. He was an attorney with the Washington, D.C. law firm of Popham, Haik, Schnobrich & Kaufmann from June 1994 to August 1996. From June 1990 to June 1994, Mr. Ibrahim was an attorney with the Washington, D.C. law firm of Mason, Fenwick & Lawrence.

     Richard O. Johnson has been a director of Miracle Industries since 1991. He also served as president of JJ-AGRO, Inc. a farming and farm services business for the past 46 years. Mr. Johnson has been a director of First Nations Bank of Zanesville since 1987. He has also served as a director of National Gas and Oil Company since 1983 and Muskingum Livestock, Inc. since 1976.

     Arthur Kellar has been a Director of WE JAC since August 1991 and served as Chairman of the Board of Directors from April 1992 to September 1994. He also has been Chairman of the Board of Directors of EZ Communications, Inc. of Reston, Virginia for the past 25 years.

     Harry G. Pappas, Jr. was elected a Director of WE JAC on February 28, 1996 and served as Chief Financial Officer from February 1997 to May 1997. From July 1992 to the present, Mr. Pappas has been the principal of Harry G. Pappas, Jr. Consulting, specializing in financial consulting services to businesses and business owners. Mr. Pappas acted as the Chief Financial Officer of Youth Services International, Inc. from September 1994 to May 1995 and Chief Financial Officer of

Meridian Healthcare from July 1993 to May 1994. From February 1991 to July 1992, he was Vice Chairman and Chief Financial Officer of MBNA Corporation, Newark, Delaware. Prior to this, Mr. Pappas was Chief Financial Officer at both MNC Financial, Inc. and Equitable Bancorporation, and was a partner with Ernst & Young LLP.

     Gerald Zamensky is currently a self-employed manufacturing consultant. From 1975 to 1995, Mr. Zamensky served as the President and Chief Executive Officer of Southeastern Plastics, Inc., a company engaged in custom injection molding of plastics.

     The Board of Directors has standing Executive, Audit and Compensation Committees. The Executive Committee has authority to take any action which could be taken by the Board, except actions reserved for other committees or which may be taken only by the full Board under law or Precision Auto Care's bylaws. The Audit Committee will annually recommend to the Board the appointment of independent certified public accountants as auditors for Precision Auto Care, review the scope and fees of the annual audit and any special audit and review the results with the auditors, review accounting practices and policies of Precision Auto Care with the auditors, review the adequacy of the accounting and financial controls of Precision Auto Care and submit recommendations to the Board regarding oversight and compliance with accounting principles and legal requirements. The Compensation Committee reviews and make recommendations to the Board regarding salaries and benefits of executive officers and employees of Precision Auto Care and administers Precision Auto Care's stock option and employee stock purchase plans.

COMPENSATION OF DIRECTORS

     Directors who attend Board of Directors' meetings in person will receive a fee of $1,000 for each meeting attended. Directors attending telephonic board meetings will receive a fee of $500 per meeting. Directors who attend committee meetings will receive a fee of $200 per committee meeting attended.

     In addition to the foregoing, the Board of Directors of WE JAC granted options to purchase 10,000 shares of WE JAC Common Stock at an exercise price of $10.00 per share to each of Lynn E. Caruthers, Woodley A. Allen, Bernard Clineburg, Bassam N. Ibrahim, and Arthur Kellar on February 19, 1997. Options with respect to 5,000 shares vested with respect to each such director at the time of grant. The options with respect to the remaining 5,000 shares awarded to each director are to vest upon the consummation of the Offering. In addition, WE JAC granted Harry Pappas options to purchase 12,500 shares of WE JAC Common Stock at an exercise price of $10.00 per share. Options with respect to 5,000 shares vested at the time of grant and options with respect to the remaining 7,500 shares awarded to Mr. Pappas are to vest upon the consummation of the Offering. These options will be assumed by Precision Auto Care in connection with the Combination.

     The Company intends to grant each of Mr. Klumb and Ms. Eliopulos options to purchase 12,500 shares of Common Stock effective at the closing of the Combination. Such options will have an exercise price per share equal to the initial offering price and one third of the options will vest on each of the first three anniversary dates of the Combination.

EXECUTIVE COMPENSATION

     General. Precision Auto Care was organized in April 1997, and its operation since that time has related primarily to its formation and to the Combination. The Company anticipates that during its fiscal year ending June 30, 1998 its most highly compensated executive officers will be Messrs. Ripley, Hay, Janofsky, Kendrick and Nicolai (the "Named Executive Officers"), each of whom will be paid an annual salary of $200,000, $120,000, $120,000, $120,000 and
$120,000, respectively.

     In addition to base salary, the Named Executive Officers will be eligible to participate in bonus and incentive compensation plans as are from time to time made available to senior executive officers of the Company. The Company intends to grant options to purchase 20,000, 3,500, 20,000 and 12,500 shares of the Company's Common Stock to Messrs. Hay, Janofsky, Kendrick and Nicolai, respectively. These options, which shall be effective upon the closing of the Combination and the Offering, will be granted pursuant to the Company's 1997 Stock Option Plan. Such options will have an exercise price per share equal to the initial Offering price and one-third of the shares under each option will be exercisable one year from the date of grant, another one-third will be exercisable two years from the date of grant, and the final one-third will be exercisable three years from the date of grant.

     The table below sets forth the compensation earned and paid to each Named Executive Officer who earned $100,000 or more during the periods presented. Each such Named Executive Officer was employed by WE JAC during the periods.

                                                                                                      SECURITIES
                                                                                      OTHER ANNUAL    UNDERLYING     ALL OTHER
            NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS     COMPENSATION     OPTIONS      COMPENSATION
----------------------------------------------------   ----    ---------   -------    ------------    ----------    ------------
John F. Ripley(1)                                      1997    $ 181,734   $34,000                      100,000
President and                                          1996      169,131                                 93,100
Chief Executive Officer                                1995

Arnold Janofsky(2)                                     1997      117,269     9,646                        4,000
Senior Vice President                                  1996       80,385                                 17,500
and General Counsel                                    1995

Grant G. Nicolai(3)                                    1997      110,809     8,577
Senior Vice President --                               1996       85,769     8,625
Franchise Development                                  1995       48,462

---------------

(1) Mr. Ripley's employment with WE JAC commenced on July 1, 1995.

(2) Mr. Janofsky's employment with WE JAC commenced on October 1, 1995.

(3) Mr. Nicolai's employment with WE JAC commenced on September 11, 1995.

     Option/SAR Grants in Last Fiscal Year. WE JAC is the only Constituent Company that has a stock option plan or that otherwise granted stock options to its executive officers during its last fiscal year. No SARs were granted to any executive officer of any Constituent Company during its last fiscal year. The following table sets forth certain information with respect to grants made by WE JAC of stock options to Named Executive Officers who will be continuing as executive officers of the Company pursuant to WE JAC's stock option plans. No SARs were granted to executive officers during fiscal year 1997.

                                                                                   POTENTIAL REALIZED VALUE
                                                                                              AT
                        NUMBER OF      % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                       SECURITIES       OPTIONS                                    STOCK PRICE APPRECIATION
                       UNDERLYING      GRANTED TO                                      FOR OPTION TERM
                         OPTIONS      EMPLOYEES IN    EXERCISE OR    EXPIRATION    ------------------------
NAME                   GRANTED (1)    FISCAL YEAR     BASE PRICE        DATE          5%            10%
--------------------   -----------    ------------    -----------    ----------    --------      ----------
John F. Ripley           100,000          75.7%         $ 10.00         1/1/07     $629,000      $1,594,000
Arnold Janofsky            4,000             3%           10.00        1/29/07       25,160          63,760
Grant G. Nicolai              --            --               --             --           --              --
James A. Hay               5,000           3.8%           10.00        4/22/07       31,450          79,700

---------------

(1) The referenced stock options have an exercise price equal to the fair market value of Common Stock on the date of grant as defined in the underlying stock option plan, and become exercisable in three equal annual installments commencing one year after the date of grant. Because WE JAC Common Stock is not publicly or otherwise actively traded, the stock options plans require the board of directors to determine the fair market value of WE JAC Common Stock on the date of grant. Since WE JAC Common Stock is not publicly or otherwise actively traded, there can be no assurance that the board of directors' determination approximates the fair market value of WE JAC Common Stock were such a trading market to develop.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth certain information with respect to the exercise of stock options by WE JAC's named executive officers during fiscal year 1997 and information concerning the number and value of unexercised stock options at June 30, 1997. The value of unexercised stock options is based on the Board of Directors determination that the fair market value of WE JAC Common Stock was $10.00 on June 30, 1997. No stock options or SAR's were exercised during the fiscal year ended June 30, 1997. As of June 30, 1997 no SARs were outstanding.

                              NUMBER OF SECURITIES          VALUE OF THE UNEXERCISED
                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                            OPTIONS AT JUNE 30, 1997             JUNE 30, 1997
                          ----------------------------    ----------------------------
NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------   -----------    -------------    -----------    -------------
John F. Ripley               31,033         162,067         $91,462        $ 182,927
Arnold Janofsky               5,833          15,667          10,208           20,417
Grant G. Nicolai              4,167           8,333           7,292           14,583
James A. Hay                                  5,000

     As of the closing of the Offering Mr. Ripley will hold options to purchase 193,100 shares of Common Stock (at a weighted average exercise price of $8.69), Mr. Hay will hold options to purchase 5,000 shares of Common Stock (at an exercise price of $10.00), Mr. Janofsky will hold options to purchase 21,500 shares of Common Stock (at a weighted average exercise price of $8.58), Mr. Kendrick will hold options to purchase 5,000 shares of Common Stock (at an exercise price of $10.00), and Mr. Nicolai will hold options to purchase 12,500 shares of Common Stock (at a weighted average exercise price of $8.25). These options result from the manner in which options to purchase WE JAC common stock that were granted to such holders prior to the Combination are to be converted into options to purchase the Company's Common Stock in connection with to the Combination.

EMPLOYMENT ARRANGEMENTS

     Mr. Ripley entered into an employment agreement with Precision Tune Auto Care, Inc., WE JAC's principal operating subsidiary, pursuant to which Mr. Ripley agreed to serve as Precision Tune Auto Care's President and Chief Executive Officer for a period of three years commencing July 1, 1995. The agreement also provides that Mr. Ripley will serve as a member of WE JAC's board of directors. The agreement provides that Mr. Ripley will receive a base salary of $200,000 per annum and a performance bonus of 10% of his base salary if the corporation's before-tax net profits exceed $2,000,000. Mr. Ripley is provided an additional bonus of 5% of his base salary for each $100,000 of before-tax net profit over $2,000,000 earned by the Company up to a maximum of 50% of his base salary during the fiscal year. Under the terms of the employment agreement, Mr. Ripley is required to maintain the confidentiality of proprietary business or technical information he obtains in the course of his employment with WE JAC, and he is prohibited from competing with WE JAC in the United States during any time he is performing duties for WE JAC and for a period of two years thereafter. In the event Mr. Ripley's employment is terminated by WE JAC other than for cause, or is terminated by Mr. Ripley for good reason, Mr. Ripley will be entitled to receive a severance benefit equal to his base salary in effect at the time of termination for the remainder of his initial term or 18 months, whichever is greater, and will be entitled to receive any salary and benefits accrued, vested or unpaid as of the date of termination. In the event of such termination, Mr. Ripley also will be entitled to receive a pro rata portion of his performance bonus. The Company intends to execute a new employment agreement with Mr. Ripley containing terms substantially identical to the terms of his agreement with WE JAC immediately following the closing of the Offering.

     In connection with Mr. Ripley's employment, WE JAC granted to Mr. Ripley an option to purchase an aggregate of 80,338 shares of WE JAC's common stock at an exercise price of $7.05 per share, subject to antidilution adjustments. In connection with the option agreement, WE JAC and Mr. Ripley also entered into an agreement providing that in the event WE JAC issues any common stock or any other securities convertible into or exercisable for common stock (other than the issuance of common stock to employees pursuant to employee benefit plans), Mr. Ripley shall be granted, at the time of such issuance, an option to purchase such number of shares as will result in his having a right to purchase (pursuant to outstanding options or otherwise) or holding as a result of the exercise, in whole or in part, 5% of WE JAC's common stock, assuming the exercise or conversion of all outstanding options, warrants or rights or similar securities that are convertible into or exercisable for shares of common stock. This agreement terminates upon the consummation of the Offering. Pursuant to this antidilution agreement, Mr. Ripley has been awarded additional options as follows: 7,920 for a private offering of 149,850 shares at a price of $8.00 per share, and 4,842 for options awarded to board members and warrants issued to WE JAC's commercial lender at a price of $10.00 per share.

     On October 23, 1996, WE JAC awarded Mr. Ripley 100,000 additional options to purchase WE JAC Common Stock at an exercise price of $10 per share. All of the options are to vest on the date that the Combination is consummated. The options will expire and will not vest in the event the Combination is not consummated. For additional information concerning the options awarded to Mr. Ripley and the manner and basis on which they will be converted into Common Stock in the Combination, see "The Combination -- Interests of Certain Persons."

     Each of Messrs. Hay, Janofsky, Kendrick and Nicolai have entered into employment agreements to serve as senior vice presidents for a period of three years commencing August 1, 1997. Mr. Klumb has entered into an employment agreement to serve as a vice president for a period of three years commencing on the date the Company successfully completes its initial public offering. The agreements provide that each senior vice president will receive a base salary of $120,000 per annum, Mr. Klumb will receive a base salary of $90,000 per annum, and each of them will be entitled to receive a performance bonus under a plan to be developed for all of the Company's senior vice presidents and vice presidents, respectively. Under the terms of the each employment agreement, each senior vice president and Mr. Klumb is required to maintain the confidentiality of proprietary business or technical information obtained during the course of employment with the Company. Each senior vice president is prohibited from competing with the Company in the United States during the time he is employed by the Company and for a period of two years thereafter. Mr. Klumb is prohibited from competing with the Company in the United States during the time he is employed by the Company and for a period of one year thereafter. In the event any senior vice president's employment is terminated by the Company other than for cause, or is terminated by the senior vice president for good reason, the senior vice president will be entitled to receive a severance benefit equal to 18 months of base salary in effect at the time of termination and will be entitled to receive any salary and benefits accrued, vested or unpaid as of the date of termination as well as any other benefits to which the employee is entitled under any benefit plan, policy or program maintained by the Company in which the senior vice president participated. Mr. Klumb's agreement contains substantially the same severance benefit upon termination of his employment by the Company other than for cause, or by him for good reason as that received by the senior vice presidents with the exception that his benefit will be equal to 12 months of his base salary in effect at the time of termination.

COMPENSATION PURSUANT TO PLANS

     Stock Option Plans. As a result of the Combination, the Company has reserved a total of 175,000 shares of Common Stock for issuance pursuant to the WE JAC Stock Option Plan. This plan was established in August 1995 to provide incentives to members of the Board of Directors of WE JAC and key employees to expand and improve the profits and prosperity of WE JAC. The plan provides for the grant of incentive stock options and non-qualified stock options. As of the date of this Prospectus, all of the options available for grant under the plan have been granted and are outstanding, and no options have been exercised. The exercise price for each share under option is to be not less than the "fair market value" of the Company's stock at the date of grant as determined in good faith by the Company's Board of Directors upon the recommendation of the Committee administering the plan. In determining the fair market value of WE JAC's common stock at the date of grant, the Board of Directors considered a number of factors including the financial condition and business prospects of the Company and any advice solicited or received from outside advisors. All of the options granted to date have exercise prices ranging from $8.00 to $10.00. With respect to substantially all of the options currently granted, one-third of the shares under each option are exercisable one year from the date of grant, another one-third are exercisable two years from the date of grant, and the final one-third are exercisable three years from the date of grant.

     The Company has also adopted a 1997 Precision Auto Care Stock Option Plan and has reserved 400,000 shares of Common Stock for issuance pursuant to this plan. The terms of the 1997 Precision Auto Care Stock Option Plan are identical in all material respects to the WE JAC Stock Option Plan.

     1997 Employee Stock Purchase Plan. As a result of the Combination, the Company has reserved a total of 20,000 shares of Common Stock for issuance pursuant to the WE JAC 1997 Employee Stock Purchase Plan (the "Plan"). This Plan was established to promote the long-term success of WE JAC by providing employees of WE JAC the opportunity to become shareholders. The Plan commenced on November 1, 1996. Employees who are participating in the Plan have until October 31, 1997 to acquire the shares they had subscribed for at a purchase price of 85% of the "fair market value" of WE JAC's common stock on the date of grant, as determined in good faith by the Company's Board of Directors or by an independent appraiser. Participating employees purchase the shares with amounts they have contributed to the Plan through payroll deductions of up to 10% of the employees base income, lump sum cash payments, or a combination of both. The Board set the fair market value of common stock at the November 1 and February 1 grant dates at $8.00 per share and at the May 1 grant date at $10.00 per share. The Plan has been fully subscribed by WE JAC's employees. The Plan provides that the Company may repurchase any shares of common stock issued to an employee for a period of 90 days following the employee's termination of employment. Any such repurchases are to be made at the then current fair market value of WE JAC common stock. The Company will assume these options in accordance with their terms in connection with the Combination.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Articles of Incorporation and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and losses suffered and reasonable expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. See "Description of Capital Stock -- Limitations on Liability of Officers and Directors."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The table below sets forth information regarding the beneficial ownership of the Common Stock by (i) each person known to the Company who will be the beneficial owner of more than 5% of the outstanding shares of Common Stock following the consummation of the Offering and the Combination, (ii) each director and executive officer of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Shareholder. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned. The information is presented as in effect immediately following the Combination and the consummation of the Offering.


                                                                                                            SHARES BENEFICIALLY
                                                                                                                  OWNED(1)
                                                                                                            --------------------
                                                                                                 SHARES
                                                                                                 OFFERED     NUMBER      PERCENT
                                                                                                 -------    ---------    -------
DIRECTORS AND OFFICERS
John F. Ripley(2).............................................................................                205,050      3.87
Lynn E. Caruthers(3)..........................................................................                135,381      2.65
James A. Hay..................................................................................                      0         0
Arnold Janofsky(4)............................................................................                  7,794      *
Peter Kendrick................................................................................                      0         0
Grant G. Nicolai(5)...........................................................................                 11,919      *
William R. Klumb..............................................................................    12,800       43,286      *
Woodley A. Allen(6)...........................................................................                 12,000      *
George Bavelis................................................................................                 83,817      1.64
Bernard H. Clineburg(6).......................................................................                 12,500      *
Clarence E. Deal..............................................................................                205,229      4.02
Effie Eliopulos...............................................................................    15,500      251,651      4.93
Bassam N. Ibrahim(6)..........................................................................                 13,850      *
Richard O. Johnson............................................................................                 56,497      1.11
Arthur Kellar(6)..............................................................................                155,029      3.03
Harry G. Pappas, Jr.(7).......................................................................                 27,500      *
Gerald Zamensky(8)............................................................................                106,003      2.08
All directors and executive officers as a group (17 persons)..................................              1,327,506     24.70
SELLING SHAREHOLDERS
ABACUS (Nominees) Limited.....................................................................    12,900        3,304      *
Farouk M. Aqeel Trust.........................................................................    48,000       12,000      *
Jack N. Bohm, Trustee E. Bohm Jr..............................................................     1,000       11,186      *
Robert & Mary Ann Burguieres(9)...............................................................     5,200        1,636      *
Judith A. Finley..............................................................................     3,000       21,947      *
Frank Loeffler................................................................................     2,000        8,268      *
Signet Bank(10)...............................................................................     5,440            0         0
Summit Bank(11)...............................................................................    21,760            0         0
W.C. & Sally Wills............................................................................    16,000        4,000      *


---------------
* Represents less than 1%.
 (1) Assumes the Underwriters' over-allotment option is not exercised.
 (2) Includes options to purchase 193,100 shares Mr. Ripley may exercise within 60 days of the Offering. The stockholder's address is 748 Miller Drive, S.E., Leesburg, Virginia 20175.
 (3) Includes 36,750 shares held by CARFAM Associates and 77,938 shares held by Caruthers Properties, Ltd., limited partnerships in which Ms. Caruthers holds limited partnership interests and options to purchase 10,000 shares which Ms. Caruthers may exercise within 60 days of the Offering.
 (4) Includes options to purchase 5,833 shares that are exercisable within 60 days of the Offering.
 (5) Includes options to purchase 4,167 shares that are exercisable within 60 days of the Offering.
 (6) Includes options to purchase 10,000 shares that are exercisable within 60 days of the Offering.
 (7) Includes options to purchase 12,500 shares that are exercisable within 60 days of the Offering.
 (8) Includes 47,176 shares held by Mr. Zamensky's spouse.

 (9) Mr. Burguieres served as the chief financial officer of WE JAC, one of the Constituent Companies, until February, 1997.


(10) Signet Bank obtained its shares in connection with a loan it extended to WE JAC in January 1997.


(11) Summit Bank obtained its shares in connection with a loan it extended to WE JAC in January 1997.

                                THE COMBINATION

     Simultaneously with, and as a condition to, the closing of the Offering, the Company will consummate the Combination. The consideration to be paid by the Company in the Combination will consist of shares of Common Stock, as set forth in the Combination Agreement, which provides for the allocation of shares of Common Stock among the Constituent Companies and their owners.

THE COMPANIES

     The following description summarizes the business conducted by the Company and each of the Constituent Companies.

     The Company. The Company was formed in April 1997 solely for the purpose of consummating the Combination. The Company has not conducted any operations and has no material assets or liabilities.

     WE JAC. WE JAC is the parent corporation of Precision Tune Auto Care, Inc., a Virginia corporation ("PTAC"). Precision Tune, an automotive service specialist, has been engaged in the business of providing quality comprehensive automobile maintenance services since 1976. At June 30, 1997, these services were provided at 556 Precision Tune Auto Care centers owned and operated by Precision Tune Auto Care franchisees. The automotive maintenance services provided by Precision Tune Auto Care centers includes the diagnosis, maintenance and repair of ignition systems, fuel systems, computerized engine control systems, cooling systems, starting/charging systems, emissions control systems, engine drive train systems, electrical systems, air conditioning systems, oil and other fluid systems and brake systems. WE JAC derives a substantial portion of its revenues from the distribution of automotive parts and equipment to Precision Tune Auto Care centers and others. Another division of PTAC distributes a complete line of quality ignition parts, oil and air filters, brake parts, diagnostic equipment, signage and other items necessary and incidental to the outfitting and operating of Precision Tune Auto Care centers.

     Miracle Industries. Miracle Industries commenced operations in 1990 and is involved in the manufacture, sale and distribution of car wash chemicals which it sells directly and through a limited network of distributors. Miracle Industries also owns and operates ten self-service car wash centers located throughout central Ohio which facilities include in the aggregate 55 self-service bays and seven automatic bays. Each car wash center is supported by self-serve vacuums, carpet shampooers and vending machines to provide additional car wash accessories. In addition to operating its own car wash facilities, Miracle Industries is actively engaged in the sale, service, and installation of car wash facilities for third parties throughout Ohio. Miracle Industries owns HydroSpray, which is a manufacturer of self-service and touchless automatic car wash equipment. HydroSpray operates a manufacturing facility in Cedar Falls, Iowa and sells and installs car wash equipment in the United States, Mexico and Canada. HydroSpray is a successor to Don R. Havens Car Wash Systems which was engaged in the manufacture of touchless car wash equipment since the mid-1980's. Miracle Industries also owns a 50% interest in Indy Venture, L.L.C., an Indiana limited liability company which owns and operates three car wash centers and one Lube Depot fast oil change and lube centers in Indiana.

     Lube Ventures. Lube Ventures commenced operations in 1994 and is engaged in the manufacture of modular buildings specifically designed for the fast oil change and lube business and in the sale of franchise rights to its "Lube Depot" fast oil change and lube systems throughout the United States. Lube Ventures markets its buildings to both franchisees and non-franchisees and utilizes the buildings in its operation of its Company-owned store. While the Lube Ventures modular building is specifically designed for the oil change industry, the company has made sales outside the oil change industry on a limited basis. Lube Ventures operates one Company-owned Lube Depot centers and has franchised 21 Lube Depot centers.

     Rocky Mountain I. Rocky Mountain I was founded in 1987 and owns and operates one self-service car wash center in the Denver metropolitan area. This car wash has seven self-service and one automatic bay and utilizes the HydroSpray proprietary operating system. The site is usually staffed by one attendant during specified business hours seven days a week.

     Rocky Mountain II. Rocky Mountain II has been in operation since 1988. Rocky Mountain II owns and operates seven self-service car wash centers in the Denver metropolitan area. The Company operates an aggregate of 33 self-service and 6 automatic bays. Three of the car wash sites utilize the HydroSpray proprietary system and the remainder are operated through control systems located at each car wash site. The HydroSpray system is being phased in at Rocky Mountain II's other car wash sites and the Company intends to use a portion of the net proceeds from the Offering to complete this upgrade following the closing of the Combination.

     Miracle Partners. Miracle Partners commenced operations in 1988 and owns and operates five car wash centers in the State of Ohio. Miracle Partners is currently operating 41 bays throughout its system, one of which is a completely automated bay which utilizes the HydroSpray system and 40 of which are self-service car wash bays. Miracle Partners also owns and operates a Lube Depot franchise and leases property to a Lube Depot fast oil change and lube center franchisee.

     Prema Properties. Prema Properties, which was founded in 1994, owns and operates seven car wash centers in Ohio and owns a 50% equity interest in another car wash it is responsible for operating. The centers are located primarily in central Ohio and the Cleveland, Ohio area. The eight car wash centers contain in the aggregate 47 self-service units and six automatic units. Six of the automatic units have been installed within the last two years and all of the automatic units include HydroSpray car wash equipment. At each of the car wash sites, the company has vending equipment and self-serve vacuums to provide additional services to the customer. Each of the car wash centers has a part-time attendant assigned to it and the company utilizes area managers in both the Cleveland area and in central Ohio. In addition to the company's car wash operations, Prema Properties is the owner/operator of a Lube Depot franchise unit located in Brookpark, Ohio.

     Ralston Car Wash. Ralston Car Wash has owned and operated one self-service car wash center in the Denver metropolitan area since 1990. The car wash consists of 9 self-service and one automatic bay and the center utilizes the HydroSpray proprietary operating system. The car wash is usually staffed by an attendant during specified business hours seven days a week.

     KBG. KBG does not conduct any operations and has been formed solely for the purpose of conveying the computer software portion of the HydroSpray proprietary operating system to the Company in the Combination.

COMBINATION PURCHASE PRICE

     The Company will exchange in the Combination 2,780,695 shares of Common Stock (valued at $30.6 million, based upon an assumed initial Offering price of $11.00 per share) for all of the capital stock and membership interests in the Constituent Companies. The Company plans to use approximately $18.5 million of the net proceeds from the Offering to discharge certain outstanding indebtedness of the Constituent Companies assumed by the Company in connection with the Combination. Approximately 1,061,806 shares of Common Stock (valued at $11.7 million based upon an assumed initial Offering price of $11.00 per share) will be delivered to owners of the Constituent Companies who are executive officers or directors of the Company. As a result of the delivery of such shares and shares such persons will be able to obtain upon the exercise of options which will be exercisable within 60 days of the Combination, such persons will beneficially own approximately 24.7% of the outstanding Common Stock immediately following the Offering and deducting the shares of Common Stock offered by the Selling Shareholders. See "Risk Factors -- Control by Management and Principal Shareholders," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions" and "Shares Eligible for Future Sale" and the Unaudited Pro Forma Combined Financial Statements appearing elsewhere in this Prospectus.

     The following table sets forth the shares of the Company's common stock to be exchanged by the Company with the owners of each of the Constituent Companies in the Combination:

                                                                                                            PERCENTAGE OWNED
                                                                                                      -----------------------------
                                                                                                        BEFORE           AFTER
                                 CONSTITUENT COMPANY                                       SHARES     OFFERING(1)    OFFERING(1)(2)
--------------------------------------------------------------------------------------   ----------   -----------    --------------
WE JAC Corporation....................................................................    1,333,625       48.0%           26.6%
Miracle Industries, Inc...............................................................      749,250       26.9            14.7
Lube Ventures, Inc....................................................................      169,168        6.1             3.3
Prema Properties, LLC.................................................................      148,889        5.4             2.9
Miracle Partners, Inc.................................................................       94,320        3.4             1.8
Rocky Mountain Ventures, Inc..........................................................       64,223        2.3             1.3
Rocky Mountain Ventures II, Inc.......................................................      179,648        6.5             3.5
Ralston Car Wash, LLC.................................................................       29,161        1.0             0.6
KBG, LLC..............................................................................       12,411        0.4             0.2
                                                                                         ----------   -----------    --------------
     Total............................................................................    2,780,695      100.0%           55.0%
                                                                                         ----------   -----------    --------------
                                                                                         ----------   -----------    --------------

---------------


(1) Does not give effect to the exercise of any options that will be held by directors and officers of Precision Auto Care or 27,200 warrants for which the Company has been notified will be exercised in connection with the sale of shares of Common Stock being offered by certain Selling Shareholders.


(2) Assumes the Underwriters' over-allotment option is not exercised.

     The number and value of shares to be exchanged by the Company with respect to each of the Constituent Companies, except WE JAC, was determined by arm's-length negotiations between the Company and the representatives of the respective Constituent Companies. The factors considered by the Company in determining the consideration to be paid included, the historical operating results, the net worth, the levels and types of indebtedness and the future prospects of each of the Constituent Companies. The negotiations between WE JAC and the Company were not arm's-length due to substantial overlap in management of the Company and WE JAC at the time of such negotiation. However, because the terms of all of the Combination Agreement value each Constituent Company in relation to the value of each of the other Constituent Companies, the value of WE JAC was subject to scrutiny by and negotiation with representatives of the other Constituent Companies.

     Upon consummation of the Combination, the Company will hold all of the issued and outstanding shares of the capital stock and membership interests of the Constituent Companies.

THE COMBINATION AGREEMENT

     Common Stock


     The shares of the Company's common stock issuable upon the closing of the Combination to various owners of the Constituent Companies generally will be freely tradeable without restrictions under the Securities Act except that shares of the Company's Common Stock received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 of the Securities Act) of a Constituent Company may be resold by such affiliates only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. In addition, the terms of the Combination Agreement provide that holders who receive in excess of 3,000 shares of the Company's Common Stock pursuant to the Combination will be prohibited from selling or otherwise disposing of the shares of the Company's Common Stock for value for a period of 180 days following the consummation of the Offering. The Company expects that 2,567,381 shares of the Company's Common Stock issued in the Combination will be subject to this 180-day restriction. See "Shares Eligible for Future Sale."


     Representations and Warranties of the Constituent Companies

     The Combination Agreement contains customary representations and warranties from each of the Constituent Companies relating to, among other things, the due organization and good standing of each Constituent Company, a description of the capital structure and equity ownership of the Constituent Company, the amount and nature of the Constituent Company's contingent liabilities, the title to the Constituent Company's assets, the insurance coverage maintained by each Constituent Company, the accuracy of the Constituent Company's financial statements, the status of litigation involving each Constituent Company, and compliance with applicable laws.

     Limited Escrow Arrangements

     Indemnity Escrow. Pursuant to the Combination Agreement, the Company will deposit into escrow at the Closing of the Combination 10% of the shares issuable to each former owner of a Constituent Company (the "Indemnity Escrow Shares") in order to satisfy claims it may have with respect to the breach of certain representations, warranties and covenants made by such Constituent Company in the Combination Agreement. Except in the case of fraud, the Company will not be able to proceed against any owner individually in the event that the Company's losses exceed the amounts represented by the Indemnity Escrow Shares. In the event that the Company validly asserts a claim for indemnification against the Indemnity Escrow Shares, the Company will be able to reacquire, liquidate and retire Indemnity Escrow Shares of the former owners of a Constituent Company with a value equal to the full amount of the damages, liabilities and expenses, including reasonable attorney's fees, suffered or incurred by the Company as a result of any such breach. The Company also will have the right to retire, reacquire and liquidate Indemnity Escrow Shares if it suffers damages by reason of any untrue statement of a material fact relating to the Constituent Company or its owners that is contained in any preliminary prospectus, a registration statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or any omission to state therein a material fact relating to the Constituent Company or its owners required to be stated therein or necessary to make such statements therein not misleading.

     The number of Indemnity Escrow Shares the Company shall be entitled to reacquire, liquidate and retire shall be equal to the amount determined by dividing the amount of the damages, costs and expenses incurred by the Company by the Initial Public Offering price. When the Company proceeds against Indemnity Escrow Shares attributable to a Constituent Company the Indemnity Escrow Shares of each former owner of that Constituent Company shall be reacquired, liquidated and retired ratably. The Indemnity Escrow Shares will remain in escrow until the first anniversary of closing or until any unresolved claim in respect of them has been finally resolved in cases where a claim has been asserted by the Company prior to the first anniversary of closing. Accordingly, each former owner of the applicable Constituent Company shall receive his ratable portion of any Indemnity Escrow Shares which remain in escrow on the first anniversary of closing (or immediately following the time that a final determination has been made with respect to such shares in the case of unresolved claims which have been asserted by the Company prior to the first anniversary of closing).

     Indebtedness Escrow. The Combination Agreement further provides that the debt level of each Constituent Company will not exceed a specified level as of the closing of the Combination. For purposes of the Combination Agreement, debt means and includes all indebtedness of a Constituent Company for borrowed money, capitalized lease obligations and guarantees of the obligations of others. Pursuant to the Combination Agreement, the Company will deposit into escrow at the Closing an additional 10% of the shares issuable to the owners of the Constituent Companies at the Closing of the Combination (the "Indebtedness Escrow Shares") in order to secure compliance with the maximum debt levels allowed each of the Constituent Companies as of the closing of the Combination. To the extent that the actual debt level of a Constituent Company exceeds the specified debt level, the Company will have the right to reacquire, liquidate and retire Indebtedness Escrow Shares having a value equal to the dollar amount of the excess debt. Indebtedness Escrow Shares of the former owners of the Constituent Company reacquired, liquidated or retired by the Company shall be valued at the Offering Price. The table below sets forth the required debt level for each Constituent Company.

                                          DEBT LEVEL AT                 REQUIRED DEBT LEVEL
      CONSTITUENT COMPANY                 JUNE 30, 1997                     AT CLOSING
-------------------------------  -------------------------------  -------------------------------
WE JAC                                    $   9,379,000                    $  10,600,000
Miracle Industries                            5,442,000(1)                     6,064,000(1)
Lube Ventures                                 1,301,000                        1,235,000
Rocky Mountain I                                478,314                          478,000
Rocky Mountain II                             1,640,802                        1,761,000
Miracle Partners                              1,353,199                        1,600,000
Prema Properties                              3,007,616                        3,075,000(2)
Ralston Car Wash                                239,386                          240,000

---------------

(1) Includes approximately $1,200,000 of indebtedness of a partnership which is guaranteed by Miracle Industries and in which Miracle Industries holds a 50% partnership interest.

(2) Includes $75,000 of indebtedness of a partnership which is guaranteed by Prema Properties and in which Prema Properties hold a 50% partnership interest.

     Under the terms of the Combination Agreement, the required debt levels specified above may be increased to reflect certain transactions permitted by the terms of the Combination Agreement or transactions approved by a majority vote of a committee comprising two WE JAC representatives and one representative of each of the Ohio Group and All Other Constituent Companies.

     Escrowed Shares Are Exclusive Remedy. As noted above, except in the case of fraud, in the event that the Company suffers losses in excess of the Indemnity Escrow Shares or in the event that the difference between a Constituent Company's debt level at Closing and its required debt level exceeds the value of the Indebtedness Escrow Shares, the Company will have no further remedy against the Constituent Company or the owners because the obligations of the Constituent Company and the owners are limited to the amount of the Indemnity Escrow Shares and the Indebtedness Escrow Shares, respectively. In the event that the losses the Company suffers with respect to a Constituent Company (including losses which arise because a Constituent Company's debt level is higher than the level required at Closing) exceed the value of the Indemnity Escrow Shares or Indebtedness Escrow Shares, the business and financial condition of the Company could be materially adversely affected.

     Indemnification by the Company

     Pursuant to the Combination Agreement, the Company has agreed to indemnify, defend and hold harmless each of the owners of the Constituent Companies and their respective successors and assigns against any and all claims, losses, damages, liabilities and expenses, including reasonable attorney's fees, suffered because of (i) the untruth, inaccuracy, misrepresentation, omission, breach or nonfulfillment by the Company or any representation, warranty, covenant or other agreement contained in the Combination Agreement or (ii) any untrue statement of a material fact relating to the Company that is contained in the preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based on any omission or alleged omission to state therein a material fact relating to the Company required to be stated therein or necessary to make the statements therein not misleading.

     Conditions Precedent to the Closing of the Combination Agreement

     The obligation of the Company to consummate the Combination is subject to certain conditions, including among others, (i) that the financial statements of each of the Constituent Companies comply in all material respects with all applicable accounting requirements and are fairly presented in conformity with generally accepted accounting principles, (ii) that favorable opinions of counsel to the owners of the Constituent Companies are received by the Company,
(iii) that all necessary consents have been received, (iv) that the Registration Statement has become effective, (v) that the aggregate amount of cash required to be paid to Constituent Company owners who validly perfect their right to dissent to certain mergers which form a part of the Combination (or have voted against a merger and are entitled to later perfect their right to dissent by taking additional actions following closing in accordance with applicable laws) shall not exceed 10% of the net cash proceeds estimated to be realized by the Company in the Offering, assuming that each such dissenting owner would be entitled to receive for his shares in the Constituent Company cash in an amount equal to the initial Offering price, multiplied by the number of shares of the Company Common Stock that they would have been entitled to receive had they not exercised dissenters' rights, (vi) that specified percentages (which in no case are lower than 75%) of the total equity ownership of each Constituent Company which the Company is to acquire pursuant to exchange offers which form a part of the Combination are tendered to the Company pursuant to such exchange offers and
(viii) the Offering is consummated. The obligation of each Constituent Company and its owners to consummate the Combination is subject to certain conditions, including the accuracy of the representations and warranties of the Company contained in the Combination Agreement, the receipt of a favorable opinion of counsel to the Company and the receipt of an opinion of Ernst & Young LLP with respect to certain tax matters.

ASSUMPTION OF OPTION PLANS AND STOCK OPTIONS

     Pursuant to the terms of the Combination Agreement, the Company will assume all of the outstanding stock option plans, stock purchase plans and stock option agreements to which WE JAC is a party. As a result of the foregoing, options to purchase 493,100 shares of WE JAC Common Stock at a weighted average exercise price of $8.74 per share will be converted into options to purchase an identical number of shares of the Company's Common Stock at the same weighted exercise price per share upon the consummation of the Combination. See "Certain Transactions."

EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE

     In connection with the Combination, certain individuals entered into employment agreements with the Company. For a discussion of the employment agreements between the Company and its executive officers, see
"Management -- Employment Agreements." In addition, each holder of 10% or more of the common stock or membership interests of a Constituent Company is required to execute and deliver an Agreement Not to Compete in favor of the Company. The terms of these agreements generally provide that, for a period of four years following the Closing of the Combination, such persons will not compete with the Company in the line of business engaged in by the Constituent Company of which such person is a stockholder or member as of Closing within specified geographic areas.

REAL ESTATE OPTIONS AND RELATED LEASE ARRANGEMENTS

     Under the terms of the Combination Agreement partnerships formed by owners of Lube Ventures, Prema Properties and Miracle Partners have been granted the option to purchase specified parcels of real estate from the Company following closing. If these options are exercised, the Company will lease these parcels of real estate back from the partnership on terms and conditions set forth in the Combination Agreement. For additional information concerning these options and the terms of the related leases see "Certain Transactions".

DISTRIBUTIONS PRIOR TO CLOSING

     The Combination Agreement provides that, prior to the closing of the Combination, each of the Constituent Companies which are subject to taxation under Subchapter S of the Internal Revenue Code or as partnerships shall be entitled to distribute to their shareholder or members, on a pro rata basis, cash in amounts sufficient to enable them to discharge their federal, state and local income tax liabilities which will arise by reason of their being stockholders or members thereof during tax year 1997. The Combination Agreement also provides that the Constituent Companies shall have the right to declare and pay to their stockholders or members cash dividends or distributions in an amount equal to the amount of the professional fees and expenses paid by such Constituent Company prior to the Closing in connection with the transactions contemplated by the Combination Agreement.

     The Combination Agreement permits certain of the Constituent Companies to distribute prior to the Closing to their stockholders and members certain assets held, directly or indirectly, by such Constituent Companies. In this regard, Rocky Mountain I is permitted to distribute to its stockholders a certain $190,000 promissory note held by Rocky Mountain I or the cash proceeds thereof; Lube Ventures is permitted to distribute to its members certain unimproved real estate; Prema Properties is permitted to distribute to its members certain improved rental real estate and unimproved real estate; and Miracle Industries is permitted to distribute to its stockholders certain improved rental real estate, unimproved real estate and a car wash and is also permitted to cause Indy Ventures to distribute certain unimproved real estate and a car wash to its members (including Miracle Industries, which may redistribute such property to its stockholders).

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     Common Stock Issued in Combination. In connection with the Combination, certain officers and directors of the Company will receive shares of Common Stock with respect to the shares of common stock or membership interests, as the case may be, they currently hold in their respective Constituent Companies as follows: Woodley A. Allen: 2,000 shares; George Bavelis: 83,817 shares; Lynn E.
Caruthers: 125,381 shares; Bernard H. Clineburg: 2,500 shares; Clarence E. Deal:
205,229 shares; Effie Eliopulos: 251,551 shares; Bassam N. Ibrahim: 3,850 shares; Arnold Janofsky: 1,961 shares; Richard O. Johnson: 56,497 shares; Arthur
Kellar: 145,029 shares; William R. Klumb: 56,086 shares; Grant G. Nicolai: 7,752 shares; Harry G. Pappas, Jr.: 15,000 shares; John F. Ripley: 11,950 shares; and Gerald Zamensky: 106,003 shares.

     Conversion and Acceleration of Stock Options. Pursuant to the terms of the Combination Agreement and the terms of outstanding WE JAC stock options, all of the options to purchase WE JAC Common Stock that are outstanding on the closing date are to be converted into options to purchase the Company's Common Stock. Because WE JAC Common Stock is being converted into the Company's Common Stock on a one-share-for-one-share basis, each option to purchase WE JAC Common Stock shall be converted into an option to purchase the same number of shares of the Company's Common Stock at the same exercise price. The chart below indicates as to the specified directors and officers of the Company the number of options that each person will hold following closing and the current weighted average exercise price per share.

                                                   NUMBER OF          WEIGHTED AVERAGE
                OPTION HOLDER                    OPTION SHARES    EXERCISE PRICE PER SHARE
----------------------------------------------   -------------    ------------------------
Woodley A. Allen                                     10,000                $10.00
Lynn E. Caruthers                                    10,000                 10.00
Bernard Clineburg                                    10,000                 10.00
Bassam N. Ibrahim                                    10,000                 10.00
James A. Hay                                          5,000                 10.00
Arnold Janofsky                                      21,500                  8.58
Arthur Kellar                                        10,000                 10.00
Robert Kelly                                         10,000                 10.00
Grant G. Nicolai                                     12,500                  8.25
Harry G. Pappas, Jr.                                 12,500                 10.00
John F. Ripley                                      193,100                  8.69

     The vesting of options held by the executives and directors of WE JAC identified in the table above (other than Messrs. Hay, Janofsky and Nicolai) will accelerate and vest upon consummation of the Combination. Accordingly, options to purchase 142,500 shares of WE JAC Common Stock (which, pursuant to the Combination, will be converted into options to purchase 142,500 shares of Precision Auto Care Common Stock at the same price per share) in the aggregate held by such directors and executive officers of WE JAC will vest immediately following consummation of the Combination.

     Grants of Additional Options. The Company intends to grant each of Mr. Klumb and Ms. Eliopulos options to purchase 12,500 shares of Common Stock effective at the closing of the Combination. Such options will have an exercise price per share equal to the initial offering price and one third of the options will vest on each of the first three anniversary dates of the Combination. The Company also intends to grant options to purchase an aggregate of 37,500 shares of Common Stock to two other former owners of Constituent Companies other than WE JAC. These options will be effective at the closing of the Combination and will have an exercise price equal to the initial public offering price. One third of the options will vest on each of the first three anniversary dates of the Combination.

REAL ESTATE TRANSACTIONS

     Under the terms of the Combination Agreement, certain real property which the Company will acquire from Lube Ventures, Prema Properties, and Miracle Partners, by reason of the mergers and exchange offers forming the Combination, will be subject to the terms of certain options granted to limited partnerships formed by the owners of Lube Ventures, Prema Properties and Miracle Partners. Pursuant to the Combination Agreement each of the partnerships will be granted the option to purchase certain real estate (the 27,000 square foot modular building manufacturing facility in the case of Lube Ventures, nine car wash centers in the case of Prema Properties, and five car wash centers in the case of Miracle Partners).

     The options may only be exercised during a one year period which will commence on the second anniversary date of the Combination. If the options are exercised in whole or in part, the limited partnerships would purchase the parcels of real estate at a purchase price equal to their then-current fair market value. The Company would then be required to lease the real estate back from the partnerships on a triple net basis and at a base rent equal to the fair rental value of the property. The leases would have an initial term of ten years and the Company would have the right to renew the leases for two successive ten year terms.

     Mr. Bavelis, Mr. Deal and Ms. Eliopulos, directors of the Company, will each have a 15.12% interest in the partnership holding the options covering the Prema Properties parcels of real estate. Mr. Deal and Ms. Elipulos will hold a 50% and 25% interest, respectively, in the partnership holding the option to pruchase the Lube Ventures parcel of real estate. Mr. Deal will hold 100% of the partnership interests in the partnership holding the options to purchase the Miracle Partners' parcels of real estate.

FRANCHISE TRANSACTIONS

     Under the terms of the Combination Agreement, the Company has agreed to sell six Precision Auto Wash franchises and eight Precision Lube Express franchises to companies formed by certain former owners of the Constituent Companies (other than WE JAC). Five of the Precision Auto Wash and Precision Lube Express centers will be combined and operated on five sites. The other four franchises will be operated on four sites. The other four franchises will be operated as stand-alone operations. The companies formed by the former owners will pay the standard initial franchise fees. Such companies will pay standard royalties, in the case of Precision Auto Wash, and $400 per month on single bay Precision Lube Express centers and $500 per month on double bay Precision Lube Express franchises instead of the variable monthly royalties charged to other franchisees.

     The Company has also agreed to sell the Precision Auto Wash equipment and the Precision Lube Express modular buildings to these businesses at a discount of 10% from the normal price at which the equipment and buildings are sold by the Company to its high volume distributors. This will result in a discount of approximately $250,000 in the aggregate from such prices. Gene Deal, a director of the Company, has interests ranging from 16.5% to 33% in five of the companies which will own, in the aggregate, five of the Precision Lube Express franchises and three of the Precision Auto Wash franchises. Effie Eliopulos, a director of the Company, has interests ranging from 16.5% to 75% in companies which will own, in the aggregate, four of the Precision Lube Express franchises and four of the Precision Auto Wash franchises. Mr. Klumb, a director of the Company, owns a 25% interest in a company that will operate one of the Precision Lube Express franchises. Mr. Bavelis, a director of the Company, owns a 25% interest in a company that will operate one of the Precision Auto Wash franchises.

OTHER TRANSACTIONS

     Under the terms of the Combination Agreement, the Company will discharge substantially all of the indebtedness of each of the Constituent Companies at closing. Messrs. Bavelis, Deal, Klumb, Zamensky, and Ms. Eliopulos have personally guaranteed indebtedness in the principal amounts of $2.6 million, $3.4 million, $2.4 million, $2.4 million, and $7.6 million, respectively, that is to be discharged at closing.

COMPANY POLICY

     It is anticipated that future transactions with affiliates of the Company will be minimal and will be approved by a majority of the disinterested members of the Board of Directors or will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 19,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Upon completion of the Offering and giving effect to the Combination, the Company will have 5,135,895 shares of Common Stock and no shares of Preferred Stock outstanding. The following description of capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Additional shares of Common Stock are reserved for issuance upon exercise of employee and director stock options. See "Management -- Compensation Pursuant to Plans."

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters on which shareholders are entitled to vote generally. Shareholders have no right to cumulate their votes in the election of directors. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock may receive dividends and other distributions when, as and if declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not intend to declare or pay any dividends on the shares of its Common Stock in the near future. See "Dividend Policy." In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, after any preferential amounts to be distributed to the Preferred Stock and any other class or series of stock having a preference over the outstanding Common Stock, the holders of Common Stock are entitled to share ratably in proportion to the number of shares held by each holder in all assets remaining after payment of liabilities, including all distributions to holders of Preferred Stock having a liquidation preference over the Common Stock. The Company's Articles of Incorporation states that no holder of any class or series of stock of the Company shall have any preemptive rights. The Company may, in its sole discretion, redeem certain of the shares of the Company's stock in accordance with Virginia Law. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may become subordinate, to the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future from time to time.

PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors is authorized to issue Preferred Stock, in one or more series, and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The Company has no present intention to issue any series of Preferred Stock.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide for mandatory indemnification of the officers and directors of the Company to the fullest extent permitted by Virginia law, including some instances in which indemnification is otherwise discretionary under Virginia law. The Articles of Incorporation contains provisions that eliminate the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty as directors other than for acts or omissions which involve intentional misconduct or a knowing violation of law, payment of unlawful distributions, or for any transaction from which the director derived an improper personal benefit. The Company believes that these provisions are essential to attracting and retaining qualified persons as directors.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ANTI-TAKEOVER PROVISIONS

     Under the Virginia Stock Corporation Act's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person at ownership levels of (i) more than 20% but less than 33 1/3%,
(ii) more than 33 1/3% but less than a majority or (iii) a majority or more of all outstanding shares of voting stock may, under certain circumstances, be denied unless conferred by a special stockholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and certain directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation. If authorized in the corporation's articles or by-laws (and the Company's articles contain this authorization), the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than fifty percent of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

     The Virginia Stock Corporation Act sets forth restrictions on "affiliated transactions" (including, among other various transactions: (i) mergers; (ii) share exchanges; (iii) sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets of the Company having an aggregate fair market value of more than 5% of the Company's net worth; (iv) certain reclassifications of securities; and (v) dissolutions involving an "interested shareholder" (generally the beneficial owner of more than 10% of any class of the corporation's outstanding voting shares). During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing supermajority voting requirement does not apply to affiliated transactions if
(i) the affiliated transaction has been approved by a majority of the disinterested directors, or (ii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to insure that all shareholders receive fair and equivalent consideration, regardless of when they tender their shares.

     The Company's Articles of Incorporation contain certain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover is approved by the Board of Directors. These provisions include the classification of the Board of Directors into three classes. Each class of directors is to serve for a three-year term. Such provisions may also render the removal of the current Board of Directors more difficult than would be the case in the absence of such provisions.

     The Company's Articles of Incorporation and Bylaws provide that the Board of Directors shall consist of not less than 10 and not more than 20 directors (subject to any rights of the holders of shares of Preferred Stock to elect additional directors), with the exact number to be fixed by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board. The Board of Directors is divided into three classes of directors, which classes are as nearly equal in number as possible. One class of directors is elected each year for a term of three years. Directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting as a single class. Subject to any rights of the holders of shares of Preferred Stock, vacancies in the Board of Directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office. Pursuant to the Articles of Incorporation, advance notice of shareholder nominations for the election of directors must be given in the manner provided in the Company's Bylaws. The Bylaws provide that written notice of the intent of a shareholder to make a nomination at, or to bring other business before, a meeting of shareholders must be delivered to the Secretary of the Company generally not less than 90 days prior to the anniversary of the date of the previous year's meeting, in the case of an annual meeting, and not earlier than the 90th day prior to the meeting and not later than the close of business on the later of the 70th day prior to the special meeting or the 10th day following the day on which public announcement of the date of the special meeting is first made, in the case of a special meeting. The notice must contain certain background information about the shareholder and, in the case of an intent to make a nomination, the nominee and the number of shares of the Company's capital stock beneficially owned by the nominee.

     Under the Articles of Incorporation and Bylaws, except as otherwise required by law and subject to the rights of the holders of shares of Preferred Stock, shareholders may not call a special meeting of shareholders. Only the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board, may call a special meeting of shareholders. The Virginia Stock Corporation Act provides that any action required or permitted to be taken by shareholders of a corporation may be taken without a meeting, without prior notice, and without a shareholder vote if a written consent or consents setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take such action at a meeting of shareholders. The Company's Articles of

Incorporation requires that shareholder action be taken at a meeting of shareholders and prohibits shareholder action by written consent.

     The purpose of certain provisions of the Articles of Incorporation and Bylaws discussed above relating to (i) a classified Board of Directors; (ii) the removal of directors and the filling of vacancies; (iii) the prohibition of shareholder action by written consent; and (iv) the supermajority voting requirements for the repeal of provisions (i) through (iii) is to help assure the continuity and stability of the business strategies and policies of the Company and to discourage certain types of transactions that involve an actual or threatened change of control of the Company. They are designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal or to an unsolicited proposal for the restructuring or sale of all or part of the Company. Such provisions in the Company's Articles of Incorporation and Bylaws may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of Common Stock, or the removal of the incumbent Board of Directors, and could thus increase the likelihood that incumbent directors will retain their positions. The provisions of the Articles of Incorporation and Bylaws and the Virginia Stock Corporation Act help ensure that the Board of Directors, if confronted with an unsolicited proposal from a third party who has acquired a block of shares of Common Stock, will have sufficient time to review the proposal and develop appropriate alternatives, if any, on behalf of the Company's shareholders. These provisions are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Board of Directors. Such provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

     The Articles of Incorporation require the vote of the holders of 80% or more of the voting power of the outstanding shares of voting stock of the corporation, voting together as a single class to amend the provisions of the Articles of Incorporation and Bylaws which govern (i) redemption rights, (ii) the Board of Directors, (iii) shareholder actions, (iv) the amendment of the Articles of Incorporation and Bylaws, and (v) the limitation of director and officer liability and indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is First Union Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock into the public market after the Offering, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock and the ability of the Company to raise equity capital. The Company can make no prediction as to the effect, if any, that the sale or availability for future sale of shares of additional Common Stock will have on the market price of the Common Stock prevailing from time to time.

     Upon completion of the Offering, the Company will have 5,107,895 shares of Common Stock outstanding (assuming no exercise of options or warrants after the date of this Prospectus). These shares will consist of 2,780,695 shares of Common Stock issued to the owners of the Constituent Companies in the Combination, 27,200 shares to be issued upon the exercise of common stock warrants simultaneous with this Offering, and 2,300,000 shares of Common Stock issuable in the Offering. See "The Combination."


     The 2,443,600 shares of Common Stock sold in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 ("Rule 144") under the Securities Act, as described below.



     2,475,635 of the 2,780,695 shares of Common Stock that will be issued to the owners of the Constituent Companies will be registered under the Securities Act, and, accordingly, such shares will be freely tradeable, except that shares acquired in the Combination by an Affiliate of a Constituent Company may generally only be sold in compliance with Rule 145 under the Securities Act ("Rule 145") as described below. In addition pursuant to the terms of the Combination Agreement, the Constituent Company owners who receive more than 3,000 shares of Common Stock in the Combination will not be permitted to sell any shares of Common Stock issued to them at the closing of the Combination for a period of 180 days following such closing. After the expiration of such 180-day period, all of such shares (other than shares held by Affiliates of the Company or the Constituent Companies) may be sold freely. Of the shares of Common Stock that will be issued to the owners of the Constituent Companies, 2,576,381 shares will be subject to this 180-day restriction.

     The remaining 305,060 shares that will be issued in the Combination will be issued in transactions which the Company believes will be exempt from registation under the Securities Act. Unless such shares are registered under the Securities Act, such shares generally may be sold only in compliance with Rule 144 under the Securities Act after they have been held for a period of one year. The Company has agreed to register such shares under the Securities Act on behalf of the holders upon their request following the expiration of the 180 day lock-up period referenced above.


     As noted above, shares of Common Stock held by Affiliates of the Company or the Constituent Companies may only be sold in compliance with the limitations of Rule 144 under the Securities Act or in compliance with Rule 145, as the case may be. Pursuant to Rule 144 and Rule 145 as currently in effect, beginning 90 days after the Offering (in the case of the Combination shares which were registered under the Securities Act, and one year after the Offering in the case of the Combination shares which were not registered under the Securities Act), a person (or persons whose shares are aggregated) is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 and 145 are also subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about the Company. These provisions will be binding upon Affiliates of Constituent Companies for a period of one year following the date on which the Combination is consummated, in the case of the shares they acquired in the Combination which were registered under the Securities Act and for a period of two years in the case of shares they acquired in the Combination which were not registered under the Securities Act. Following such times, such persons will be able to sell their shares of Common Stock freely, so long as they are not an Affiliate of the Company at that time. A person who is not an Affiliate of the Company at any time during the three-months preceding a sale will be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

     In addition to the shares of Common Stock that will be outstanding, an aggregate of up to 670,100 shares of Common Stock could be issued upon exercise of options and warrants that will be outstanding after the Offering. These options and warrants will be exercisable as follows: (i) options and warrants to purchase up to 412,352 shares of Common Stock will be exercisable immediately;
(ii) options to purchase an additional 109,065 shares of Common Stock will become exercisable between the closing of the Offering and the first anniversary of the closing of the Offering; (iii) options to purchase an additional 74,833 shares of Common Stock will become exercisable between the first anniversary of the closing of the Offering and the second anniversary of the closing of the Offering; (iv) options to purchase an additional 69,676 shares of Common Stock will become exercisable between the second anniversary of the closing of the Offering and the third anniversary of the closing of the Offering; and (v) options to purchase an additional 4,174 shares of Common Stock will become exercisable between the third anniversary of the closing of the Offering and the fourth anniversary of the closing of the Offering. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to these stock options and warrants. The Company expects to file these registration statements promptly after the closing of this Offering, and such registration statements will become effective upon filing. The shares covered by these registration statements will be eligible for sale in the public markets, subject to the lock-up agreements discussed above, if applicable.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom A.G. Edwards & Sons, Inc. and Ferris, Baker Watts, Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the numbers of shares of Common Stock set forth below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus:

                                                                                        NUMBER
                                   UNDERWRITER                                         OF SHARES
----------------------------------------------------------------------------------     ---------
A.G. Edwards & Sons, Inc..........................................................
Ferris, Baker Watts, Incorporated.................................................
     Total........................................................................
                                                                                       ---------
                                                                                       ---------

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any of such shares are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $       per share of
Common Stock. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $       per share to other dealers. The initial
offering price and the concessions and discount to dealers may be changed by the Underwriters after the initial public offering.

     The Company has granted to the Underwriters an option exercisable for 30
days from the date of this Prospectus, to purchase up to an additional    shares
of Common Stock at the initial offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters and controlling persons, if any, against, certain liabilities, including liabilities under the Securities Act or will contribute to the payments the Underwriters or any controlling persons may be required to make in respect thereof.

     The Company, its directors and executive officers and certain existing shareholders (including the Selling Shareholders) have agreed for a period of 180 days from the date of this Prospectus, not to, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock in the public market without the prior written consent of A.G. Edwards & Sons, Inc. on behalf of the Underwriters provided, however, the Company may grant stock options under, and issue shares of Common Stock upon the exercise of outstanding stock options granted under, the Company's stock option plans.

     Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial offering price include the financial and operational history and trends of the Company, the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the general condition of the securities markets at the time of the Offering and the price-earnings multiples and market prices of publicly traded companies the Representatives and the Company believe to be comparable to the Company.

     Application has been made to include the Common Stock for quotation on the Nasdaq National Market under the symbol "PACI." The Company has been advised by the Representatives that each of the Representatives presently intend to make a market in the Common Stock offered hereby, however, the Representatives are not obligated to do so, and any market making activity may be discontinued at any time. There can be no assurance that an active public market for the Common Stock will develop and continue after the Offering.

     In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase the Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 345,000 shares of Common Stock, by exercising the over-allotment option referred to above. In addition, the Underwriters may impose "penalty bids" under contractual arrangements with dealers whereby they may reclaim from a dealer participating in the Offering for the account of the Underwriters the selling concession with respect to the Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Ferris, Baker Watts, Incorporated ("FBW") was engaged by WE JAC Corporation to provide financial advisory and investment banking services in connection with the formation of the Company and the structuring of the Combination. In connection with the engagement, FBW has received a financial advisory fee of $40,000 and will receive an additional $160,000 upon consummation of the Combination.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock are being passed upon for the Company by Miles & Stockbridge, a Professional Corporation, Baltimore, Maryland. Certain legal matters will be passed upon for the Underwriters by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements appearing in this Prospectus and Registration Statement of WE JAC Corporation for the three years in the period ended June 30, 1997, of Miracle Industries for the two years in the period ended December 31, 1996, of Lube Ventures for the year ended December 31, 1996 and of Prema Properties for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in the Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

     Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its shareholders with annual reports containing audited financial statements and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                      (This Page Intentionally Left Blank)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
                                                                                                                          ----
WE JAC CORPORATION
  Report of Independent Auditors.......................................................................................    F-2
  Consolidated Balance Sheets as of June 30, 1996 and June 30, 1997....................................................    F-3
  Consolidated Statements of Operations for the three years in the period ended June 30, 1997..........................    F-4
  Consolidated Statements of Stockholders' Equity for the three years in the period ended June 30, 1997................    F-5
  Consolidated Statements of Cash Flows for the three years in the period ended June 30, 1997..........................    F-6
  Notes to Consolidated Financial Statements...........................................................................    F-7
MIRACLE INDUSTRIES, INC.
  Report of Independent Auditors.......................................................................................   F-16
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited)...........................   F-17
  Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and the six months ended June
     30, 1996 and 1997 (unaudited).....................................................................................   F-18
  Consolidated Statement of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1996 and the six
     months ended June 30, 1996 and 1997 (unaudited)...................................................................   F-19
  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the six months ended June
     30, 1996 and 1997 (unaudited).....................................................................................   F-20
  Notes to Consolidated Financial Statements...........................................................................   F-21
LUBE VENTURES, INC.
  Report of Independent Auditors.......................................................................................   F-27
  Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited).................................................   F-28
  Statements of Operations for the years ended December 31, 1995 (unaudited) and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited).........................................................................................   F-29
  Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 (unaudited) and 1996 and the six
     months ended June 30, 1996 and 1997 (unaudited)...................................................................   F-30
  Statements of Cash Flows for the years ended December 31, 1995 (unaudited) and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited).........................................................................................   F-31
  Notes to Financial Statements........................................................................................   F-32
PREMA PROPERTIES, LTD.
  Report of Independent Auditors.......................................................................................   F-36
  Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited).................................................   F-37
  Statements of Operations and Members' Equity for the years ended December 31, 1995 (unaudited) and 1996 and the six
     months ended June 30, 1996 and 1997 (unaudited)...................................................................   F-38
  Statements of Cash Flows for the years ended December 31, 1995 (unaudited) and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited).........................................................................................   F-39
  Notes to Financial Statements........................................................................................   F-40
PRECISION AUTO CARE, INC.
  Report of Independent Auditors.......................................................................................   F-43
  Balance Sheet as of June 30, 1997....................................................................................   F-44
  Note to Financial Statement..........................................................................................   F-45

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

BOARD OF DIRECTORS
WE JAC CORPORATION

     We have audited the accompanying consolidated balance sheets of WE JAC Corporation and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years in the period ended June 30, 1997. Our audits also included the financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WE JAC Corporation and subsidiary at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                         /s/ Ernst & Young LLP

Vienna, Virginia
August 15, 1997

                       WE JAC CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                                           JUNE 30,
                                                                                                  --------------------------
                                                                                                     1996           1997
                                                                                                  -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents....................................................................   $   751,472    $   576,608
  Accounts receivable, net of allowance of $534,009 and $301,227...............................     3,012,906      4,080,216
  Inventory....................................................................................     1,133,858        768,496
  Notes receivable, current portion, net of allowance of $97,281 and $136,526..................       363,759        512,960
  Prepaid expenses.............................................................................       361,646        404,300
  Deferred costs...............................................................................            --      1,211,257
  Deferred income taxes........................................................................       880,000        257,000
                                                                                                  -----------    -----------
Total current assets...........................................................................     6,503,641      7,810,837
Notes receivable, noncurrent portion, net of allowance of $82,175 and $61,085..................     1,041,607      1,360,958
Property, plant and equipment, net.............................................................       939,327        853,626
Other assets:
  Franchise rights, net of accumulated amortization of $8,715,572 and $9,682,348...............    16,298,618     15,879,157
  Deferred loan costs, net.....................................................................       159,804         89,292
  Deposits, trademarks and other...............................................................       711,290        700,398
                                                                                                  -----------    -----------
Total other assets.............................................................................    17,169,712     16,668,847
                                                                                                  -----------    -----------
Total assets...................................................................................   $25,654,287    $26,694,268
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.....................................................   $ 3,383,172    $ 5,202,650
  Income taxes payable.........................................................................       757,011        680,000
  Current maturities, notes payable............................................................       129,550        161,098
  Current maturities, term loan................................................................     1,600,000      7,066,667
  Current maturities, revolving line-of-credit.................................................            --      1,529,301
  Deferred revenue, current portion............................................................       453,882        413,465
                                                                                                  -----------    -----------
Total current liabilities......................................................................     6,323,615     15,053,181
Notes payable, net of current portion..........................................................       645,413        622,308
Term loan, net of current portion..............................................................     4,533,333             --
Revolving line-of-credit, net of current portion...............................................     1,554,108             --
Deferred revenue, net of current portion.......................................................       997,308        529,837
Lease deposits.................................................................................       194,557        194,557
                                                                                                  -----------    -----------
Total liabilities..............................................................................    14,248,334     16,399,883
Stockholder's equity:
  Common stock, $.01 par; 2,600,000 shares authorized; 1,562,393 and 1,580,740 shares issued;
     1,562,393 and 1,333,700 shares outstanding, in 1996 and 1997, respectively................        15,624         15,807
  Additional paid-in capital...................................................................     8,302,396      8,407,722
  Retained earnings............................................................................     3,087,933      4,342,813
  Treasury stock, at cost; 247,040 shares in 1997..............................................            --     (2,471,957)
                                                                                                  -----------    -----------
Total stockholders' equity.....................................................................    11,405,953     10,294,385
                                                                                                  -----------    -----------
Total liabilities and stockholder's equity.....................................................   $25,654,287    $26,694,268
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

                            See accompanying notes.

                       WE JAC CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             YEARS ENDED JUNE 30,
                                                                                   -----------------------------------------
                                                                                      1995           1996           1997
                                                                                   -----------    -----------    -----------
Sales:
  Royalty.......................................................................   $12,845,393    $12,998,505    $13,755,440
  Equipment and parts...........................................................    12,178,256     12,203,414     11,852,062
  Franchise.....................................................................     1,246,737      1,316,055      1,551,097
  Other.........................................................................       308,569        216,340        298,332
                                                                                   -----------    -----------    -----------
Total sales.....................................................................    26,578,955     26,734,314     27,456,931
Direct cost:
  Royalty.......................................................................     7,240,287      7,211,061      7,788,266
  Equipment and parts...........................................................    11,310,372     11,280,924     11,085,165
  Franchise.....................................................................     1,082,280      1,063,895      1,239,444
  Other.........................................................................       409,046        152,195        178,299
                                                                                   -----------    -----------    -----------
Total direct cost...............................................................    20,041,985     19,708,075     20,291,174
                                                                                   -----------    -----------    -----------
Contribution (exclusive of amortization shown separately below).................     6,536,970      7,026,239      7,165,757
General and administrative expense..............................................     2,887,746      2,276,124      2,521,775
Amortization of franchise rights................................................     1,015,581        964,311        968,072
Company-owned stores held for resale (loss).....................................      (351,537)      (454,668)        29,194
                                                                                   -----------    -----------    -----------
Operating income................................................................     2,282,106      3,331,136      3,705,104
Other income (expense):
  Interest expense..............................................................    (1,230,015)    (1,031,705)    (1,056,597)
  Interest income...............................................................        92,477         67,353        147,638
  Other.........................................................................    (1,297,352)      (118,798)      (270,405)
                                                                                   -----------    -----------    -----------
                                                                                    (2,434,890)    (1,083,150)    (1,179,364)
Income (loss) before income tax expense and extraordinary gain..................      (152,784)     2,247,986      2,525,740
Provision for income taxes......................................................        71,743      1,177,810      1,270,860
                                                                                   -----------    -----------    -----------
Income (loss) before extraordinary gain.........................................      (224,527)     1,070,176      1,254,880
Extraordinary gain on repurchase of stock warrants related to debt (net of
  applicable income taxes of $156,000)..........................................       157,328             --             --
                                                                                   -----------    -----------    -----------
Net income (loss)...............................................................   $   (67,199)   $ 1,070,176    $ 1,254,880
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------

                            See accompanying notes.

                       WE JAC CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      ADDITIONAL
                                               COMMON      COMMON      PAID-IN       RETAINED      TREASURY
                                               SHARES       STOCK      CAPITAL       EARNINGS        STOCK          TOTAL
                                              ---------    -------    ----------    ----------    -----------    -----------
Balance at June 30, 1994...................   1,414,418    $14,144    $7,160,983    $2,084,956             --    $ 9,260,083
  Net loss.................................          --         --            --       (67,199)            --        (67,199)
                                              ---------    -------    ----------    ----------    -----------    -----------
Balance at June 30, 1995...................   1,414,418     14,144     7,160,983     2,017,757             --      9,192,884
  Private placement of stock...............     147,975      1,480     1,141,413            --             --      1,142,893
  Net income...............................          --         --            --     1,070,176             --      1,070,176
                                              ---------    -------    ----------    ----------    -----------    -----------
Balance at June 30, 1996...................   1,562,393     15,624     8,302,396     3,087,933             --     11,405,953
  Issuances of common stock................      18,347        183       105,326            --             --        105,509
  Treasury stock purchase..................    (247,040)        --            --            --     (2,471,957)    (2,471,957)
  Net income...............................          --         --            --     1,254,880             --      1,254,880
                                              ---------    -------    ----------    ----------    -----------    -----------
Balance at June 30, 1997...................   1,333,700    $15,807    $8,407,722    $4,342,813    $(2,471,957)   $10,294,385
                                              ---------    -------    ----------    ----------    -----------    -----------
                                              ---------    -------    ----------    ----------    -----------    -----------

                            See accompanying notes.

                       WE JAC CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              YEARS ENDED JUNE 30,
                                                                                    -----------------------------------------
                                                                                       1995           1996           1997
                                                                                    -----------    -----------    -----------
OPERATING ACTIVITIES:
Net income (loss)................................................................   $   (67,199)   $ 1,070,176    $ 1,254,880
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization..................................................     1,441,923      1,234,705      1,251,462
  Loss on disposal of property, plant, and equipment.............................            --        306,705        207,256
  Extraordinary gain on repurchase of stock warrants.............................      (313,828)            --             --
  Deferred income taxes..........................................................      (261,000)       (67,000)       623,000
  Changes in operating assets and liabilities:
     Accounts and notes receivable...............................................       (64,097)      (768,799)    (1,535,862)
     Inventory...................................................................        49,706        (43,044)       365,362
     Prepaid expenses, recoverable income taxes, deposits and other..............      (157,981)       (72,420)    (1,193,484)
     Accounts payable and accrued liabilities....................................     1,442,618     (1,349,981)     1,819,478
     Income taxes payable........................................................      (345,576)       701,363        (77,011)
     Deferred revenue, net.......................................................       224,524       (549,833)      (507,888)
                                                                                    -----------    -----------    -----------
Net cash provided by operating activities........................................     1,949,090        461,872      2,207,193

INVESTING ACTIVITIES:
  Purchases of property and equipment............................................      (504,520)      (358,392)      (296,088)
  Purchase of franchise agreements and rights....................................            --       (754,545)      (545,730)
  Purchase of trademarks.........................................................            --        (62,949)       (49,535)
                                                                                    -----------    -----------    -----------
Net cash used in investing activities............................................      (504,520)    (1,175,886)      (891,353)

FINANCING ACTIVITIES:
  Repurchase of stock warrants...................................................      (750,000)            --             --
  Treasury stock purchases.......................................................            --             --     (2,471,957)
  Issuance of common stock.......................................................            --      1,142,893        105,509
  Loan acquisition costs.........................................................      (220,603)       (39,374)       (41,226)
  Proceeds from term loan and line of credit.....................................     8,408,058             --      2,816,667
  Proceeds from notes payable....................................................       472,626      1,593,808        101,642
  Repayments of long-term debt and notes payable.................................    (9,761,636)    (1,764,374)    (2,001,339)
                                                                                    -----------    -----------    -----------
Net cash (used in) provided by financing activities..............................    (1,851,555)       932,953     (1,490,704)
                                                                                    -----------    -----------    -----------
Net change in cash and cash equivalents..........................................      (406,985)       218,939       (174,864)
Cash and cash equivalents at beginning of year...................................       939,518        532,533        751,472
                                                                                    -----------    -----------    -----------
Cash and cash equivalents at end of year.........................................   $   532,533    $   751,472    $   576,608
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------

                            See accompanying notes.

                       WE JAC CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     WE JAC Corporation (WE JAC or the Company) is a Delaware Corporation that was incorporated on December 23, 1986. The Company commenced operations when it acquired all of the stock of Precision Tune Auto Care, Inc., a Virginia corporation, on April 30, 1987. On April 30, 1987, WE JAC Acquisitions, Inc., a wholly owned subsidiary of WE JAC, acquired all of the stock of Precision Tune Auto Care, Inc. (Precision Tune Auto Care), and the two companies were merged. Precision Tune Auto Care was the surviving company and became a wholly owned subsidiary of WE JAC. The acquisition was accounted for by WE JAC as a purchase for financial accounting purposes, and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed on the basis of estimated fair values. On July 25, 1989, Precision Tune Auto Care acquired National 60 Minute Tune, Inc. (N60MT).

NATURE OF OPERATIONS

     Precision Tune Auto Care, Inc. is an international franchising company which sells individual franchises for automotive service businesses known as Precision Tune Auto Care centers, as well as development rights for multiple franchises in specific geographic areas. A Precision Tune Auto Care center is a retail service business specializing in automotive maintenance services, including engine performance, oil change and lubrication, and brake services.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of WE JAC Corporation and its wholly owned subsidiary, Precision Tune Auto Care. During 1996, Precision Tune Auto Care operated thirteen Precision Tune Auto Care centers. As of June 30, 1996, the Company had divested ten of these centers, leaving three still in operation. During the year ended June 30, 1997, the Company divested the three remaining Precision Tune Auto Care centers. Revenues and expenses from the company-owned centers are included as a net amount in the consolidated statements of operations and are listed in detail in the table below. All significant intercompany transactions and balances have been eliminated in consolidation.

                                                                                                YEAR ENDED JUNE 30,
                                                                                     -----------------------------------------
                                                                                        1995           1996           1997
                                                                                     -----------    -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenue...........................................................................   $ 3,597,772    $ 2,980,153     $ 195,866
Expense...........................................................................    (3,949,309)    (3,434,821)     (166,672)
                                                                                     -----------    -----------    -----------
                                                                                     $  (351,537)   $  (454,668)    $  29,194
                                                                                     -----------    -----------    -----------
                                                                                     -----------    -----------    -----------

REVENUE RECOGNITION

     The Company recognizes revenue from the sale of a franchise as certain obligations to the franchisee are met.

     The Company, through its Precision Tune Auto Care subsidiary, enters into domestic Area Subfranchise Agreements and international Master License Agreements (Agreements) which grant the subfranchisor and master licensor, respectively, the right to sell, on the Company's behalf, Precision Tune Auto Care franchises (PTAC franchise) within a specific geographic region. Revenue from the sale of area subfranchise rights is deferred and recognized ratably over the terms of the Agreement, generally 10 years, because the Company's obligation under the Agreement does not depend significantly upon the number of PTAC franchises opened. The Company's continuing obligations to its area subfranchisors include training in system procedures and techniques, a copy of the Company's uniform franchise offering circulars, samples of advertising and promotional materials, the prompt processing of applications of prospective franchisees, and other assistance considered reasonable by the Company. The Company is also required to promptly remit the area subfranchisor's portion of collected fees and, upon written request, to furnish summary reports of gross sales and fees of franchisees in the area subfranchisor's territory. Revenue from the sale of master license rights is recognized upon signing the Agreement as the Company is not required to support the international PTAC franchises as there is no contractual agreement between the Company and the international PTAC franchisees.

                       WE JAC CORPORATION AND SUBSIDIARY

     The Company's royalty revenues are recognized as earned and in accordance with specific terms of each Agreement. At the end of any accounting period, royalty revenue estimates are made for the franchisees' revenues earned but not yet reported. The royalty revenue accrual is adjusted in the subsequent period as a result of immaterial differences between franchisees' actual and estimated revenues.

     Revenue from the sale of parts is recognized when the parts are shipped from the Company's warehouse.

     Revenue from the sale of equipment is recognized when notification is received from the manufacturer that the equipment has been shipped to the PTAC franchisee.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of highly liquid instruments with original maturities of three months or less.

INVENTORY

     Inventory consists primarily of auto parts and is priced at the lower of cost or market, using the moving-average cost method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives are as follows:

                                                                          YEARS
                                                                          -----
Building and leasehold improvements....................................    7-15
Furniture and fixtures.................................................     3-8
Equipment..............................................................     3-8
Other items............................................................     3-7

FRANCHISE RIGHTS

     Purchase price in excess of the fair market value of net assets acquired is included in franchise agreements and is amortized principally over 30 years on a straight-line basis.

     The Company occasionally repurchases franchise rights. The decision to repurchase is made solely at management's discretion and is not a contractual obligation. The Company also will periodically obtain possession of franchise rights by exchanging notes payable or exercising rights outlined in the franchise agreements. The Company's policy is to capitalize the rights reacquired at the lower of the cost of reacquisition or fair market value. The Company amortizes the repurchased franchise rights over ten years using an accelerated method.

DEFERRED LOAN COSTS

     Deferred loan costs are amortized and charged to interest expense over the initial term of the loan.

INCOME TAXES

     The Company accounts for income taxes under the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. A valuation allowance is established, if necessary, to reduce deferred income tax assets to the amount expected to be realized. For financial reporting purposes, the Company computes its federal and state income taxes on a separate company basis.

STOCK BASED COMPENSATION

     On July 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). The provisions of SFAS No. 123 allow companies to either expense the estimated fair

                       WE JAC CORPORATION AND SUBSIDIARY
value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans. (See Note 9).

SEGMENT REPORTING

     The Company believes that it operates in one industry segment -- as a franchisor of the Precision Tune Auto Care brand name automotive services.

     The Company intends to adopt Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131), in fiscal year 1998. SFAS No. 131 changes the way companies report segment information and requires segments to be determined based on how management measures performance and makes decisions about allocating resources. The adoption of SFAS No. 131 is not expected to materially impact the Company's financial position or results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its long-lived assets or other assets for impairment periodically. In completing this evaluation, the estimated future undiscounted cash flows associated with the asset is compared to the asset's carrying amount to determine if a write-down is required. If a write-down is required, the Company prepares a discounted cash flow analysis to determine the amount of the write-down.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable and notes receivable. The Company periodically performs credit evaluations of customers' financial condition.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHANGE IN FISCAL YEAR END

     In February 1996, the Board of Directors approved a change in the Company's fiscal year end from April 30 to June 30. All years presented reflect this change.

2. DEFERRED COSTS

     During the latter part of 1997, the Company incurred approximately $1,221,000 in expenses related to its efforts to raise permanent equity capital. These costs are being deferred and will be deducted from the equity proceeds once the transaction is completed, or the Company's portion will be charged to operations if the Company's initial public offering (IPO) is not completed. If the IPO is not completed, several other companies that are a party to a merger and exchange offer transaction that would occur simultaneously with the IPO, have agreed to reimburse the Company for their portion of the costs, estimated at 45% of the total. At June 30, 1997, most of these costs are unpaid and are included in accounts payable and accrued liabilities.

                       WE JAC CORPORATION AND SUBSIDIARY

3. PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment are as follows:

                                                                                     JUNE 30,
                                                                             ------------------------
                                                                                1996          1997
                                                                             ----------    ----------
Land......................................................................   $   57,865    $   57,865
Building and leasehold improvements.......................................      131,552       128,551
Furniture and fixtures....................................................      561,159       829,256
Equipment.................................................................      797,463       561,831
Other items...............................................................       51,866        36,631
                                                                             ----------    ----------
                                                                              1,599,905     1,614,134
Accumulated Depreciation..................................................     (660,578)     (760,508)
                                                                             ----------    ----------
Property, plant and equipment, net........................................   $  939,327    $  853,626
                                                                             ----------    ----------
                                                                             ----------    ----------

     During the years ended June 30, 1995, 1996 and 1997, the Company's depreciation expense was $208,000, $217,000, and $175,000 respectively.

4. INCOME TAXES

     Income tax expense consists of the following items:

                                                                        YEARS ENDED JUNE 30,
                                                                -------------------------------------
                                                                  1995          1996          1997
                                                                ---------    ----------    ----------
Current tax expense - federal and state......................   $ 488,743    $1,244,810    $  647,860
Deferred tax expense (benefit) - federal and state...........    (261,000)      (67,000)      623,000
                                                                ---------    ----------    ----------
Total income tax expense.....................................   $ 227,743    $1,177,810    $1,270,860
                                                                ---------    ----------    ----------
                                                                ---------    ----------    ----------

     The effective tax rate differed from the statutory rate as follows:

                                                                                     YEARS ENDED JUNE 30,
                                                                                   ------------------------
                                                                                   1995     1996      1997
                                                                                   ----    ------    ------
Statutory federal rate..........................................................    34 %      34 %      34 %
Franchise agreement amortization................................................   147        11        11
State taxes.....................................................................    22         5         5
Permanent differences due to purchase accounting................................   (32 )      --        --
Other...........................................................................   (29 )       2        --
                                                                                   ----    ------    ------
Effective tax rate..............................................................   142 %      52 %      50 %
                                                                                   ----    ------    ------
                                                                                   ----    ------    ------

     The percentages for 1995 are distorted due to the small pretax operating loss and the impact of the extraordinary gain on repurchase of stock warrants related to debt.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant temporary differences result from different revenue recognition policies and amortization methods. Significant components of the Company's deferred tax liabilities and assets are as follows:

                       WE JAC CORPORATION AND SUBSIDIARY

                                                                                      JUNE 30,
                                                                               ----------------------
                                                                                  1996         1997
                                                                               ----------    --------
Deferred tax liabilities:
Area rights.................................................................   $  153,585    $252,342
Expense related to acquisition..............................................      135,151     153,537
Royalties...................................................................       44,000      44,000
Other, net..................................................................           --      14,000
                                                                               ----------    --------
Total deferred tax liabilities..............................................      332,736     463,879

Deferred tax assets:
Reserve for bad debts.......................................................      267,620     127,424
Deferred revenue............................................................      896,567     593,455
Other, net..................................................................       96,184          --
                                                                               ----------    --------
Total deferred tax assets...................................................    1,260,371     720,879
Valuation allowance for deferred tax assets.................................      (47,635)         --
                                                                               ----------    --------
Deferred tax assets, net of allowance.......................................    1,212,736     720,879
                                                                               ----------    --------
Net deferred tax assets.....................................................   $  880,000    $257,000
                                                                               ----------    --------
                                                                               ----------    --------

     During the years ended June 30, 1995, 1996 and 1997, respectively, the Company paid income taxes of $771,000 and $150,000 and $756,000, respectively.

5. TERM LOAN AND REVOLVING LINE OF CREDIT

     The Company has a $10,500,000 credit facility (the Loan Agreement or Facility) with its primary lender (the Lender) which consists of an $8,000,000 term loan and a $2,500,000 revolving line of credit and is secured by all the assets of the Company. The term loan accrues interest, payable monthly, calculated daily, at a rate equal to the index rate (which approximates the prime rate) plus 2% (10.25% and 10.50% at June 30, 1996 and June 30, 1997,
respectively). On January 27, 1997, the third amendment (the Amendment) to the Loan Agreement was executed which provided, among other things, an increase in the term loan of approximately $2,700,000. The Amendment required the proceeds from the term loan increase to be used to repurchase shares of the Company's common stock and warrants from a related party (See Note 9) and to satisfy working capital requirements. As consideration for the term loan increase, the Company granted warrants to the Lender and another bank (See Note 9). The $8,000,000 term loan is payable in monthly installments of approximately $133,000 with the balance due on April 1, 1998. At June 30, 1996 and 1997, approximately $6,133,000 and $7,067,000, respectively, was outstanding under the term loan. The Company has begun discussions with its lender and expects to negotiate an extension of the Facility to April 1, 2001.

     The revolving line of credit accrues interest, payable monthly, at the lender's prime rate plus 1 1/2%. Collection of the Company's accounts receivable and proceeds from other Collateral, as defined in the Loan Agreement, are applied daily to reduce principal amounts outstanding under the revolving line of credit. Unpaid principal and interest outstanding on the revolving line of credit is payable April 1, 1998. At June 30, 1996 and 1997, approximately $1,554,000 and $1,529,000, respectively, were outstanding under the revolving line of credit.

     The Loan Agreement contains affirmative, negative and financial covenants. Among these covenants is a requirement to submit additional payments if "excess cash flow," as defined in the lending agreement, is generated by the Company. As of June 30, 1997, the Company was not in compliance with a provision of the Loan Agreement which restricts capital expenditures. The Lender subsequently agreed to amend the terms of the capital requirements covenant for the year ended June 30, 1997.

     During the years ended June 30, 1995, 1996 and 1997, the Company paid interest of approximately $1,166,000, $875,000 and $845,000, respectively.

                       WE JAC CORPORATION AND SUBSIDIARY

6. NOTES PAYABLE

                                                                                     JUNE 30,
                                                                              -----------------------
                                                                                1996          1997
                                                                              ---------    ----------
Various notes and obligations payable in monthly installments. Notes payable to banks, principal and interest payable in monthly and quarterly installments at interest rates ranging from 10% to prime plus 3%,
  collateralized by liens on vehicles and equipment........................   $ 774,963    $  783,406
Less: current maturities...................................................    (129,550)     (161,098)
                                                                              ---------    ----------
Long-term portion..........................................................   $ 645,413    $  622,308
                                                                              ---------    ----------
                                                                              ---------    ----------

7. LEASE COMMITMENTS

     At June 30, 1997, the Company has lease commitments for office space, a training center, and a number of service center locations. These leases expire between 1997 and 2008, with renewal options in certain of the leases. Most of the service center location leases are subleased to franchisees. Rent expense for office space and warehouse facilities of approximately $300,000, $308,000 and $326,000 is included in operating expenses for the year ended June 30, 1995, 1996 and 1997, respectively. Rent expense for service center locations of approximately $465,000, $488,000 and $100,000 is recorded net of sublease income of $114,000, $288,000 and $912,000, for the years ended June 30, 1995, 1996 and
1997, respectively.

     The future minimum lease payments and related sublease payments for leases with terms in excess of one year as of June 30, 1997 are as follows:

                                                           FUTURE MINIMUM     SUBLEASE
                                                           LEASE PAYMENTS      INCOME         NET
                                                           --------------    ----------    ----------
1998....................................................     $1,104,000      $  820,000    $  284,000
1999....................................................        899,000         535,000       364,000
2000....................................................        743,000         371,000       372,000
2001....................................................        663,000         353,000       310,000
2002....................................................        617,000         353,000       264,000
Thereafter..............................................      1,176,000       1,148,000        28,000
                                                           --------------    ----------    ----------
                                                             $5,202,000      $3,580,000    $1,622,000
                                                           --------------    ----------    ----------
                                                           --------------    ----------    ----------

     The above minimum lease payment schedule includes lease payments and sublease income for N60MT and PTW, Inc. For a majority of the N60MT leases referred to above, the sublessor remits payments directly to the landlord.

8. RELATED PARTY TRANSACTIONS

     Pursuant to a Management Agreement approved by the Board of Directors of Precision Tune Advertising Fund, Inc. (P.T.A.F., Inc.) (which includes both franchisees and Company personnel), the Company manages the operation of P.T.A.F., Inc. - the national advertising fund for Precision Tune Auto Care centers. The Company charged P.T.A.F., Inc. $384,000, $384,000 and $416,000 for administrative and other expenses incurred on behalf of P.T.A.F., Inc., during the years ended June 30, 1995, 1996, and 1997, respectively. Based on the timing of receipts and disbursements, it is common for amounts to be due to and from the Company and P.T.A.F., Inc. At June 30, 1996 and 1997, the net amounts due from P.T.A.F., Inc. were $45,000 and $44,000, respectively. These amounts are included in accounts receivable.

     Mr. John F. Ripley loaned the Company the sum of $250,000 on June 10, 1996, in connection with the Company's acquisition of Acc-U-Tune. The funds were loaned to the Company at an interest rate of prime plus 2%. The entire loan was repaid by the Company to Mr. Ripley on June 17, 1996, including interest of approximately $500.

                       WE JAC CORPORATION AND SUBSIDIARY

9. STOCKHOLDERS' EQUITY

COMMON STOCK

     During the year ended June 30, 1996, the Company completed a private placement of 147,975 shares of Common Stock and received proceeds of approximately $1,143,000, net of direct expenses of approximately $41,000.

TREASURY STOCK

     In January 1997, the Company purchased from a former officer of the Company and another company 247,040 shares of outstanding common stock and options to purchase another 84,865 shares of common stock for a total price of approximately $2,472,000. The transaction was recorded as treasury stock at cost. To finance the purchase, the Company borrowed from its term loan in January 1997. (See Note 5).

COMMON STOCK OPTION PLANS

     In February 1996, the Company adopted the Executive Stock Option Plan under which 175,000 shares of WE JAC Corporation common stock were reserved for the exercise of options granted to employees or directors of the Company. The Board of Directors determines the recipients of the award to be granted, exercise price, vesting period, and number of shares underlying the options.

     The Company applies APB 25 in accounting for its Stock Option Plan, and, accordingly, recognizes compensation expense for any difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS No. 123 on 1996 and 1997 net income and pro forma net loss as stated below is not necessarily representative of the effects on reported net income or loss for future years due to, among other things, (1) the vesting period of the stock options, and (2) the fair market value of additional stock option grants in future years. Had compensation expense been determined based upon the fair market value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income in 1996 and 1997 would have been approximately $1,037,000 and $1,140,000, respectively. The fair value of the options granted during 1996 and 1997 are estimated as $2.02 and $2.59 per share, respectively, on the date of grant using the minimum value method with the following assumptions: dividend yield 0%, risk-free interest rate of 6%, expected life of 5 years, and a 10 year contractual life.

     Additional information with respect to Stock Option activity is summarized as follows:

                                                                       1995                  1996                   1997
                                                                ------------------    -------------------    -------------------
                                                                          WEIGHTED               WEIGHTED               WEIGHTED
                                                                          AVERAGE                AVERAGE                AVERAGE
                                                                          EXERCISE               EXERCISE               EXERCISE
                                                                SHARES     PRICE      SHARES      PRICE      SHARES      PRICE
                                                                ------    --------    -------    --------    -------    --------
Outstanding, beginning of year...............................   84,865     $ 2.23      84,865     $ 2.23     315,991     $ 6.31
Options granted..............................................       --         --     231,126       7.80     213,974      10.00
Options exercised............................................       --         --          --         --          --         --
Options canceled or expired..................................       --         --          --         --     (97,365)      3.00
                                                                ------                -------                -------
Outstanding, end of year.....................................   84,865     $ 2.23     315,991     $ 6.31     432,600     $ 9.79
                                                                ------    --------    -------    --------    -------    --------
                                                                ------    --------    -------    --------    -------    --------
Options exercisable..........................................   84,865     $ 2.23      87,865     $ 2.43     111,875     $ 8.52
                                                                ------    --------    -------    --------    -------    --------
                                                                ------    --------    -------    --------    -------    --------

     The options outstanding at June 30, 1997 range in price from $7.05 to $10.00 and have a weighted average remaining contractual life of 9.21 years.

     During July 1995, the Board of Directors granted the current President of the Company an option to purchase 80,338 shares of WE JAC Corporation common stock at $7.05 per share. The number of shares shall increase proportionally in order that the option continues to equal five percent of the Company's fully diluted, issued and outstanding common stock less shares pursuant to employee stock option and stock purchase plans. The per share price of all additional options are at the then fair market value of the Company's common stock. At June 30, 1997, additional options totaling 12,762 have been

                       WE JAC CORPORATION AND SUBSIDIARY
granted. The option expires ten years from the date of the grant. The options vest in three equal annual installments commencing one year from the date of the grant.

     On October 23, 1996, the Board of Directors granted the current President of the Company an option to purchase 100,000 shares of WE JAC at $10.00 per share. One half of the options vest upon the earlier of (1) the first anniversary date of an IPO, or (2) the time following an IPO when any of the stock of the Company held by the directors and executive officers may be sold. The remaining 50,000 options vest upon the earlier of (1) the second anniversary date of an IPO, or (2) the time following an IPO when any of the stock of the Company held by the directors and executive officers may be sold.

     In November 1995 and 1996, the Company offered an Employee Stock Purchase Plan (the Plan) to encourage and facilitate the purchase of Common Stock by employees of the Company. Under the Plan, employees of the Company who elect to participate may purchase Common Stock at 85% of the fair market value of the Common Stock on the commencement date of each offering period. The Plan permits an enrolled employee to make contributions through the use of payroll deductions or lump sum payments. The aggregate amount of stock which may be purchased under the November 1996 plan is 20,000 shares.

COMMON STOCK WARRANTS

     In December 1995, an area subfranchisor was issued a warrant to purchase 28,000 shares of common stock at the then current fair market value of $7.07 per share. The warrants were exercisable beginning in fiscal year 1996. The warrants expire December 31, 2002.

     On January 27, 1997, the Company granted its Lender and another bank warrants (Warrant Shares) to purchase 12,000 and 3,000 shares, respectively, of Common Stock at $8.00 per share. The Warrant Shares expire upon the earlier of the fifth anniversary of an IPO or April 1, 1998. Commencing June 30, 1997, the number of Warrant Shares will be increased by 77.3336 and 19.3334 shares per day, respectively, until the earlier of the date of the IPO or March 31, 1998.

10. JOINT VENTURE WITH PRAXIS CORPORATION

     During the year ended June 30, 1996, the Company acquired a fifteen percent interest in a joint venture with Praxis Corporation in exchange for the area development rights to Puerto Rico and $100,000. Revenue was recognized for the exchange of the area development rights in the amount of $100,000. The Company also obtained an option to acquire an additional fifteen percent interest over a three year period for a total of $150,000. The goal of the joint venture is to incorporate a company for the purpose of acquiring and carrying on a parts distribution business in Latin America. The Company accounts for its investment in the joint venture using the cost method.

11. EMPLOYEES' SAVINGS PLAN

     The Company maintains a 401(k) plan under which the Company may contribute up to 50% of an employee's first 6% of compensation deferred under the plan. Employees become eligible after attaining the age of 21 and completing six months of employment with the Company. The employees may elect to contribute up to 15% of their annual compensation subject to limitations set forth in the Internal Revenue Code. Employees' contributions vest immediately. The matching contribution vests 20% after two years and in increments of 20% each additional year.

12. PURCHASE OF FRANCHISE RIGHTS

     During the year ended June 30, 1996, Bay Area Precision, Inc. (BAP), an area subfranchisor of the Company, acquired all of the stock of Acc-U-Tune
(AUT). AUT owned twenty-six franchise agreements located in the San Francisco Bay Area. The Company purchased from BAP the franchise agreements and trademarks of AUT for $850,000. Simultaneously, the Company granted BAP additional area franchise rights for the territory occupied by the AUT franchises. The franchise rights acquired from BAP were valued at the acquisition price less the area franchise rights sold. Accordingly, no revenue or expense was recognized by the Company relating to this transaction.

                       WE JAC CORPORATION AND SUBSIDIARY

13. CONTINGENCIES

     The Company is involved in certain litigation and is subject to unasserted claims arising in the ordinary course of business. In the opinion of counsel and management, the ultimate liability, if any, arising from the settlement of these cases will not have a material adverse effect on the financial operations or position of the Company.

14. EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     In late August 1997, the Company plans to enter into a Plan of Reorganization and Agreement for Share Exchange Offers (the Agreement) with Precision Auto Care, Inc., a newly formed corporation. In connection with the Agreement, Precision Auto Care, Inc. formed a wholly-owned subsidiary, WE JAC Acquisition Company. If the agreement is approved by the Company's stockholders, WE JAC Acquisition Company will be merged into the Company and the Company will become a wholly-owned subsidiary of Precision Auto Care, Inc. Each outstanding share of the Company will be converted into a right to receive a share of Precision Auto Care, Inc. common stock.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

BOARD OF DIRECTORS
MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

     We have audited the accompanying consolidated balance sheets of Miracle Industries, Inc. (an S Corporation) as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Miracle Industries, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         /s/ Ernst & Young LLP

Vienna, Virginia
March 28, 1997

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,           JUNE 30,
                                                                                      ------------------------    -----------
                                                                                         1995          1996          1997
                                                                                      -----------   ----------    -----------

                                                                                                                  (Unaudited)
ASSETS
Current assets:
  Cash.............................................................................   $   287,580   $   83,388    $   59,786
  Accounts receivable, less allowance of
     $4,000 and $40,000 at December 31, 1995
     and 1996, respectively........................................................       214,911      794,377       610,218
  Inventories......................................................................       428,301    1,771,496     1,873,727
  Prepaid expenses and other current assets........................................        79,781       26,644        28,613
                                                                                      -----------   ----------    -----------
Total current assets...............................................................     1,010,573    2,675,905     2,572,344

Investment in Indy Ventures, Ltd...................................................            --      251,286       407,468
Property and equipment, net........................................................     2,641,115    3,853,375     3,746,280
Notes receivable-related parties...................................................       150,000           --            --
Intangible assets, net:
  Goodwill.........................................................................       482,294    1,515,664     1,626,428
  Other............................................................................       117,302      155,104       135,592
                                                                                      -----------   ----------    -----------
                                                                                          599,596    1,670,768     1,762,020
                                                                                      -----------   ----------    -----------

Total assets.......................................................................   $ 4,401,284   $8,451,334    $8,488,112
                                                                                      -----------   ----------    -----------
                                                                                      -----------   ----------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................................................   $   223,000   $  469,948    $  444,950
  Lines of credit..................................................................       100,000      395,766       758,652
  Accounts payable, trade..........................................................       140,301    1,198,825       794,161
  Accrued taxes and other liabilities..............................................       157,233      490,251       502,957
                                                                                      -----------   ----------    -----------
Total current liabilities..........................................................       620,534    2,554,790     2,500,720

Long-term debt, net of current portion.............................................     1,681,741    3,449,605     3,809,406

Minority interest in subsidiary....................................................            --      174,720       163,620
                                                                                      -----------   ----------    -----------
Total liabilities..................................................................     2,302,275    6,179,115     6,473,746
Stockholders' equity:
  Common stock, no par value; 100,000 shares
     authorized; 33,254 issued and outstanding
     at December 31, 1995 and 36,919 issued and
     33,619 outstanding at December 31, 1996.......................................     1,973,200    2,339,700     2,476,100
  Retained earnings (deficit)......................................................       125,809      262,519      (131,734 )
                                                                                      -----------   ----------    -----------
                                                                                        2,099,009    2,602,219     2,344,366
  Treasury stock, at cost (3,300 shares)...........................................            --     (330,000)     (330,000 )
                                                                                      -----------   ----------    -----------
Total stockholders' equity.........................................................     2,099,009    2,272,219     2,014,366
                                                                                      -----------   ----------    -----------
Total liabilities and stockholders' equity.........................................   $ 4,401,284   $8,451,334    $8,488,112
                                                                                      -----------   ----------    -----------
                                                                                      -----------   ----------    -----------

                            See accompanying notes.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                                          1995          1996          1996           1997
                                                                       ----------    ----------    -----------    -----------

                                                                                                   (UNAUDITED)    (UNAUDITED)
Revenues:
  Product and equipment sales.......................................   $2,259,758    $8,091,675    $2,948,604     $2,786,412
  Services..........................................................      974,412       976,209       570,052        464,986
                                                                       ----------    ----------    -----------    -----------
                                                                        3,234,170     9,067,884     3,518,656      3,251,398
Cost of sales and operations:
  Product and equipment sales.......................................    1,938,418     6,879,500     2,494,359      2,562,722
  Services..........................................................      499,820       565,890       288,714        302,637
                                                                       ----------    ----------    -----------    -----------
                                                                        2,438,238     7,445,390     2,783,073      2,865,359
Gross profit........................................................      795,932     1,622,494       735,583        386,039
General and administrative expenses.................................      561,138     1,126,030       486,668        539,233
                                                                       ----------    ----------    -----------    -----------
Operating income (loss).............................................      234,794       496,464       248,915       (153,194 )
Other income (expense):
  Other income (expense), net.......................................        3,200        26,579       (50,692 )      (21,372 )
  Interest income...................................................       10,495        13,290            --             74
  Interest expense..................................................     (181,600)     (341,629)     (136,378 )     (230,861 )
                                                                       ----------    ----------    -----------    -----------
                                                                         (167,905)     (301,760)     (187,070 )     (252,159 )
                                                                       ----------    ----------    -----------    -----------
Income (loss) before minority interest..............................       66,889       194,704        61,845       (405,353 )
Minority interest in earnings (loss) of subsidiary..................           --        24,720        (6,390 )      (11,100 )
                                                                       ----------    ----------    -----------    -----------
Net income (loss)...................................................   $   66,889    $  169,984    $   68,235     $ (394,253 )
                                                                       ----------    ----------    -----------    -----------
                                                                       ----------    ----------    -----------    -----------

                            See accompanying notes.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                  COMMON STOCK
                                                            ------------------------
                                                                                                                      TOTAL
                                                            NUMBER OF                   RETAINED     TREASURY     STOCKHOLDERS'
                                                             SHARES        AMOUNT       EARNINGS       STOCK         EQUITY
                                                            ---------    -----------   ----------    ---------    -------------
Balances at January 1, 1995..............................     32,909     $ 1,938,700   $   58,920    $      --     $ 1,997,620
  Issuance of common stock...............................        345          34,500           --           --          34,500
  Net income for 1995....................................         --              --       66,889           --          66,889
                                                            ---------    -----------   ----------    ---------    -------------
Balance at December 31, 1995.............................     33,254       1,973,200      125,809           --       2,099,009
  Issuance of common stock...............................      3,665         366,500           --           --         366,500
  Purchase of treasury stock.............................    ( 3,300)             --           --     (330,000)       (330,000)
  Net income for 1996....................................         --              --      169,984           --         169,984
  Distributions to stockholders..........................         --              --      (33,274)          --         (33,274)
                                                            ---------    -----------   ----------    ---------    -------------
Balance at December 31, 1996.............................     33,619       2,339,700      262,519     (330,000)      2,272,219
  Net loss (unaudited)...................................         --              --     (394,253)          --        (394,253)
  Issuance of common stock (unaudited)...................      1,364         136,400           --           --         136,400
                                                            ---------    -----------   ----------    ---------    -------------
Balance at June 30, 1997 (unaudited).....................     34,983     $ 2,476,100   $ (131,734)   $(330,000)    $ 2,014,366
                                                            ---------    -----------   ----------    ---------    -------------
                                                            ---------    -----------   ----------    ---------    -------------

                            See accompanying notes.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                                    ------------------------    --------------------------
                                                                      1995          1996           1996           1997
                                                                    ---------    -----------    -----------    -----------

                                                                                                (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net income.......................................................   $  66,889    $   169,984    $    68,235     $(394,253)
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization..................................     287,431        413,275        186,055       253,004
  Other..........................................................          --         65,879             --        11,100
  Changes in operating assets and liabilities:
     Accounts receivable.........................................      78,354       (466,637)      (896,220)      184,159
     Inventories.................................................      (5,550)      (460,041)    (1,136,437)     (258,413)
     Prepaid expenses and other current assets...................     (26,305)       108,668         38,565       (17,543)
     Accounts payable............................................     (85,621)       655,763        794,859      (404,664)
     Accrued taxes and other liabilities.........................     (40,972)       109,186        410,161        25,592
                                                                    ---------    -----------    -----------    -----------
Net cash provided by (used in) operating activities..............     274,226        596,077       (534,782)     (601,018)

INVESTING ACTIVITIES
  Purchases of property and equipment............................    (161,336)    (1,521,082)    (1,212,041)      (92,905)
  Issuance of notes receivable  -- related parties...............    (150,000)            --        200,000            --
  Purchase of intangible assets..................................          --             --       (854,180)     (163,768)
                                                                    ---------    -----------    -----------    -----------
Net cash used in investing activities............................    (311,336)    (1,521,082)    (1,866,221)     (256,673)

FINANCING ACTIVITIES
  Proceeds from long-term debt...................................     553,662      2,181,947      2,003,041       359,801
  Repayments of long-term debt...................................    (315,000)    (1,464,360)       (42,340)      (24,998)
  Net proceeds on Line of Credit.................................          --             --        282,000       362,886
  Distributions to stockholders..................................          --        (33,274)       (33,274)           --
  Purchase of treasury stock.....................................          --       (330,000)      (330,000)           --
  Issuance of common shares......................................      34,500        366,500        302,500       136,400
                                                                    ---------    -----------    -----------    -----------
Net cash provided by financing activities........................     273,162        720,813      2,181,927       834,089
                                                                    ---------    -----------    -----------    -----------
Net (decrease) increase in cash and cash equivalents.............     236,052       (204,192)      (219,076)      (23,602)
Cash and cash equivalents, beginning of period...................      51,528        287,580        287,580        83,388
                                                                    ---------    -----------    -----------    -----------
Cash and cash equivalents, end of period.........................   $ 287,580    $    83,388    $    68,504     $  59,786
                                                                    ---------    -----------    -----------    -----------
                                                                    ---------    -----------    -----------    -----------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:

     In 1996, the Company purchased 90% of the capital stock of HydroSpray by converting a $500,000 note receivable into common shares of HydroSpray. See Note 3.

                            See accompanying notes.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING

     Policies

NATURE OF OPERATIONS

     Miracle Industries, Inc. and subsidiary (the Company) owns and operates 10 self-serve car wash facilities in Central Ohio, and distributes and installs car wash equipment, chemicals and supplies nationwide.

PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its 90% owned subsidiary, HydroSpray Car Wash Equipment Co., Ltd. (HydroSpray). HydroSpray was formed in February 1996 to acquire the assets of Don R. Havens Company. HydroSpray manufactures and installs brushless automatic car wash equipment. All significant intercompany accounts and transactions have been eliminated upon consolidation.

     The Company's 50% investment interest in Indy Ventures, Inc. is accounted for using the equity method. The Company recorded an $1,800 loss related to this investment in 1996 which is included in other expense.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents with high quality financial institutions. The Company periodically performs credit evaluations of its customers' financial condition. Large sales of car wash equipment require advance deposits with the balance due upon delivery and installation of the system. A majority of the Company's revenues are to self-serve and automatic car wash owners and operators.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost or market using the average cost method and consisted of the following:

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                  1996         1995
                                                                               ----------    --------
Manufacturing raw materials.................................................   $  524,239    $ 37,395
Work-in-process.............................................................      882,362          --
Finished goods..............................................................       11,393      40,057
Equipment and supplies for resale...........................................      336,802     327,703
Other supplies..............................................................       16,700      23,146
                                                                               ----------    --------
                                                                               $1,771,496    $428,301
                                                                               ----------    --------
                                                                               ----------    --------

REVENUE RECOGNITION

     Car wash revenues are recognized at the time of service. Revenues earned on sales of car wash equipment, chemicals and supplies are recognized upon shipment to customers.

LONG-LIVED ASSETS, INCLUDING INTANGIBLE ASSETS AND GOODWILL

     The Company periodically evaluates its long-lived assets to determine whether any events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. This evaluation is based on the nature of the asset, the future economic benefit of the asset, historical or future profitability measures and external market conditions. If factors

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY
indicate that the carrying amount of the asset may not be recoverable, the Company would determine whether an impairment had occurred through the use of an undiscounted cash flow analysis. If an impairment has occurred, the Company would recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. No such impairments have occurred.

     Intangible assets consist of loan fees, organization costs, covenants not to compete, original product formulas, software development and goodwill. Loan costs are amortized over the term of the loans, which range up to ten years. Organization costs are amortized on a straight line basis over five years. Covenants not-to-compete are amortized on a straight line basis over five years and are fully amortized at December 31, 1996. Original product formulas are amortized on a straight line basis over twenty five years. Software development costs are being amortized over three years. Goodwill, which represents the excess of the purchase price over the fair value of tangible net assets acquired, is amortized on a straight line basis principally over forty years. Amortization expense of approximately $114,000 and $90,000 was recorded during 1996 and 1995, respectively.

     Intangible assets consist of the following at December 31:

                                                                                1996          1995
                                                                             ----------    ----------
Loan costs................................................................   $  112,546    $  112,547
Organization costs........................................................      196,271       161,330
Covenant not-to-compete...................................................      200,000       200,000
Product formulas..........................................................       50,000        50,000
Software development......................................................       36,800            --
Goodwill..................................................................    1,612,620       499,500
                                                                             ----------    ----------
                                                                              2,208,237     1,023,377
Accumulated amortization..................................................     (537,469)     (423,781)
                                                                             ----------    ----------
                                                                             $1,670,768    $  599,596
                                                                             ----------    ----------
                                                                             ----------    ----------

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed principally on a straight line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                                         YEARS
                                                                         -----
Buildings and improvements............................................      40
Equipment.............................................................      10
Vehicles..............................................................       5
Office furniture and equipment........................................    6-10

INCOME TAXES

     Miracle Industries, Inc. is a subchapter S Corporation for federal income tax purposes. HydroSpray Car Wash Equipment Company, Ltd. is a partnership for federal income tax purposes. The tax effects of the companies' income or loss are passed through to the shareholders or partners individually, and no income tax expense or liability for federal income tax purposes is provided for in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's cash, accounts receivable, accounts payable and borrowings under its short term line of credit arrangements approximate their fair values.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

ADVERTISING COSTS

     Costs of advertising are expensed when incurred and totaled approximately $221,000 and $50,000 during the years ended December 31, 1996 and 1995, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                   DECEMBER 31,
                                                                             ------------------------
                                                                                1996          1995
                                                                             ----------    ----------
Land......................................................................   $  646,650    $  607,650
Buildings and improvements................................................    2,267,290     1,242,799
Equipment.................................................................    1,330,741     1,059,162
Vehicles..................................................................      204,810       177,779
Office furniture and equipment............................................      187,142       126,303
                                                                             ----------    ----------
                                                                              4,636,633     3,213,693
Accumulated depreciation..................................................     (783,258)     (572,578)
                                                                             ----------    ----------
Net property, plant and equipment.........................................   $3,853,375    $2,641,115
                                                                             ----------    ----------
                                                                             ----------    ----------

     Depreciation expense was approximately $206,000 and $185,000 during 1996 and 1995, respectively.

3. ACQUISITIONS

     Effective February 29, 1996, the Company acquired a 90% interest in HydroSpray. The acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the assets purchased, and liabilities assumed based on the fair values at the date of acquisition. The excess purchase price over the fair value of net assets acquired was approximately $1.1 million, which the Company recorded as goodwill. The results of operations of the acquired business have been consolidated with those of the Company since the date of acquisition. The Company has the option to purchase the remaining 10% of HydroSpray for $300,000. The net purchase price of HydroSpray was allocated as follows:

Current assets.........................................................................   $ 1,127,260
Property, plant and equipment..........................................................       798,700
Goodwill...............................................................................     1,113,120
Current liabilities....................................................................    (1,044,031)
Long-term liabilities..................................................................    (1,345,049)
                                                                                          -----------
  Net assets acquired..................................................................   $   650,000
                                                                                          -----------
                                                                                          -----------

     The pro forma unaudited results of operations for the years ended December 31, 1996 and assuming the purchase of HydroSpray had been consummated as of January 1, 1996, are as follows:

                                                          1996
                                                       ----------
Revenues............................................   $9,308,389
                                                       ----------
Net income..........................................   $   74,728
                                                       ----------
                                                       ----------

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

4. LINES OF CREDIT

     Miracle Industries, Inc. has two $100,000 revolving lines of credit with a bank. Interest accrues at prime plus one-half percent and is payable monthly. HydroSpray has a $250,000 revolving line of credit with a bank. Interest accrues at the prime rate and is payable monthly. The lines are collateralized by specific assets of the Company and are guaranteed by the stockholders of the company. At December 31, 1996 and 1995, $54,200 and $100,000 was available under these lines.

5. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                                   DECEMBER 31,
                                                                             -------------------------
                                                                                1996          1995
                                                                             ----------    -----------
Note payable to a bank; monthly payments of $15,000 plus interest at prime plus 1/2% through August 2005; collateralized by specific assets and
  guaranteed by the stockholders of the company...........................   $1,544,000     $1,724,000
Note payable to a bank; monthly payments of $17,267 plus interest at the prime rate (fixed at 8.25% until March 1998) through March 2006;
  collateralized by specific assets and guaranteed by the stockholders of
  the company.............................................................    1,326,039             --
Note payable to a former stockholder; annual payments of $50,000 plus
  interest at 6% through March 2001; collateralized by treasury stock.....      250,000             --
Notes payable to banks in monthly installments plus interest at rates ranging from 6.75% to 10.75%; collateralized by specific assets and/or
  guaranteed by stockholders of the company...............................      438,693        180,741
Notes payable to various local community and economic development organization; monthly and semi-annual payments including interest up to
  6%; some collateralized by specific assets and guaranteed by
  stockholders of the company.............................................      112,324             --
Other.....................................................................      248,497             --
                                                                             ----------    -----------
Total long-term debt......................................................    3,919,553      1,904,741
Less current maturities...................................................      469,948        223,000
                                                                             ----------    -----------
Long-term debt, net of current maturities.................................   $3,449,605     $1,681,741
                                                                             ----------    -----------
                                                                             ----------    -----------

     Maturities of long-term debt at December 31, 1996 are as follows:

1997............................................................   $  469,948
1998............................................................      471,594
1999............................................................      429,514
2000............................................................      417,557
2001............................................................      537,152
Thereafter......................................................    1,593,788
                                                                   ----------
                                                                   $3,919,553
                                                                   ----------
                                                                   ----------

     Loan agreements with the Company's two major bank lenders require the Company to maintain certain financial ratios and covenants. These ratios and covenants include, but are not limited to, cash flow ratio, ratio of liabilities to tangible net worth, minimum tangible net worth requirements and minimum debt service coverage. The Company was not in compliance with certain covenants as of December 31, 1996; however, lenders granted waivers of defaults through March 28, 1998.

     The Company paid interest of approximately $342,000 and $182,000 during 1996 and 1995, respectively.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

6. COMMITMENTS

     At December 31, 1996, the Company has lease commitments for two car wash facilities, vehicles and equipment. Rent expense under these operating leases of approximately $104,000 and $36,000 is included in operating expenses for 1996 and 1995, respectively. The future minimum lease payments under non-cancelable operating leases with terms in excess of one year as of December 31 are as follows:

1997..............................................................   $111,000
1998..............................................................     59,000
1999..............................................................     38,000
2000..............................................................     39,000
2001..............................................................     40,000
Thereafter........................................................     84,000
                                                                     --------
                                                                     $371,000
                                                                     --------
                                                                     --------

     The Company co-guaranteed $1,000,000 of borrowings by Indy Ventures, Ltd. (Note 1). HydroSpray has guaranteed approximately $260,000 owed by a customer who financed a car wash equipment package during 1996.

7. RELATED PARTY TRANSACTIONS

PREMA PROPERTIES, LTD.

     The Company sold supplies and equipment of approximately $282,000 and $100,000 during 1996 and 1995, respectively, to Prema Properties, Ltd., a car wash operation of which three stockholders of Miracle Industries collectively own 45%.

DON R. HAVENS COMPANY

     A $50,000 note receivable from Don R. Havens Company outstanding at December 31, 1995, was applied towards the purchase of HydroSpray in February 1996 (Note 1).

LUBE VENTURES, INC.

     During 1995, the Company loaned Lube Ventures, Inc. $100,000 payable on demand plus interest at 9%. Lube Ventures is wholly owned by three stockholders of the Company. During 1996, the Company purchased $113,000 of equipment from Lube Ventures and applied the total principal and interest due towards that purchase.

NOTES RECEIVABLE

     At December 31, 1995, the Company is owed $150,000 in notes receivable from related parties.

MANAGEMENT FEE

     The Company had a five-year management agreement with a related management company jointly owned by four common stockholders that expired in August 1996. The annual management fee was $85,000. Expense for 1996 and 1995 was $56,700 and $85,000, respectively.

CONSULTING AGREEMENT

     The Company agreed to compensate a consultant in shares of common stock valued at $100 per share up to $30,000 per year through 1998. At December 31, 1996 and 1995, the Company accrued compensation expense of $30,000 and issued 300 shares of common stock.

                    MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

8. PROFIT SHARING PLAN

     In 1996, the Company adopted a 401(k) profit sharing plan under which it may make discretionary matching contributions. Employees become eligible after attaining the age of 21 and completing one year of service. Employees may elect to contribute up to 15% of their annual compensation subject to limitations set forth by the Internal Revenue Service. Matching contributions vest after seven years of service. The Company made a matching contribution in 1996 of approximately $8,400.

9. SUBSEQUENT EVENT

     During February 1997, a stockholder loaned the Company $500,000 for short-term working capital requirements. The note accrues interest at prime plus one-half percent ( 1/2%) and is due August 1997.

10. EVENT SUBSEQUENT TO DATE OF

     Auditor's Report In August 1997, the Company plans to enter into a Plan of Reorganization and Agreement for Share Exchange Offers (the Agreement) with Precision Auto Care, Inc., a newly formed corporation. In connection with the Agreement, Precision Auto Care, Inc. formed a wholly-owned subsidiary, Miracle Industries Acquisition Company. If the Agreement is approved by the Company's stockholders, Miracle Industries Acquisition Company will be merged into the Company and the Company will become a wholly-owned subsidiary of Precision Auto Care, Inc. Each outstanding share of the Company's common stock will be converted into a right to receive 21.442 shares of Precision Auto Care, Inc. common stock.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

TO THE STOCKHOLDERS
OF LUBE VENTURES, INC.

     We have audited the accompanying balance sheet of Lube Ventures, Inc. (an S corporation) as of December 31, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lube Ventures, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                         /s/ Ernst & Young LLP

Vienna, Virginia
March 21, 1997

                              LUBE VENTURES, INC.

                                 BALANCE SHEETS

                                                                                                    DECEMBER 31,     JUNE 30,
                                                                                                        1996           1997
                                                                                                    ------------    -----------
                                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash...........................................................................................    $   63,143     $   152,668
  Accounts receivable............................................................................       105,535         328,321
  Inventory......................................................................................       515,017         459,612
  Prepaid expenses...............................................................................         4,817           3,132
                                                                                                    ------------    -----------
Total current assets.............................................................................       688,512         943,733
Investment in Wintersville Lube Depot, LLC.......................................................        83,375              --
Property and equipment, net......................................................................       881,707         860,740
Intangible assets, net...........................................................................        45,489          58,510
Other............................................................................................            --           5,808
                                                                                                    ------------    -----------
Total assets.....................................................................................    $1,699,083     $ 1,868,791
                                                                                                    ------------    -----------
                                                                                                    ------------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................................    $   83,070     $   139,425
  Accrued expenses...............................................................................        48,747          27,379
  Demand note payable to a related party.........................................................        60,000          40,000
  Line of credit.................................................................................       250,000         250,000
  Customer deposits..............................................................................        76,133          68,347
  Current portion, long term debt................................................................       131,984          65,100
  Deferred revenue...............................................................................        32,000          14,001
                                                                                                    ------------    -----------
Total current liabilities........................................................................       681,934         604,252
Long term debt, net of current portion...........................................................       628,142         945,753
                                                                                                    ------------    -----------
Total liabilities................................................................................     1,310,076       1,550,005
Stockholders' equity:
  Common shares, $1 stated value; 850 shares authorized, 100 shares issued and outstanding.......           100             100
  Additional paid-in capital.....................................................................       743,856         743,856
  Accumulated deficit............................................................................      (354,949)       (425,170)
                                                                                                    ------------    -----------
Total stockholders' equity.......................................................................       389,007         318,786
                                                                                                    ------------    -----------
Total liabilities and stockholders' equity.......................................................    $1,699,083     $ 1,868,791
                                                                                                    ------------    -----------
                                                                                                    ------------    -----------

                            See accompanying notes.

                              LUBE VENTURES, INC.

                            STATEMENTS OF OPERATIONS

                                                                        YEARS ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                                       --------------------------    ---------------------------
                                                                          1995            1996          1996            1997
                                                                       -----------     ----------    -----------     -----------
                                                                       (UNAUDITED)                   (UNAUDITED)     (UNAUDITED)
Revenue:
  Product...........................................................   $ 1,165,689     $1,751,272     $ 594,733       $ 690,119
  Service...........................................................       134,680        231,058        55,100          56,681
  Franchise and royalty.............................................            --         71,004        11,681          62,411
                                                                       -----------     ----------    -----------     -----------
                                                                         1,300,369      2,053,334       661,514         809,211
Cost of goods sold..................................................     1,447,283      1,497,510       565,732         695,363
                                                                       -----------     ----------    -----------     -----------
  Gross profit......................................................      (146,914)       555,824        95,782         113,848
General and administrative expenses.................................       196,451        326,560       226,698         159,899
                                                                       -----------     ----------    -----------     -----------
Operating income (loss).............................................      (343,365)       229,264      (130,916)        (46,051)
Other income (expense):
  Interest expense..................................................      (130,059)      (123,090)      (51,866)        (50,754)
  Non-operating rebates.............................................        36,633             --            --             301
  Other.............................................................         5,000          3,625         1,000          26,283
                                                                       -----------     ----------    -----------     -----------
                                                                           (88,426)      (119,465)      (50,866)        (24,170)
                                                                       -----------     ----------    -----------     -----------
Net income (loss)...................................................   $  (431,791)    $  109,799     $(181,782)      $ (70,221)
                                                                       -----------     ----------    -----------     -----------
                                                                       -----------     ----------    -----------     -----------

                            See accompanying notes.

                              LUBE VENTURES, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                     COMMON STOCK
                                                                   ----------------
                                                                   NUMBER              ADDITIONAL                       TOTAL
                                                                     OF                 PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                                                   SHARES    AMOUNT     CAPITAL        DEFICIT         EQUITY
                                                                   ------    ------    ----------    -----------    -------------
Balance at January 1, 1995 (unaudited)..........................     100      $100      $ 149,900     $ (32,957)      $ 117,043
  Net loss for 1995 (unaudited).................................      --        --                     (431,791)       (431,791)
  Contributed capital (unaudited)...............................      --        --        593,956            --         593,956
                                                                   ------    ------    ----------    -----------    -------------
Balance at December 31, 1995 (unaudited)........................     100       100        743,856      (464,748)        279,208
  Net income for 1996...........................................      --        --             --       109,799         109,799
                                                                   ------    ------    ----------    -----------    -------------
Balance at December 31, 1996....................................     100       100        743,856      (354,949)        389,007
  Net loss (unaudited)..........................................      --        --             --       (70,221)        (70,221)
                                                                   ------    ------    ----------    -----------    -------------
Balance at June 30, 1997 (unaudited)............................     100      $100      $ 743,856     $(425,170)      $ 318,786
                                                                   ------    ------    ----------    -----------    -------------
                                                                   ------    ------    ----------    -----------    -------------

                            See accompanying notes.

                              LUBE VENTURES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         YEARS ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                                         -------------------------    ---------------------------
                                                                            1995           1996          1996            1997
                                                                         -----------     ---------    -----------     -----------
                                                                         (UNAUDITED)                  (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).....................................................    $(431,791)     $ 109,799     $(181,782)      $ (70,221)
Adjustments to reconcile net income (loss) to net cash provided (used)
  by operating activities:
  Depreciation and amortization.......................................       49,043         78,740        47,184          35,375
  Changes in operating assets and liabilities:
     Accounts receivable..............................................      (94,098)       (11,437)      (11,668)       (222,786)
     Inventory........................................................       88,016        (91,801)      (62,819)         55,405
     Accounts payable and accrued expenses............................      125,659        (12,306)       41,335          27,201
     Deferred revenue.................................................           --         32,000            --         (17,999)
     Other............................................................       55,278         15,023        40,664         (22,896)
                                                                         -----------     ---------    -----------     -----------
Net cash provided by (used in) by operating activities................     (207,893)       120,018      (127,086)       (215,921)

INVESTING ACTIVITIES
  Purchase of property and equipment..................................     (449,373)      (132,416)      (93,983)         (8,656)
  Purchase of intangible assets.......................................      (26,984)            --            --              --
  Net sale of investment..............................................           --             --            --          83,375
                                                                         -----------     ---------    -----------     -----------
Net cash provided by (used in) investing activities...................     (476,357)      (132,416)      (93,983)         74,719

FINANCING ACTIVITIES
  Net proceeds (payments) long-term debt..............................      (13,983)       115,560       136,308         250,727
  Net proceeds (payments) of related party loans......................      169,478       (130,339)        9,661         (20,000)
  Proceeds from contributed capital...................................      593,956             --            --              --
                                                                         -----------     ---------    -----------     -----------
Net cash (used in) provided by financing activities...................      749,451        (14,779)      145,969         230,727
                                                                         -----------     ---------    -----------     -----------
Net (decrease) increase in cash.......................................       65,201        (27,177)      (75,100)         89,525
Cash, beginning of period.............................................       25,119         90,320        90,320          63,143
                                                                         -----------     ---------    -----------     -----------
Cash, end of period...................................................    $  90,320      $  63,143     $  15,220       $ 152,668
                                                                         -----------     ---------    -----------     -----------
                                                                         -----------     ---------    -----------     -----------

                            See accompanying notes.

                              LUBE VENTURES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Lube Ventures, Inc. (the Company) manufactures and franchises modular automobile oil change and lubrication facilities and owns and operates one automobile lubrication retail site, which services individual motorists. Franchisees purchase a modular oil change facility, pay an initial franchise fee, pay royalty fees of 5% of monthly franchise gross revenues or a flat monthly rate.

INVESTMENT

     The Company's 50% investment interest in Wintersville Lube Depot, LLC, a limited liability company, is accounted for using the equity method. The Company recorded income of approximately $2,600 in 1996 related to this investment which is included in other income. (See Note 7).

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents with high quality financial institutions. The Company periodically performs credit evaluations of its customers' financial condition. Although customers are occasionally granted interim credit, sales of modular units are typically paid in full upon delivery and installation of the unit. The market for quick automobile oil change and lubrication services is primarily individuals and businesses owning automobiles.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are priced at the lower of cost or market using the average cost method and consisted of the following at December 31, 1996:

Manufacturing raw materials.......................................   $131,391
Work-in-process...................................................     22,348
Finished goods....................................................    325,851
Supplies..........................................................     35,427
                                                                     --------
                                                                     $515,017
                                                                     --------
                                                                     --------

REVENUE RECOGNITION

     Revenues from automobile oil change and lubrication services are generally paid in cash and are recognized at the time of service. Revenue earned on sales of modular automobile lubrication units is recognized upon shipment to customers. Revenue from the sale of a franchise is recognized once certain obligations to the franchisee are met. Revenue from royalty fees are recognized when received.

LONG-LIVED ASSETS

     The Company periodically evaluates its long-lived assets to determine whether any events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. This evaluation is based on the nature of the asset, the future economic benefit of the asset, historical or future profitability measures and external market conditions. If factors indicate that the carrying amount of the asset may not be recoverable, the Company would determine whether an impairment had occurred through the use of an undiscounted cash flow analysis. If an impairment has occurred, the Company would recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. No such impairments have occurred.

                              LUBE VENTURES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- Continued INTANGIBLE ASSETS

     Intangible assets consist primarily of franchise rights, facility plans and drawings and organization costs and are amortized on a straight line basis over five years. Amortization expense was approximately $12,000 and $10,000 during 1996 and 1995, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed principally on a straight line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                                          YEARS
                                                                          -----
Buildings and improvements.............................................     40
Equipment..............................................................     10
Vehicles...............................................................      5
Office furniture and equipment.........................................   6-10

INCOME TAXES

     The Company is a subchapter S corporation for federal income tax purposes. The tax effects of the Company's income or loss are passed through to the shareholders individually, and no income tax expense or liability for federal income tax purposes is provided for in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's cash, accounts receivable, accounts payable and borrowings under its short term lines of credit arrangements approximate their fair values.

ADVERTISING COSTS

     Costs of advertising are expensed when incurred and totaled approximately $78,000 and $69,000 during the years ended December 31, 1996 and 1995, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                                           DECEMBER 31,
                                                                                               1996
                                                                                           ------------
Land....................................................................................     $202,275
Buildings and improvements..............................................................      466,140
Equipment...............................................................................       37,762
Vehicles................................................................................      112,698
Office furniture and equipment..........................................................      108,202
Property under capital lease............................................................       62,971
                                                                                           ------------
                                                                                              990,048
Accumulated depreciation................................................................     (108,341)
                                                                                           ------------
Net property, plant and equipment.......................................................     $881,707
                                                                                           ------------
                                                                                           ------------

                              LUBE VENTURES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

2. PROPERTY, PLANT AND EQUIPMENT -- Continued
     Depreciation expense was approximately $66,000 and $39,000 in 1996 and 1995, respectively. The cost and net book value of assets recorded under capital leases was $62,971 at December 31, 1996. Amortization of leased assets is included in depreciation and amortization expense.

3. FRANCHISE OBLIGATIONS, FEES AND ROYALTIES

     The Company offers its modular oil change and lubrication units to customers through ten year franchise agreements. The purchased franchise, "Lube Depot," provides the franchisee the lubrication unit, auxiliary equipment, training, delivery and assembly. During 1996, the Company recorded $60,600 in franchise fee revenue and $10,400 in royalty revenue. Included in intangible assets at December 31, 1996 are franchise organization costs of approximately $19,000.

4. LINE OF CREDIT

     The Company has a $250,000 revolving line of credit with a bank which expires in November 1999. Interest accrues at prime plus one and one-half percent and is payable monthly. The line is collateralized by real estate, equipment, inventories and is guaranteed by the stockholders of the Company. At December 31, 1996, no further borrowings were available under the line.

5. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1996:

Notes payable to banks and capital lease obligations, monthly payments ranging from $500 to $5,000 plus interest rates ranging from 9.5% to 10.75%, collateralized by specific
  assets and guaranteed by the stockholders of the Company...............................   $ 760,126
Less current maturities..................................................................    (131,984)
                                                                                            ---------
Long-term debt, net of current maturities................................................   $ 628,142
                                                                                            ---------
                                                                                            ---------

     Maturities of long-term debt at December 31, 1996 are as follows:

1997......................................................................................   $131,984
1998......................................................................................    143,086
1999......................................................................................    147,848
2000......................................................................................    100,170
2001......................................................................................     69,951
Thereafter................................................................................    167,087
                                                                                             --------
                                                                                             $760,126
                                                                                             --------
                                                                                             --------

     The Company was not in compliance with covenants in certain loan agreements with respect to approximately $328,000 of outstanding long-term debt. The lenders involved have amended the related agreements to permit the Company to be in compliance with such covenants through March 21, 1998.

     The Company paid interest of approximately $123,000 and $130,000 during 1996 and 1995, respectively.

6. RELATED PARTY TRANSACTIONS

MIRACLE INDUSTRIES, INC.

     During 1995, the Company borrowed $100,000 from Miracle Industries, Inc., a related party through common ownership, payable on demand plus interest at 9%. During 1996, the Company sold two modular lubrication facilities and a computer for a total sales price of $113,000 to Miracle Industries, Inc. In lieu of cash payment, Miracle Industries, Inc. applied the purchase price to the principal and interest balance due.

                              LUBE VENTURES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

6. RELATED PARTY TRANSACTIONS -- Continued
MIRACLE PARTNERS, INC.

     During 1996, the Company borrowed $81,500 from Miracle Partners, Inc. The balance was repaid at December 31, 1996. A $25,000 note payable to Miracle Partners, Inc. outstanding at December 31, 1995, was repaid during 1996.

ACCOUNTS RECEIVABLE

     At December 31, 1996, the Company is owed approximately $67,000 in accounts receivable from related parties.

DEMAND NOTES PAYABLE

     At December 31, 1996, the Company owes $60,000 in demand notes to related parties.

7. SUBSEQUENT EVENTS

     In February 1997, the Company sold its 50% interest in Wintersville Lube Depot, LLC for $100,000.

     Effective March 6, 1997, the Company received a guaranty loan in the amount of $750,000 from the First National Bank of Zanesville. Seventy-five percent of the loan is guaranteed by the U.S. Small Business Administration. The interest rate on the guaranteed portion is 9.75% and 8.25% on the unguaranteed portion, to be adjusted every five years. The loan will expire in March 2020. The majority of the proceeds were used to pay off the line of credit and selected outstanding debt balances.

8. EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     In August 1997, the Company plans to enter into a Plan of Reorganization and Agreement for Share Exchange Offers (the Agreement) with Precision Auto Care, Inc., a newly formed corporation. In connection with the Agreement, Precision Auto Care, Inc. formed a wholly-owned subsidiary, Lube Ventures Acquisition Company. If the Agreement is approved by the Company's stockholders, Lube Ventures Acquisition Company will be merged into the Company and the Company will become a wholly-owned subsidiary of Precision Auto Care, Inc. Each outstanding share of the Company's common stock will be converted into a right to receive 1,691.680 shares of Precision Auto Care, Inc. common stock.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND PARTNERS
PREMA PROPERTIES, LTD.

     We have audited the accompanying balance sheet of Prema Properties, Ltd. (a Limited Liability Company) as of December 31, 1996 and the related statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prema Properties, Ltd., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                         /s/ Ernst & Young LLP

Vienna, Virginia
March 21, 1997

                             PREMA PROPERTIES, LTD.
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                                                                                                    DECEMBER 31,     JUNE 30,
                                                                                                        1996           1997
                                                                                                    ------------    -----------
                                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash...........................................................................................    $   66,825     $    31,960
  Inventory......................................................................................        12,000          12,000
                                                                                                    ------------    -----------
Total current assets.............................................................................        78,825          43,960
Investment.......................................................................................        67,698          67,698
Property and equipment, net......................................................................     3,108,087       3,031,981
                                                                                                    ------------    -----------
Total assets.....................................................................................    $3,254,610     $ 3,143,639
                                                                                                    ------------    -----------
                                                                                                    ------------    -----------
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Note payable, related party....................................................................    $  448,793     $   578,793
  Accounts payable...............................................................................        85,080          48,363
  Current maturities, capital lease obligations..................................................        14,960          16,500
  Current maturities, long term debt.............................................................       172,600         228,300
                                                                                                    ------------    -----------
Total current liabilities........................................................................       721,433         871,956
Capital lease obligations, net of current maturities.............................................       114,242         105,479
Long term debt, net of current maturities........................................................     2,226,097       2,078,544
                                                                                                    ------------    -----------
Total liabilities................................................................................     3,061,772       3,055,979
Total members' equity............................................................................       192,838          87,660
                                                                                                    ------------    -----------
Total liabilities and members' equity............................................................    $3,254,610     $ 3,143,639
                                                                                                    ------------    -----------
                                                                                                    ------------    -----------

                            See accompanying notes.

                             PREMA PROPERTIES, LTD.
                         (A LIMITED LIABILITY COMPANY)

                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                                                                                            SIX MONTHS ENDED
                                                                           YEARS ENDED DECEMBER 31,             JUNE 30,
                                                                           ------------------------    --------------------------
                                                                              1995          1996          1996           1997
                                                                           -----------    ---------    -----------    -----------
                                                                           (UNAUDITED)                 (UNAUDITED)    (UNAUDITED)
Revenue.................................................................    $ 353,854     $ 672,161     $ 311,927      $ 389,682
Direct operating costs..................................................      234,738       608,705       374,278        323,263
                                                                           -----------    ---------    -----------    -----------
  Gross profit..........................................................      119,116        63,456       (62,351)        66,419
General and administrative expenses.....................................       24,834        52,354        31,060         23,454
                                                                           -----------    ---------    -----------    -----------
Operating income (loss).................................................       94,282        11,102       (93,411)        42,965
Other income (expense):
  Interest expense......................................................      (76,659)     (214,143)      (77,935)      (148,143)
  Other income (expense)................................................       (4,380)       10,578            --             --
                                                                           -----------    ---------    -----------    -----------
                                                                              (81,039)     (203,565)      (77,935)      (148,143)
                                                                           -----------    ---------    -----------    -----------
Net (loss) income.......................................................       13,243      (192,463)     (171,346)      (105,178)
Members' equity, beginning of year......................................      372,058       385,301       385,301        192,838
                                                                           -----------    ---------    -----------    -----------
Members' equity, end of year............................................    $ 385,301     $ 192,838     $ 213,955      $  87,660
                                                                           -----------    ---------    -----------    -----------
                                                                           -----------    ---------    -----------    -----------

                            See accompanying notes.

                             PREMA PROPERTIES, LTD.
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                                                      ---------------------------    ---------------------------
                                                                         1995            1996           1996            1997
                                                                      -----------     -----------    -----------     -----------
                                                                      (UNAUDITED)                     (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income..................................................    $  13,243      $  (192,463)   $  (171,346)     $(105,178)
Adjustments to reconcile net (loss) income to cash
  provided by operating activities:
  Depreciation and amortization....................................       86,490          164,473         65,790        101,844
  Other............................................................        4,380          (10,578)            --             --
  Changes in operating assets and liabilities:
     Inventory.....................................................       (4,500)          (7,500)       (12,500)            --
     Accounts payable..............................................       10,457           74,623         25,629        (36,717)
                                                                      -----------     -----------    -----------     -----------
Net cash provided by (used in) operating activities................      110,070           28,555        (92,427)       (40,051)

INVESTING ACTIVITIES
  Net purchases of property and equipment..........................     (122,248)      (1,931,950)    (1,640,376)       (25,738)
  Purchase of investment...........................................      (61,500)              --             --             --
  Other............................................................           --          (23,365)            --             --
                                                                      -----------     -----------    -----------     -----------
Net cash used in investing activities:.............................     (183,748)      (1,955,315)    (1,640,376)       (25,738)

FINANCING ACTIVITIES
  Proceeds from notes payable......................................      185,000          348,793        117,398        130,000
  Principal payments under capital lease obligation................           --           (4,548)            --         (7,223)
  Proceeds from long-term debt.....................................           --        1,766,482      1,700,954         55,700
  Principal payments on long-term debt.............................      (83,230)        (146,780)            --       (147,553)
                                                                      -----------     -----------    -----------     -----------
Net cash provided by financing activities..........................      101,770        1,963,947      1,818,352         30,924
                                                                      -----------     -----------    -----------     -----------
Net increase (decrease) in cash....................................       28,092           37,187         85,549        (34,865)
Cash, beginning of period..........................................        1,546           29,638         29,638         66,825
                                                                      -----------     -----------    -----------     -----------
Cash, end of period................................................    $  29,638      $    66,825    $   115,187      $  31,960
                                                                      -----------     -----------    -----------     -----------
                                                                      -----------     -----------    -----------     -----------

                            See accompanying notes.

                             PREMA PROPERTIES, LTD.
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Prema Properties, Ltd. (the Company), owns and operates self-serve car wash facilities and a quick lube facility in seven locations throughout Ohio. Virtually all of the Company's customers are individual automobile owners.

INVESTMENTS

     The Company's 50% investment interest in Tamarack Circle Car Wash, a general partnership, is accounted for using the equity method. The Company recorded approximately $11,000 of income in 1996 related to this investment which is included in other income.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of chemicals and supplies and are priced at the lower of cost or market using the average cost method.

REVENUE RECOGNITION

     Car wash revenues are received in cash and recognized at the time of service.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed principally on a straight line basis over the estimated useful lives of the related assets. Estimated useful lives are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements.................................     40
Equipment..................................................     10

INCOME TAXES

     The Company is an Ohio limited liability corporation, and is treated as a partnership for federal income tax purposes. The tax effect of the Company's income or loss is passed through to the members individually and no income tax expense or liability for federal income tax purposes is provided for in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's cash, accounts payable and demand notes payable approximate their fair values.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                             PREMA PROPERTIES, LTD.
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at December 31, 1996:

Land........................................................................   $  471,352
Buildings and improvements..................................................    1,118,934
Equipment...................................................................    1,764,726
                                                                               ----------
                                                                                3,355,012
Accumulated depreciation....................................................     (246,925)
                                                                               ----------
Net property, plant and equipment...........................................   $3,108,087
                                                                               ----------
                                                                               ----------

     Depreciation expense was approximately $164,000 and $86,000 during 1996 and 1995 respectively. During 1996, the Company purchased approximately $134,000 in office equipment under capital leases. The net book value of these assets was approximately $128,000 at December 31, 1996. Amortization of leased assets is included in depreciation and amortization expense.

3. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31, 1996:

Various notes payable to banks; monthly payments ranging from $1,200 to
  $9,600, plus interest at rates ranging from 9% to 10.25%; collateralized
  by real estate............................................................   $2,398,697
Less current maturities.....................................................      172,600
                                                                               ----------
Long-term debt, net of current maturities...................................   $2,226,097
                                                                               ----------
                                                                               ----------

     Maturities of long-term debt at December 31, 1996 are as follows:

1997................................................   $  172,600
1998................................................      326,000
1999................................................      514,500
2000................................................      123,500
2001................................................      133,900
Thereafter..........................................    1,128,197
                                                       ----------
                                                       $2,398,697
                                                       ----------
                                                       ----------

     The Company paid interest of approximately $214,000 and $77,000 during 1996 and 1995, respectively.

     Included in 1996 interest expense is approximately $31,000 of interest paid to a related party. (See Note 5).

                             PREMA PROPERTIES, LTD.
                         (A LIMITED LIABILITY COMPANY)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

4. CAPITAL LEASE OBLIGATIONS

     The future minimum lease payments under capital lease obligations as of December 31, 1996 are as follows:

1997..........................................................................   $ 31,862
1998..........................................................................     37,884
1999..........................................................................     40,895
2000..........................................................................     40,895
2001..........................................................................     27,264
                                                                                 --------
Net minimum lease payments....................................................    178,800
Amount representing interest..................................................    (49,598)
                                                                                 --------
Present value of net minimum lease payments, including current maturities of
  $14,960.....................................................................   $129,202
                                                                                 --------
                                                                                 --------

5. RELATED PARTY TRANSACTIONS

MIRACLE INDUSTRIES, INC. AND SUBSIDIARY

     The Company purchased car wash supplies and equipment of approximately $282,000 and $100,000 during 1996 and 1995, respectively from Miracle Industries, Inc., a company with common ownership. At December 31, 1996, accounts payable to Miracle Industries, Inc. totaled approximately $59,000.

NOTE PAYABLE

     The Company holds a note payable to Pella Company, which bears interest at 9.25% and is payable on demand. Pella Company is a related party through common ownership, and manages the operations of the Company. The note was extended to the Company to finance the purchase of additional property and equipment. At December 31, 1996 the balance due was approximately $449,000. (See Note 3).

6. EVENT SUBSEQUENT TO DATE OF AUDITOR'S REPORT

     In August 1997, the Company plans to enter into a Plan of Reorganization and Agreement for Exchange Share Offers (the Agreement) with Precision Auto Care, Inc., a newly formed corporation. In connection with the Agreement, Precision Auto Care, Inc. has agreed to make an offer to exchange 1,488.890 shares of Precision Auto Care, Inc. common stock for each outstanding one percentage membership interest of the Company.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

BOARD OF DIRECTORS
PRECISION AUTO CARE, INC.

     We have audited the accompanying balance sheet of Precision Auto Care, Inc. as of June 30, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Precision Auto Care, Inc. at June 30, 1997 in conformity with generally accepted accounting principles.

                                         /s/ Ernst & Young LLP

Vienna, Virginia
August 15, 1997

                           PRECISION AUTO CARE, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997

ASSETS
  Cash...............................................................................................................   $1,000
                                                                                                                        ------
                                                                                                                        ------

LIABILITIES AND STOCKHOLDER EQUITY
  Preferred stock, $.01 par; 1,000,000 shares authorized;
     0 shares issued and outstanding.................................................................................   $   --
  Common stock; $.01 par; 19,000,000 shares authorized; 100 shares issued and
     outstanding.....................................................................................................        1
  Additional paid-in capital.........................................................................................      999
                                                                                                                        ------
                                                                                                                        $1,000
                                                                                                                        ------
                                                                                                                        ------

                            See accompanying Notes.

                           PRECISION AUTO CARE, INC.

                          NOTE TO FINANCIAL STATEMENT

                                 JUNE 30, 1997

1. ORGANIZATION

     Precision Auto Care, Inc. was incorporated in April 1997 and has conducted no business as of June 30, 1997 and was organized to carry out a proposed Plan of Reorganization and Agreement for Exchange Share Offers.

                      (This Page Intentionally Left Blank)

                      (This Page Intentionally Left Blank)

                      (This Page Intentionally Left Blank)

------------------------------------------------------------------------------
------------------------------------------------------------------------------
NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE OFFICERS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE AS OF WHICH INFORMATION IS SET FORTH HEREIN.

                               ------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                   ----
Prospectus Summary..............................     3
Summary Financial Data..........................     5
Risk Factors....................................     7
Use of Proceeds.................................    13
Dividend Policy.................................    14
Capitalization..................................    15
Dilution........................................    15
Unaudited Pro Forma Combined Financial
  Statements....................................    16
Selected Financial Data.........................    20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    23
Business........................................    35
Management......................................    50
Principal and Selling Shareholders..............    56
The Combination.................................    57
Certain Transactions............................    62
Description of Capital Stock....................    64
Shares Eligible for Future Sale.................    66
Underwriting....................................    68
Legal Matters...................................    69
Experts.........................................    69
Available Information...........................    69
Index to Financial Statements...................   F-1

                               ------------------

UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                       ,000 SHARES


                     (Precision Auto Care logo appears here)

                                  COMMON STOCK

                           --------------------------

                              P R O S P E C T U S
                           --------------------------

                           A.G. EDWARDS & SONS, INC.
                              FERRIS, BAKER WATTS
                                  Incorporated

                                            , 1997

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses in connection with the distribution of the securities being registered hereunder, other than underwriting discounts and commissions:

Securities and Exchange Commission Fee..................................................   $    8,817
NASD filing fee.........................................................................        3,500
Blue Sky fees and expenses..............................................................       10,000
Printing and engraving expenses.........................................................      200,000
Legal fees and expenses.................................................................    1,050,000
Accounting fees and expenses............................................................      710,000
Transfer agent and registrar's fees.....................................................       10,000
Miscellaneous expenses..................................................................        7,683
                                                                                           ----------
     Total..............................................................................   $2,000,000
                                                                                           ----------
                                                                                           ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation of the Company provide that, to the fullest extent permitted by the Virginia Stock Corporation Act, the Company shall indemnify current and former directors and officers of the Company against any and all liabilities and expenses in connection with their services to the Company in such capacities. The Articles of Incorporation further mandate that the Company shall advance expenses to its directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Articles of Incorporation also permit the Company, by action of its Board of Directors, to indemnify its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

     The Articles of Incorporation of the Company provide that, to the fullest extent permitted by the Virginia Stock Corporation Act, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages. Under current Virginia law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director or officer except for the director or officer's (a) willful misconduct, (b) knowing violation of any criminal law or of any federal or state securities law, including (without limitation), any claim of unlawful insider trading or manipulation of the market for any security, or (c) payment of unlawful distributions, including dividends and stock redemptions.

     The Articles of Incorporation of the Company authorize the Company to purchase liability insurance for its officers and directors and the Company currently maintains such insurance coverage on behalf of its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the organization of the Company, 100 shares of Common Stock were issued to WE JAC Corporation for a purchase price of $1,000 in transactions which were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof. WE JAC Corporation represented that it was acquiring such shares for investment purposes only and not with a view to distribution within the meaning of the Securities Act. The stock certificates representing such shares bear restrictive legends. Such shares will be canceled in connection with the closing of the Mergers.


     In connection with the transactions contemplated by the Plan of Reorganization and Agreement for Combination of Businesses dated as of August 27, 1997, by and among the Company, WE JAC Corporation, Miracle Industries, Inc., Lube Ventures, Inc., Rocky Mountain Ventures, Inc., Rocky Mountain Ventures II, Inc., Miracle Partner, Inc., Prema Properties, LLC, Ralston Car Wash, LLC and KBG, LLC, the Company has sold and will issue an aggregate of 305,060 shares of its common stock in transactions which are exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof and Rule 152 promulgated thereunder. The stock certificates representing such shares bear restrictive legends and the five individuals who will acquire such shares have represented to the Company they are acquiring the shares for investment purposes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT NO.                                                  DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------
    1         Form of Underwriting Agreement among Precision Auto Care, Inc. (the "Company"), A.G. Edwards & Sons, Inc.
              and Ferris, Baker Watts, Incorporated.**
    2.1       Plan of Reorganization and Agreement for Combination of Businesses dated as of August 27, 1997 by and among the Company, WE JAC Corporation, Miracle Industries, Inc., Lube Ventures, Inc., Rocky Mountain
              Ventures, Inc., Rocky Mountain Ventures II, Inc., Miracle Partners, Inc., Prema Properties, LLC, Ralston
              Car Wash, LLC and KBG LLC.**
    3.1       Articles of Incorporation of the Company.**
    3.2       By-Laws of the Company.**
    4.1       Form of stock certificate.**
    5         Opinion of Miles & Stockbridge, a Professional Corporation.**
   10.1       WE JAC Corporation 1996 Stock Option Plan.**
   10.2       WE JAC Corporation 1997 Employee Stock Purchase Plan.**
   10.3       Precision Auto Care 1997 Stock Option Plan.**
   10.4       Employment Agreement between the Company and John F. Ripley*.
   10.5       Employment Agreement between the Company and James A. Hay.**
   10.6       Employment Agreement between the Company and William Klumb**.
   10.7       Employment Agreement between the Company and Arnold Janofsky.**
   10.8       Employment Agreement between the Company and Grant G. Nicolai.**
   10.9       Employment Agreement between the Company and Peter Kendrick.**
   10.10      Consulting Agreement between the Company and Ernest Malas.**
   10.11      Statement of Understanding among Precision Tune Auto Care, Inc. and the Association of Precision Tune Area
              Subfranchisors Members dated October 12, 1997**
   21         Subsidiaries of the Company.**
   23.1       Consents of Ernst & Young LLP, independent auditors.*
   23.2       Consent of Miles & Stockbridge, a Professional Corporation (included in the opinion filed as Exhibit 5).**
   24         Powers of Attorney.**


---------------

 * Filed herewith.

** Previously filed.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, Bylaws or laws of the Commonwealth of Virginia or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration in reliance upon Rule 403A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 3, 1997.


                                         PRECISION AUTO CARE, INC.

                                         By:__________________*_________________
                                                      JOHN F. RIPLEY
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 3rd day of November, 1997.



                      SIGNATURE                                            TITLE                             DATE
------------------------------------------------------  -------------------------------------------   ------------------

                          *                             Director                                      November 3, 1997
                  LYNN E. CARUTHERS

                          *                             President and Chief Executive Officer and     November 3, 1997
                    JOHN F. RIPLEY                        Director

                  /s/ Peter Kendrick                    Senior Vice President -- Finance (Principal   November 3, 1997
                    PETER KENDRICK                        Financial and Accounting Officer)

                          *                             Director                                      November 3, 1997
                   WOODLEY A. ALLEN

                          *                             Director                                      November 3, 1997
                    GEORGE BAVELIS

                          *                             Director                                      November 3, 1997
                 BERNARD H. CLINEBURG

                          *                             Director                                      November 3, 1997
                   CLARENCE E. DEAL

                          *                             Director                                      November 3, 1997
                   EFFIE ELIOPULOS

                          *                             Director                                      November 3, 1997
                    BASSAM IBRAHIM

                          *                             Director                                      November 3, 1997
                    ARTHUR KELLAR

                      SIGNATURE                                            TITLE                             DATE
------------------------------------------------------  -------------------------------------------   ------------------
                                                        Director                                      November 3, 1997
                  RICHARD O. JOHNSON

                          *                             Director                                      November 3, 1997
                 HARRY G. PAPPAS, JR.

                          *                             Director                                      November 3, 1997
                   GERALD ZAMENSKY

                          *                             Director                                      November 3, 1997
                   WILLIAM R. KLUMB

               *By:/s/ Arnold Janofsky
                   ARNOLD JANOFSKY
                   ATTORNEY-IN-FACT

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                       WE JAC CORPORATION AND SUBSIDIARY
                  FOR YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                                               COL. C
                    COL. A                          COL. B                   ADDITIONS                   COL. D
----------------------------------------------   -------------    --------------------------------    -------------
                                                  BALANCE AT      CHARGED TO     CHARGED TO OTHER          (1)
                                                 BEGINNING OF      COSTS AND        ACCOUNTS --       DEDUCTIONS --
                 DESCRIPTION                        PERIOD         EXPENSES          DESCRIBE           DESCRIBE
----------------------------------------------   -------------    -----------    -----------------    -------------
Year ended June 30, 1997:
Deducted from assets accounts:
Allowance for doubtful accounts                     534,009          704,915                              937,697
Allowance for notes receivable                      179,456          133,666                              115,511
                                                 ----------------------------                         -------------
                                         Total      713,465          838,581                            1,053,208

Year ended June 30, 1996:
Deducted from assets accounts:
Allowance for doubtful accounts                     414,339          394,577                              274,907
Allowance for notes receivable                      232,305           46,949                               99,798
                                                 ----------------------------                         -------------
                                         Total      646,644          441,526                              374,705

Year ended June 30, 1995:
Deducted from assets accounts:
Allowance for doubtful accounts                     624,567          248,568                              458,796
Allowance for notes receivable                      272,555          (40,250)
                                                 ----------------------------                         -------------
                                         Total      897,122          208,318                              458,796


                    COL. A                          COL. E
----------------------------------------------  ---------------

                                                BALANCE AT END
                 DESCRIPTION                       OF PERIOD
----------------------------------------------  ---------------
Year ended June 30, 1997:
Deducted from assets accounts:
Allowance for doubtful accounts                     301,227
Allowance for notes receivable                      197,611

                                         Total      498,838
Year ended June 30, 1996:
Deducted from assets accounts:
Allowance for doubtful accounts                     534,009
Allowance for notes receivable                      179,456

                                         Total      713,465
Year ended June 30, 1995:
Deducted from assets accounts:
Allowance for doubtful accounts                     414,339
Allowance for notes receivable                      232,305

                                         Total      646,644

---------------

(1) Represents accounts written off against the reserve.